As filed with the Securities and Exchange Commission on February 10, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
----------------
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

uBid.com Holdings, Inc.
(formerly known as Cape Coastal Trading Corporation)
(Exact name of registrant as specified in its charter)

Delaware	5961	52-2372260
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Number)	(IRS Employer Identification Number)

8550 West Bryn Mawr, Suite 200
Chicago, Illinois 60631
(773) 272-5000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert H. Tomlinson, Jr.
President and Chief Executive Officer
uBid.com Holdings, Inc.
8550 West Bryn Mawr, Suite 200
Chicago, Illinois 60631
(773) 272-5000

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Louis W. Zehil
Rachel Williams Mantz
McGuireWoods LLP
1345 Avenue of the Americas
Seventh Floor
New York, NY 10105-0106
Telephone: (212) 548-2138
Facsimile: (212) 548-2175

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _____________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value per share	24,113,447(3)	$6.475(2)	$156,134,569.33	$16,706.40

(1) Includes 3,903,338 shares of common stock issuable upon the exercise of warrants.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended (the “Securities Act”) based on the average of the bid and ask price as of February 7, 2006 on the OTC bulletin board.
(3) Pursuant to Rule 416 of the Securities Act, there are also being registered hereunder additional shares of common stock as may be issued to the selling stockholders because of any future stock dividends, stock distributions, stock splits, similar capital readjustments or other anti-dilution adjustments.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated February 10, 2006

24,113,447 Shares

The holders of common stock and warrants to purchase shares of common stock of uBid.com Holdings, Inc. may offer and sell from time to time up to an aggregate amount of 24,113,447 shares of our common stock for their own accounts. We will not receive any proceeds from the sale of the shares other than the exercise price, if any, payable to us upon exercise of the warrants.

The common stock may be offered from time to time by the selling stockholders through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and in other ways as described in the “Plan of Distribution.”

The number of shares being registered for resale under this prospectus consists of 20,210,109 outstanding shares of our common stock and 3,903,338 shares of our common stock issuable upon the exercise of warrants. The selling stockholders acquired the shares of common stock and warrants in private equity purchases, in connection with our recently completed merger or as stockholders of the pre-merger public company, Cape Coastal Trading Corporation. We are registering the offer and sale of the common stock, including common stock underlying warrants, to satisfy registration rights we have granted to the selling stockholders.

The common stock was quoted on the OTC bulletin board under the symbol “CCTR.OB” from October 29, 2004 until December 14, 2005. Beginning on December 15, 2005, as a result of a reverse stock split, the common stock began to temporarily trade under the symbol “CCSR.OB.” Beginning on February 10, 2006, the common stock will trade under the symbol “UBHI.OB.” The last reported price of our common stock on the OTC bulletin board on February 7, 2006 was $6.25.

Investing in our common stock involves risks. You should read the section entitled “Risk Factors” beginning on page 6 for a discussion of certain risk factors that you should consider before buying shares of our common stock.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                              , 2006

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus but might not contain all of the information that is important to you. Before investing in our common stock, you should read the entire prospectus carefully, including the “Risk Factors” section and our historical financial statements and the notes thereto included elsewhere in this prospectus.

For purposes of this prospectus, unless otherwise indicated or the context otherwise requires, all references herein to “uBid,” “we,” “us” and “our” refer to uBid.com Holdings, Inc. and our subsidiaries (after the December 29, 2005 merger described below and/or to uBid, Inc. and its subsidiaries before such date).

Our Company

uBid.com Holdings, Inc. is a holding company for our wholly-owned subsidiary, uBid, Inc., which operates an online marketplace located at www.ubid.com offering new, close-out, overstock and refurbished merchandise to both consumers and businesses using auction style and fixed price formats. We offer consumers a trustworthy buying environment in which we continually monitor and certify all merchants by processing 100% of all transactions between buyers and sellers. Our marketplace offers brand-name merchandise from over 200 product categories including computer products, consumer electronics, apparel, housewares, watches, jewelry, travel, sporting goods, home improvement products and collectibles.

Our business model provides value for consumers, manufacturers, distributors, retailers and other approved third party merchants. Consumers shop in a trustworthy and secure online marketplace and have the opportunity to bid on popular, brand-name products realizing product savings of generally 20% to 80% off retail prices. Our online marketplace provides merchants with an efficient and economical distribution channel for maximizing revenue on their merchandise. Merchants can monetize overstock and close-out inventory, expand their customer base and increase sales without compromising existing distribution channels.

Our online marketplace is available 24 hours a day, seven days a week and currently offers over 200,000 items each day. Since the first offer of product in December 1997, our marketplace has facilitated over $1 billion in net revenues and has registered 5 million members.

We began operations in 1997 primarily selling computer and consumer electronics on our online auction style marketplace as a wholly-owned subsidiary of PC Mall. In December 1998, uBid completed an initial public offering.

In April 2000, CMGI, Inc. acquired ownership of uBid in a stock-for-stock merger transaction valued at approximately $407 million. Upon closing of this transaction, we became a wholly-owned subsidiary of CMGI.

On April 2, 2003, CMGI sold substantially all of the assets and non-related party liabilities of uBid to Takumi Interactive, Inc., an investment vehicle of Petters Group Worldwide, LLC (“Petters Group”), which changed its name to uBid, Inc. immediately after the acquisition. As a result of the transaction, uBid became a separate stand-alone business owned substantially by the Petters Group.

Recent Developments

On December 29, 2005 (the “Closing Date”), Cape Coastal Trading Corporation (the previous public reporting entity), uBid Acquisition Co., Inc. (“Acquisition Sub”) and uBid, Inc. entered into a Merger Agreement and Plan of Reorganization. Under the Merger Agreement, Acquisition Sub merged with and into uBid, Inc., with uBid, Inc. remaining as the surviving corporation and a wholly-owned subsidiary of Cape Coastal Trading Corporation (or “Cape Coastal”). On the Closing Date, the holders of uBid’s issued and outstanding capital stock before the merger surrendered all of the issued and outstanding capital stock of uBid and received 8,800,000 shares of our common stock with up to 444,444 shares of common stock subject to redemption. The stockholders of Cape Coastal Trading Corporation before the merger retained 599,331 shares of common stock. Before the merger, Cape Coastal Trading Corporation was a public shell company. Our business operations following the transactions discussed above will be those of uBid.

The merger will be treated as a recapitalization of uBid for financial accounting purposes. Accordingly, the historical financial statements of Cape Coastal before the merger will be replaced with the historical financial statements of uBid before the merger (including, when applicable, the historical financial statements of uBid’s predecessor company) in all future filings with the SEC.

Also on the Closing Date, we completed the first part of a private offering to accredited investors. We sold 10,000,003 shares of our common stock and warrants to purchase 2,500,003 shares of our common stock, for aggregate consideration of approximately $45 million. Some of the investors participating in the offering held notes that were issued by uBid. Rather than accepting cash as consideration for the repayment of such notes, those investors agreed to cancel the notes in exchange for shares and warrants. The Closing Date consideration consisted of approximately $29.5 million in cash and $15.5 million in cancelled debt. Of the shares issued in the first part of the private offering, 2,222,224 were subject to redemption by uBid. On the Closing Date, we issued additional warrants to purchase 333,333 shares of our common stock to the note holders who held our bridge notes and we issued warrants to purchase 230,000 shares of our common stock to our placement agents in the offering.

On February 3, 2006, we completed the second part of a private offering to accredited investors. In this offering, we sold 3,000,000 shares of our common stock and warrants to purchase 750,002 shares of our common stock. On February 6, 2006, we redeemed a total of 2,666,668 shares of common stock issued in connection with the merger and the first part of the private offering, at a price of $4.50 per share and issued 600,667 shares of common stock to Cape Coastal and uBid’s financial advisor, Calico Capital Group, LLC. We issued additional warrants to purchase 90,000 shares of our common stock to our placement agents.

On February 10, 2006, we amended our Certificate of Incorporation to change our name from Cape Coastal Trading Corporation to “uBid.com Holdings, Inc.”

Corporate Information

Cape Coastal Trading Corporation, now known as uBid.com Holdings, Inc., was incorporated under the laws of the State of New York in 2002 and reincorporated under the laws of the State of Delaware in December 2005. Our principal executive offices are located at 8550 West Bryn Mawr, Suite 200, Chicago, Illinois 60631. The telephone number at our principal executive offices is (773) 272-5000. Our website address is www.ubid.com. Information contained on our website is not deemed part of this prospectus.

The Offering

Common stock offered	24,113,447 shares

Offering Price	Market price or privately negotiated price

Common stock outstanding (1)	20,333,333 shares as of February 7, 2006

Use of proceeds
We will not receive any proceeds from the sale of the shares offered by the selling stockholders. Any proceeds we receive from the selling stockholders upon their exercise of warrants to purchase the shares included in the shares that are being offered by them hereunder will be used for general working capital purposes and capital expenditures.

OTC bulletin board symbol	“UBHI.OB”

Risk Factors
An investment in our common stock involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” beginning on page 6 and the other information contained in this prospectus before making an investment decision regarding our common stock.

_______________________
(1) The number of shares outstanding excludes:

-	1,721,700 shares of common stock issuable upon the exercise of options outstanding under our equity incentive plan, having a weighted exercise price of $4.50 per share;

-	778,300 shares of common stock reserved for future grant under our equity compensation plan;

-	3,250,005 shares of common stock issuable upon the exercise of outstanding warrants, at an exercise price of $5.85 per share; and

-	653,333 shares of common stock issuable upon the exercise of outstanding warrants, at an exercise price of $4.50 per share.

Summary Financial Information and Other Data

The following table sets forth our summary financial information and other data. Income statement data for the fiscal years ended July 31, 2002 and December 31, 2004, for the eight month period ended March 31, 2003 and for the nine month period ended December 31, 2003 have been derived from audited financial statements. Income statement data for the four months ended July 31, 2000, and the fiscal year ended July 31, 2001 and the nine months ended September 30, 2004 and 2005 have been derived from unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair statement of the results of operation and financial position for such periods and as of such dates. Results for the nine months ended September 30, 2004 and 2005 are not necessarily indicative of results for the full year. Certain factors that affect the comparability of the information set forth in the following table are described in the notes thereto. In addition, the data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Financial Statements of uBid and related notes thereto included elsewhere in this prospectus.

The current uBid business was substantially acquired by Petters Group in April 2003 at which time purchase accounting was applied to adjust all carrying values to estimated current market value (after deduction for negative goodwill) and the business started accounting for all of its costs of operations without allocations of such costs from its prior parent. Due to these changes in ownership, differing styles of operations by the different owners and the application of purchase accounting, the financial results for the periods presented are not comparable.

Summary Financial Data
(in thousands, except share and per share data)

	Predecessor Company (1)				uBid (2)
							Nine Months Ended
	4 Months Ended July 31, 2000	Year Ended July 31, 2001	Year Ended July 31, 2002	8 Months Ended March 31, 2003	9 Months Ended December 31, 2003	Year Ended December 31, 2004	September 30, 2004	September 30, 2005
Net Revenues	$119,073	$436,184	$385,995	$103,484	$65,656	$87,002	$66,964	$65,297

Loss From Operations (3)	(48,011)	(143,933)	(184,132)	(129,038)	(340)	(5,207)	(1,955)	(4,975)

Interest Expense, Net	(243)	742	8,279	6,006	630	1,102	894	1,497

Net Loss	(47,768)	(144,675)	(192,411)	(135,044)	(970)	(6,309)	(2,849)	(6,472)

Preferred Stock Dividends	-	-	-	-	60	60	45	45
Net Loss Available to Common Shareholders	$(47,768)	$(144,675)	$(192,411)	$(135,044)	$(1,030)	$(6,369)	$(2,894)	$(6,517)
Net Loss per share: (4) Basic and Diluted EPS	N/M	N/M	N/M	N/M	$(961)	$(5,941)	$(2,700)	$(6,079)
Weighted average shares - Basic and Diluted	N/M	N/M	N/M	N/M	1,072	1,072	1,072	1,072

Pro Forma (5) Net Loss Per Share Basic and Diluted	N/M	N/M	N/M	N/M	$(.41)	$(2.56)	$(1.16)	$(2.62)

Weighted average shares Basic and Diluted	N/M	N/M	N/M	N/M	2,487,107	2,487,107	2,487,107	2,487,107

(1) Predecessor financials for the four month period ended July 31, 2000 and the years ended July 31, 2001 and 2002 and the eight months ended March 31, 2003 were derived solely from the accounting records of CMGI, the sole shareholder of our predecessor (which acquired our business in April 2000), and using the historical results of operations, and historical basis of assets and liabilities of our predecessor's business. The statement of operations includes fees charged for certain corporate functions historically provided to us by CMGI, including administrative services (accounting, human resources, tax services, legal and treasury), inventory management and order fulfillment, information systems operation and administration, and advertising services. These fees were allocated on a specifically identifiable basis or using the relative percentages, as compared to CMGI's other business, of net revenues, payroll, net cost of goods sold, square footage, headcount or other.
(2) The current uBid business was substantially acquired by Petters Group in April 2003 at which time purchase accounting was applied to adjust all carrying values to estimated current market value (after deduction for negative goodwill) and the business started accounting for all of its costs of operations without allocations of such costs from its prior parent. Due to these changes in ownership, differing styles of operations by the different owners and the application of purchase accounting, the financial results for the periods presented are not comparable.
(3) In April, 2000, CMGI acquired uBid and recorded $367.0 million in goodwill which it amortized over a three-year period before the impairment of all remaining goodwill of $89.4 million (as well as the impairment of $3.9 million of property and equipment) during the period ended March 31, 2003. Pro forma net loss for the four months ended July 31, 2000 and the fiscal years ended July 31, 2001 and 2002 would have been $18.8 million, $17.6 million and $70.4 million, had uBid not amortized goodwill during these periods. Net loss per share would have been $6.12, $5.74 and $22.94.
(4) Computation for periods ended before April 2003 is not meaningful (N/M) because there was no common stock outstanding during those periods and for periods thereafter, is based upon the number of common shares of uBid outstanding before the December 29, 2005 merger.
(5) This pro forma data reflects the weighted average shares and loss per share as if the 1,072 common shares of uBid actually outstanding for the periods above had been converted into the number of common shares that resulted from applying the exchange ratio implicit upon the merger of uBid into a subsidiary of Cape Coastal Trading Corporation.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks below before making an investment decision. Our business, financial or results of operations could be materially adversely affected by any of these risks. In such an event, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Company

Revenue growth in prior periods may not be indicative of our future growth.

Our revenues have fluctuated significantly in the past as a result of varying amounts of funds we have spent on advertising and inventory supply and may fluctuate significantly in the future as a result of changes made in our business over the past eight years. These changes in our business, including changes in ownership, prevent the meaningful use of period-to-period comparisons of financial results. Accordingly, investors should not rely on past revenue growth rates as a prediction of our future growth. For a discussion of the changes to our business over the past eight years, see “Business,” beginning on page 51.

We have a history of operating losses which may continue.

We have a history of losses and may continue to incur operating and net losses for the foreseeable future. uBid incurred a net loss of approximately $6.3 million for the year ended December 31, 2004. As of September 30, 2005, our retained deficit was $13.9 million. We have not achieved profitability on an annual basis. We may not be able to reach a level of revenue to achieve profitability. If our revenues grow more slowly than anticipated or if operating expenses exceed expectations, then we may not be able to achieve profitability in the near future or at all, which may depress our stock price.

Our financial results fluctuate and may be difficult to forecast.

Our quarterly revenues, expenses and operating results are unpredictable. We expect that our operating results will continue to fluctuate in the future due to a number of factors, some of which are beyond our control. These factors include:

▪	our ability to increase our brand awareness;

▪	our ability to attract visitors to our website and convert those visitors into bidders and customers;

▪	our ability to increase our customer base;

▪	the amount and timing of costs relating to the expansion of our operations, including sales and marketing expenditures;

▪	our ability to sell products at auction at the price targets we set;

▪	our ability to introduce new types of merchandise, service offerings or customer services in a competitive environment;

▪	our ability to control our gross margins;

▪	technical difficulties consumers might encounter in using our website;

▪	our ability to manage third party outsourced operations;

▪	our ability to sell our inventory in a timely manner and maintain customer satisfaction;

▪	delays in shipments as a result of computer systems failures, strikes or other problems with our delivery service or credit card processing providers;

▪	the availability and pricing of merchandise from manufacturers, suppliers and vendors;

▪	the amount of returns of our merchandise;

▪	product obsolescence and price erosion;

▪	consumer confidence in encrypted transactions on the Internet;

▪	our ability to obtain cost effective advertising on other entities’ websites; and

▪	the effectiveness of offline advertising in generating additional traffic to our website.

Due to all of these factors, our operating results may fall below the expectations of investors, which could cause a decline in the price of our common stock.

Losing key personnel could affect our ability to successfully grow our business.

Our future performance depends substantially on the continued service of our senior management and other key personnel. In particular, our success depends upon the continued efforts of our management personnel, including our President and Chief Executive Officer, Robert H. Tomlinson, Jr., our Executive Vice President, Timothy E. Takesue, our Chief Marketing Officer, Anthony Priore, and other members of the senior management team. Messrs. Tomlinson, Takesue and Priore have executed employment agreements, but these agreements do not guarantee continued employment. We do not currently maintain key person life insurance. If our senior management were to resign or no longer be able to serve as our employees, it could impair our revenue growth, business and future prospects.

Our business may suffer if we do not attract and retain additional highly skilled personnel.

To meet our expected growth, we believe that our future success will depend upon our ability to hire, train and retain other highly skilled personnel. Competition for quality personnel is intense among technology and Internet-related businesses such as ours. We cannot be sure that we will be successful in hiring, assimilating or retaining the necessary personnel, and our failure to do so could cause our operating results to fall below our projected growth and profit targets.

We are a holding company that depends on cash flow from uBid, Inc., our wholly-owned subsidiary, to meet our obligations.

We are a holding company with no material assets other than the stock of our wholly-owned subsidiary. Accordingly, all our operations are conducted by uBid, Inc., our wholly-owned subsidiary. We currently expect that the earnings and cash flow of our subsidiary will primarily be retained and used by it in its operations, including servicing any debt obligations it may have now or in the future. Accordingly, although we do not anticipate paying any dividends in the foreseeable future, our subsidiary may not be able to generate sufficient cash flow to distribute funds to us in order to allow us to pay future dividends on, or make any distributions with respect to our common stock.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain those qualified officers, directors and members of board committees required to provide for our effective management because of the recent changes in the rules and regulations that govern publicly held companies, including, but not limited to, certifications by principal executive officers. The enactment of the Sarbanes-Oxley Act has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the SEC, as well as the adoption of new and more stringent rules by the stock exchanges and NASDAQ. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting roles as directors and executive officers.

Further, some of these recent changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the corporation and level of experience in finance and accounting matters. Because we are relatively new as a stand-alone company, we may have difficulty attracting and retaining directors with the requisite qualifications. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to obtain or retain listing of our shares of common stock on any stock exchange or NASDAQ (assuming we elect to seek and are successful in obtaining such listing) could be adversely affected.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or detect fraud. Consequently, investors could lose confidence in our financial reporting and this may decrease the trading price of our stock.

We must maintain effective internal controls to provide reliable financial reports and detect fraud. We have been assessing our internal controls to identify areas that need improvement. We are in the process of implementing changes to internal controls, but have not yet completed implementing these changes. Failure to implement these changes to our internal controls or any others that we identify as necessary to maintain an effective system of internal controls could harm our operating results and cause investors to lose confidence in our reported financial information. Any such loss of confidence would have a negative effect on the trading price of our stock.

Regulatory requirements may materially adversely affect us.

We are subject to various regulatory requirements, including the Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act requires the evaluation and determination of the effectiveness of a company’s internal control over its financial reporting. If it is determined that we have a material weakness in our internal control over financial reporting, we could incur additional costs and suffer adverse publicity and other consequences of any such determination.

All liabilities of Cape Coastal Trading Corporation survived the merger and Cape Coastal may have undisclosed liabilities that could harm our revenues, business, prospects, financial condition and results of operations.

Before the merger with Cape Coastal, we and our legal counsel conducted due diligence on Cape Coastal customary and appropriate for a merger transaction. However, the due diligence process may not have revealed all material liabilities of Cape Coastal currently existing or which may be asserted in the future against us relating to Cape Coastal activities before the consummation of the merger. The Merger Agreement contains a limited stockholder post-closing adjustment to the number of shares of common stock issued to pre-merger uBid stockholders as a means of providing a remedy for breaches of representations made in the Merger Agreement by Cape Coastal, including representations related to undisclosed Cape Coastal liabilities, however, there is no comparable protection offered to our other investors. Any such liabilities of Cape Coastal survived the merger and could harm our revenues, business, prospects, financial condition and results of operations upon our acceptance of responsibility for such liabilities.

Risks Related to Our Business

We may not be successful in developing brand awareness, and the failure to do so could significantly harm our business and financial condition.

We believe that the importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of our brand will depend largely on our ability to increase our customer base. If suppliers do not perceive us as an effective marketing and sales channel for their merchandise, or if consumers do not perceive us as offering an entertaining and efficient way to purchase merchandise, we may be unsuccessful in promoting and maintaining our brand. To attract and retain customers and promote our brand, we expect to increase our marketing and advertising budgets. Failure to successfully promote our brand in a cost effective manner or achieve a leading position in Internet commerce could significantly reduce the revenues we are able to generate from our operations.

Our failure to remain competitive may significantly hinder our growth.

The electronic commerce marketplace is rapidly evolving and intensely competitive, and we expect competition to intensify in the future. We compete with a variety of other companies based on the type of merchandise and the sales format they offer to customers. These competitors include, but are not limited to:

▪	Various online auction houses such as eBay.com, Amazon.com Auctions, Yahoo! Auctions, and Bidz.com.

▪
A number of e-commerce companies focused primarily on excess and overstock products with fixed price format, including Amazon.com, Overstock.com, Shopping.com, eCost.com, BlueFly.com and SmartBargains.com.

▪	A variety of offline auction companies that offer similar merchandise to that available in our marketplace supply.

▪	Merchants that have their own direct distribution channels for excess inventory or refurbished products.

▪
Companies with substantial customer bases in the computer and peripherals catalog business, including CDW Computer Centers, PC Connection and PC Mall, some of which already sell online or may devote more resources to e-commerce in the future.

Some of our current and potential competitors have established or may establish cooperative relationships among themselves or directly with suppliers to obtain exclusive or semi-exclusive sources of merchandise. In addition, there has been consolidation in the industry, which may continue in the future. Accordingly, new competitors or alliances among competitors and suppliers may emerge and rapidly acquire market share. Further, manufacturers may elect to sell their products directly. Increased competition is likely to reduce our operating margins, cause us to lose market share and/or diminish the value of our brand. The occurrence of any of these events could significantly harm our business.

Many of our current and potential competitors have significantly greater financial, marketing, customer support, technical and other resources than we have. As a result, these competitors may be able to secure merchandise from suppliers on more favorable terms than we do. They may also be able to respond more quickly to changes in customer preferences or devote greater resources to developing and promoting their merchandise. We cannot ensure that we will be able to successfully compete against current and future competitors. Our failure to operate competitively in the marketplace could reduce the amount of revenue we are able to generate in the future.

We may need to raise additional capital to meet our business requirements in the future and such capital raising may be costly or difficult to obtain and could dilute current stockholders’ ownership interests.

We may need additional capital in the future, which may not be available on reasonable terms or at all. The raising of additional capital may dilute our current stockholders’ ownership interests. We may need to raise additional funds through public or private debt or equity financings to meet various objectives including, but not limited to:

▪	pursuing growth opportunities, including more rapid expansion;

▪	acquiring complementary businesses;

▪	making capital improvements to improve our infrastructure;

▪	hiring qualified management and key employees;

▪	developing new services or products;

▪	responding to competitive pressures;

▪	complying with regulatory requirements such as licensing and registration; and

▪	maintaining compliance with applicable laws.

Any additional capital raised through the sale of equity or equity backed securities may dilute current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities because our assets would be owned by a larger pool of outstanding equity. The terms of those securities issued by us in future capital transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect.

Furthermore, any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all. If we are unable to obtain required additional capital, we may have to curtail our growth plans or cut back on existing business and, further, we may not be able to continue operating if we do not generate sufficient revenues from operations needed to stay in business.

We may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. We may also be required to recognize non-cash expenses in connection with certain securities we issue, such as convertible notes and warrants, which may adversely impact our financial condition.

If the products that we offer do not reflect our customers’ tastes and preferences, our revenues and profit margins could decrease.

Our success depends in part on our ability to offer products and services that reflect consumers’ tastes and preferences. Consumers’ tastes are subject to frequent, significant and sometimes unpredictable changes. Because the products that we sell typically consist of manufacturers’ and retailers’ excess inventory, we have limited control over the specific products that we offer for sale. If the merchandise we offer for sale fails to satisfy customers’ tastes or respond to changes in customer preferences, our sales could suffer and we could be required to mark down unsold inventory which could depress profit margins. In addition, any failure to offer products and services in line with customers’ preferences could allow competitors to gain market share, which could harm our business, results of operations and financial condition.

Our growth and future success depends on our ability to generate traffic to our website and we may not be able to effectively do so.

Our ability to sell products on our online marketplace depends substantially on our ability to attract traffic to our website. We have traditionally spent significant amounts of money for online advertising to attract such traffic. We expect that our sales and marketing expenses, including advertising expenditures, will increase as we attempt to generate increased traffic to our website. If we are unable to generate traffic to our website cost effectively, or if our efforts to promote our auctions using both online and offline media are not successful, our growth and business prospects may be substantially limited.

We depend to some extent on relationships with other online companies through which we place our advertising and expect that our dependence on these relationships will increase in the future. These relationships include:

▪	portal arrangements and agreements for anchor tenancy on other companies’ websites;

▪	sponsorships;

▪	promotional placements;

▪	banner advertisements; and

▪	other online advertising including paid searches.

Generally, these arrangements have terms for up to three years, are not exclusive, do not provide for guaranteed renewal, and may be terminated by us without cause. The risks created by our dependence on these relationships include the following:

▪	competitors may purchase exclusive rights to attractive space on one or more key websites;

▪	our online partners might be unable to deliver a sufficient number of customer visits or impressions;

▪	significant spending on these relationships may not increase our revenues in the time periods we expect or at all;

▪	our online partners could compete with us for limited online auction revenues; and

▪	space on websites may increase in price or cease to be available to us on reasonable terms or at all.

If other online companies terminate any of our arrangements, or if we fail to continue to acquire similar arrangements in the future, this could materially reduce the amount of revenue we are able to generate from our operations.

Our business channel, uBid Direct, may subject us to risks of decreased or negative gross margins.

We currently purchase most of the merchandise to be sold on our marketplace, and in doing so assume the inventory and price risks of this merchandise. These risks are especially significant because most of the merchandise we sell is subject to rapid technological change, obsolescence and price erosion. Because we rely heavily on purchased inventory, our success will depend on our ability to sell such inventory rapidly through our website. We also rely heavily on the ability of our buying staff to purchase inventory at attractive prices relative to resale value and our ability to manage customer returns and the shrinkage resulting from theft, loss and misrecording of inventory.

Due to the inherently unpredictable nature of the auction style format, it is impossible for us to determine with certainty whether any item will sell for more than the price we pay for it. Further, because minimum opening bid prices for the merchandise listed on our website generally are lower than the acquisition costs for the merchandise, we cannot be certain that we will achieve positive gross margins on any given sale. If we are unable to liquidate our purchased inventory rapidly, if our buying staff fails to purchase inventory at attractive prices relative to resale value at auction, or if we fail to predict with accuracy the resale prices for our purchased merchandise, we may have to sell our inventory at a discount or at a loss. This could negatively impact our revenues and profitability.

We rely on third parties to maintain our critical systems and, if these third parties fail to perform their services adequately, we could experience disruptions in our operations.

We rely on a number of third parties, including our Internet hosting facility and telephone company, for Internet and telecommunications access, fulfillment and delivery services, credit card processing and software services. We have limited control over these third parties and no long-term relationships with any of them. For example, we do not own a gateway onto the Internet. From time to time, we have experienced temporary interruptions in our website connection and our telecommunications access. Slow Internet transmissions or prolonged interruptions in our website connection or telecommunications access could materially harm our business.

We and our certified merchants use UPS, Federal Express, DHL and USPS delivery services for substantially all of our products. Should any of these third party service providers be unable to deliver our products for a sustained period because of a strike or other reason, we may not be able to engage other suitable service providers on a timely basis, or upon favorable terms, which could harm our business. In addition, uBid and our certified merchants could experience delays in shipment due to computer systems failures or other problems related to third party service providers. Delays in shipment could reduce the volume of orders that we are able to fulfill, increase our delivery costs or cause customer dissatisfaction with our business.

Our internally developed auction software depends on operating system, database and server software that was developed and produced by and licensed from third parties. We have, from time to time, discovered errors and defects in the software from these third parties and we rely to some extent on these third parties to correct errors and defects in a timely manner. If we are unable to develop and maintain satisfactory relationships with these third parties on acceptable commercial terms, or if the quality of products and services provided by these third parties falls below a satisfactory standard, we could experience disruptions in our ability to operate our business.

Our business may suffer from capacity constraints or system interruptions.

A key element of our strategy is to generate a high volume of traffic to our website. Our revenues depend substantially on the number of customers who use our website to purchase merchandise. Accordingly, the satisfactory performance, reliability and availability of our website, transaction-processing systems, network infrastructure and delivery and shipping systems are critical to our operating results, as well as to our reputation and ability to attract and retain customers and maintain adequate inventory and customer service levels.

Periodically, we have experienced minor systems interruptions, including Internet disruptions, which we believe may continue to occur from time to time. Any systems interruptions, including Internet disruptions that make our website inaccessible or reduce our order fulfillment performance, would reduce the volume of goods we are able to sell, which could harm our business. We are continually enhancing and expanding our transaction processing systems, network infrastructure, delivery and shipping systems and other technologies to accommodate a substantial increase in the volume of traffic on our website. We cannot assure you that we will be successful in these efforts or that we will be able to project accurately the rate or timing of increases, if any, in the use of our website or timely expand and upgrade our systems and infrastructure to accommodate these increases. We cannot assure you that our network or our suppliers’ networks will be able to timely achieve or maintain a sufficiently high capacity of data transmission, especially if our website traffic increases. If we fail to achieve or maintain our capabilities for high capacity data transmission, consumer demand for our services could decline, negatively impacting our revenues from operations.

If the facility where substantially all of our computer and communications hardware is located fails, this may harm our business, results of operations and financial condition.

Our success, and, in particular, our ability to successfully receive and fulfill orders and provide high-quality customer service, largely depend on the efficient and uninterrupted operation of our computer and communications hardware systems. Most of the computer and communications hardware that runs the website is located at a single co-location facility in Lisle, Illinois. The redundancy and the failover technology built at the co-location facility can handle a few simultaneous hardware failures. Failure of a majority of the hardware at the same time will harm tremendously the functioning of the website and receiving orders. We have implemented a formal disaster recovery plan and back up process to protect our data and systems. We also maintain business interruption insurance. We have created a disaster recovery strategy but have not formally tested such strategy and there is no guarantee that the disaster recovery strategy will be able to bring the fully functional website back in a reasonable amount of time. The hardware and data security measures we have created may not protect our systems from interruptions or be sufficient to repair, recover or otherwise compensate us for loss or damage to such systems or data. Also, despite the implementation of such network security measures, our systems and data remain vulnerable to computer viruses, physical or electronic break-ins, fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, earthquake and similar events which could lead to interruptions, delays, damage, loss of critical data or the inability to accept and fulfill customer orders. In such events, our network security measures may be insufficient to repair or recover the lost or damaged systems or data or compensate us for losses that may occur. The occurrence of any of the foregoing events could harm our ability to operate our business, our future ability to attract and retain customers and our revenue growth.

We may not be able to sustain or grow our business unless we keep up with rapid technology changes.

The Internet and electronic commerce industries are characterized by:

▪	rapidly changing technology;

▪	evolving industry standards and practices that could render our website and proprietary technology obsolete;

▪	changes in consumer demands; and

▪	frequent introductions of new services or products that embody new technologies.

Our future performance will depend, in part, on our ability to develop, license or acquire leading technologies, enhance our existing services and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. Developing website and other proprietary technology involves significant technical and business risks. We also cannot assure you that we will be able to successfully use new technologies or adapt our website and proprietary technology to emerging industry standards. We may not be able to remain competitive or sustain growth if we do not adapt to changing market conditions or customer requirements.

We may suffer disruption in our business because of changes in our systems, facilities and fulfillment activities.

We believe that our success is dependent in large part upon our ability to provide prompt and efficient service to our customers. Any failure of our information management systems or distribution capabilities could impair our ability to receive and process customer orders and ship products on a timely basis.

We expect to upgrade our software and hardware systems on a continuing basis. The transition to, or upgrading of, our hardware and software systems could result in delays, failures or execution difficulties that could impair our ability to receive and process orders and ship products in a timely manner.

We are currently evaluating an upgrade to our enterprise resource planning applications (“ERP”). These applications support our back office operations. Upgrades may be required to the ERP applications to ensure that such applications stay current on the latest applicable version. By design, these upgrades are time consuming, expensive and intrusive to daily business operations. Conducting such upgrades could result in a failure to our operating systems or may cause a delay in fulfillment of orders received through our online auction platform. Undertaking such an upgrade will require significant capital expenditures that may result in a diversion of funds required for general operating expenses, which may result in an adverse effect to our ongoing business operations.

To date, we have had various interruptions to our service because of loss of power and telecommunications connections. Our insurance coverage may not be adequate to compensate for all losses that may occur because of any future service interruptions. Our servers are vulnerable to computer viruses, physical or electronic break-ins, attempts by third parties to overload our systems and similar disruptive problems. Any of these problems could cause interruptions, delays, loss of data or cessation in service to our users.

Technological or other assaults on our service could harm our business.

We are vulnerable to coordinated attempts to overload our systems with data, resulting in denial or reduction of service to some or all of our users for a period. The occurrence of any such event could reduce our revenue.

Our inability to adequately protect our proprietary technology could adversely affect our business.

Our proprietary technology is one of the keys to our performance and ability to remain competitive. We rely on a combination of trademark, copyright and trade secret laws to establish and protect our proprietary rights. We also use technical measures, confidentiality agreements and non-compete agreements to protect our proprietary rights. Our uBid service mark is registered in the United States. However, we may not be able to secure significant protection for our service marks or trademarks. Our competitors or others could adopt product or service names similar to “uBid” or our other service marks or trademarks. Any of these actions by others might impede our ability to build brand identity and could lead to customer confusion. Our inability to protect our service mark or trademarks adequately could adversely affect our business and financial condition, and the value of our brand name and other intangible assets.

We rely on copyright laws to protect our proprietary software and trade secret laws to protect the source code for our proprietary software. We generally enter into agreements with our employees and consultants and limit access to and distribution of our software, documentation and other proprietary information. The steps we take to protect our proprietary information may not prevent misappropriation of our technology, and the agreements we enter into for that purpose might not be enforceable. A third party might obtain and use our software or other proprietary information without authorization or develop similar software independently. It is difficult for us to police the unauthorized use of our technology, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other transmitted data. The laws of other countries may not provide us with adequate or effective protection of our intellectual property.

We may infringe on third party intellectual property rights and could become involved in costly intellectual property litigation.

Other parties claiming infringement by our software or other aspects of our business could sue us. We are not currently involved in any suit that would have a material effect on our business.

However, any future claims, with or without merit, could impair our business and financial condition because they could:

▪	result in significant litigation costs;

▪	divert the attention of management;

▪	divert resources; or

▪	require us to enter into royalty and licensing agreements that may not be available on terms acceptable to us or at all.

In the future, we may also file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Litigation over these issues, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could reduce our profitability.

We may experience unexpected expenses or delays in service enhancements if we are unable to license third party technology on commercially reasonable terms.

We rely on a variety of technology that we license from third parties, such as Microsoft and Oracle. These third party technology licenses might not continue to be available to us on commercially reasonable terms or at all. If we are unable to obtain or maintain these licenses on favorable terms, or at all, we could experience delays in completing and developing our proprietary software.

The listing or sale of pirated, counterfeit or illegal items by third parties may harm our business and reputation.

We may be unable to prevent third parties from listing unlawful goods, and we may be subject to allegations of civil or criminal liability for unlawful activities carried out by third parties through our website. In the future, we may find it necessary to implement additional measures to protect further against the potential liabilities that could require us to spend substantial resources and/or to reduce revenues by discontinuing certain service offerings. Any costs incurred because of liability or asserted liability relating to the sale of unlawful goods or the unlawful sale of goods could harm our revenues, business, prospects, financial condition and results of operations. Negative publicity generated because of the foregoing could damage our reputation, harm our business and diminish the value of the uBid brand name.

We may be liable if third parties misappropriate our customers’ personal information.

If third parties are able to penetrate our network security or otherwise misappropriate our customers’ personal information or credit card information, or if we give third parties improper access to our customers’ personal information or credit card information, we could be subject to liability. This liability could include claims for unauthorized purchases with credit card information, impersonation or other similar fraud claims. This liability could also include claims for other misuse of personal information, including unauthorized marketing purposes. These claims could result in litigation. Liability for misappropriation of this information could adversely affect our business. In addition, the Federal Trade Commission and state agencies have been investigating various Internet companies regarding their use of personal information. We could incur additional expenses from the introduction of new regulations regarding the use of personal information or from government agencies investigating our privacy practices.

We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information, such as customer credit card numbers. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise or breach of the algorithms that we use to protect customer transaction data. If any such compromise of our security were to occur, it could harm our reputation, business, prospects, financial condition and results of operations. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. We cannot assure you that our security measures will prevent security breaches or that failure to prevent such security breaches will not harm our business, prospects, financial condition and results of operations.

We may be subject to product liability claims that could be costly and time consuming.

We sell products manufactured by third parties, some of which may be defective. If any product that we sell were to cause physical injury or injury to property, the injured party or parties could bring claims against us as the retailer of the product. Our insurance coverage may not be adequate to cover every possible claim asserted.

We may encounter barriers to international expansion, which could limit our future growth and adversely affect our business and financial condition.

We do not currently have any website content localized for foreign markets, and may not be able to establish a global presence. Our expansion into international markets will require significant management attention and financial resources.

Engaging in business on a global level carries inherent risks that could adversely affect our profitability, such as:

▪	differing regulatory requirements;

▪	longer payment cycles;

▪	export restrictions;

▪	problems in collecting accounts receivable;

▪	difficulties in staffing and managing foreign operations;

▪	political instability;

▪	difficulties in protecting our intellectual property rights;

▪	fluctuations in currency exchange rates; and

▪	potentially adverse tax consequences.

In addition, export laws restrict some types of software that contain encryption technology and we could become subject to liability for any violations of these export restrictions. We may not be able to successfully market, sell and distribute our products in foreign markets. The occurrence of one or more of these events could have a material adverse effect on our future global operations, and consequently, on our business and financial condition as a whole.

Credit card fraud could adversely affect our business.

We do not carry insurance against the risk of credit card fraud, so the failure to control adequately fraudulent credit card transactions could reduce our net revenues and gross margin. We have implemented technology to help us detect the fraudulent use of credit card information. However, we may in the future suffer losses because of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, we may be liable for fraudulent credit card transactions because we do not obtain a cardholder’s signature. If we are unable to detect or control credit card fraud, our liability for these transactions could increase our cost of doing business and reduce our profitability.

If one or more states successfully assert that we should collect sales or other taxes on the sale of our merchandise or the merchandise of third parties that we offer for sale on our website, our business could be harmed.

We have not collected nor do we currently collect sales or other similar taxes for physical shipments of goods into states other than Illinois. One or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us and other out-of-state companies that engage in online commerce. Our business could be harmed if one or more states or any foreign country successfully asserts that it should collect sales or other taxes on the sale of our merchandise.

In addition, in 1998, the Internet Tax Freedom Act was enacted, which generally placed a three-year moratorium on state and local taxes on Internet access and on multiple or discriminatory state and local taxes on electronic commerce. This moratorium was recently extended until November 1, 2007. We cannot predict whether this moratorium will be extended in the future or whether future legislation will alter the nature of the moratorium. If this moratorium is not extended in its current form, state and local governments could impose additional taxes on Internet-based transactions, and these taxes could decrease our ability to compete with traditional retailers and could have a material adverse effect on our business, financial condition, results of operations and cash flow.

Failure to maintain satisfactory relationships with our suppliers, or the inability to obtain sufficient quantities of merchandise, could increase merchandise costs and/or availability.

We depend upon our suppliers to provide merchandise for sale through our online marketplace. The availability of merchandise can be unpredictable. Since our inception, we have sourced merchandise from over 3,700 suppliers. Merchandise acquired from Sony and Hewlett Packard accounted for 55% and 11% of net revenues during the year ended December 31, 2004. We do not have long-term supply contracts with any of our suppliers. We cannot be certain that our current suppliers will continue to sell or otherwise provide merchandise for sale in our auctions. We also cannot be certain that we will be able to establish new supplier relationships that ensure merchandise will be available for auction on our website.

A limited number of our suppliers process and ship merchandise directly to our customers. We have limited control over their shipping procedures, and factors beyond our control could delay shipments by these suppliers. Most merchandise we sell carries a warranty supplied either by the manufacturer or the supplier. We could be compelled to accept returns from customers without receiving reimbursements from the suppliers or manufacturers if they do not honor their warranties. If we are unable to develop and maintain satisfactory relationships with suppliers on acceptable commercial terms, if we are unable to obtain sufficient quantities of merchandise, if the quality of service provided by these suppliers falls below a satisfactory standard or if our level of returns exceeds our expectations, this could significantly harm our business.

Risks Related to our Industry

We may not be able to attract traditional consumers of goods at reasonable costs.

In countries such as the U.S., where online commerce has generally been available for some time, acquiring new users for our services may be more difficult and costly than it has been in the past. To expand our user base, we must appeal to and acquire consumers who historically have used traditional means of commerce to purchase goods. If these consumers prove to be less active than our earlier users, and we are unable to gain efficiencies in our operating costs, including the cost of acquiring new customers, this could impact our profitability.

Anything that causes our website users to spend less time on their computers, including seasonal factors and national events, may impact profitability.

Anything that diverts users of our website from their customary level of usage could adversely affect our business. Geopolitical events such as war, the threat of war or terrorist activity, and natural disasters such as hurricanes or earthquakes all could adversely affect our profitability. Similarly, our results of operations historically have varied seasonally because many of our users reduce their activities on our website with the onset of good weather during the summer months, and on and around national holidays.

Increasing governmental regulation of the Internet could harm our business.

We are subject to the same federal, state and local laws as other companies conducting business on the Internet. Today there are relatively few laws specifically directed towards conducting business on the Internet. However, due to the increasing popularity and use of the Internet, many laws and regulations relating to the Internet are being debated at the state and federal levels. These laws and regulations could cover issues such as user privacy, freedom of expression, pricing, fraud, quality of products and services, taxation, advertising, intellectual property rights and information security. Furthermore, the growth and development of Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies conducting business over the Internet. New laws or regulations may decrease the growth of the Internet, which, in turn, could decrease the demand for our Internet auctions and increase our cost of doing business. The applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, auction regulation, sales tax, libel and personal privacy is uncertain and may take years to resolve.

Applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy could also harm our business. For example, United States and foreign laws regulate our ability to use customer information and to develop, buy and sell mailing lists. The vast majority of these laws were adopted before the advent of the Internet, and do not contemplate or address the unique issues raised by the Internet. The courts are only beginning to interpret those laws that do reference the Internet, such as the Digital Millennium Copyright Act and the CAN-SPAM Act of 2003, and their applicability and reach are therefore uncertain. These current and future laws and regulations could harm our business, results of operation and financial condition.

In addition, several telecommunications carriers have requested that the Federal Communications Commission regulate telecommunications over the Internet. Due to the increasing use of the Internet and the burden it has placed on the current telecommunications infrastructure, telephone carriers have requested the FCC to regulate Internet service providers and impose access fees on those providers. If the FCC imposes access fees, the costs of using the Internet could increase dramatically which could result in the reduced use of the Internet as a medium for commerce and have a material adverse effect on our Internet business operations.

Because our service is available over the Internet in multiple states and because we sell merchandise to consumers residing in multiple states, we could be required to qualify to do business as a foreign corporation in each state in which our services are available. We are qualified to do business in Illinois and our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties for the failure to qualify. Any new legislation or regulation, or the application of laws or regulations from jurisdictions whose laws do not currently apply to our business, could increase our costs of doing business.

Current and future laws could affect our auctions business.

Many states and other jurisdictions have regulations governing the conduct of traditional “auctions” and the liability of traditional “auctioneers” in conducting auctions. These types of regulations may become applicable to online auction sites. We are aware that several states and some foreign jurisdictions have attempted to impose such regulations on other companies operating online auction sites or on the users of those sites. In addition, some states have laws or regulations that do expressly apply to online auction site services. We may incur costs in complying with these laws. We may, from time to time, be required to make changes in our business that may increase our costs, reduce our revenues, and cause us to prohibit the listing of some items in certain locations, or make other changes that may adversely affect our auctions business.

The security risks of e-commerce may discourage customers from purchasing goods from us.

In order for the e-commerce market to develop successfully, uBid and other market participants must be able to transmit confidential information securely over public networks. Third parties may have the technology or expertise to breach the security of customer transaction data. Any breach could cause customers to lose confidence in the security of our website and choose not to purchase from our website. If someone is able to circumvent our security measures, he or she could destroy or steal valuable information or disrupt our operations. Concerns about the security and privacy of transactions over the Internet could inhibit the growth of the Internet and e-commerce. Our security measures may not effectively prohibit others from obtaining improper access to our information. Third parties may target our customers directly with fraudulent identity theft schemes designed to appear as legitimate communications from us. Any security breach or fraud perpetrated on our customers could expose us to increased costs and to risks of loss, litigation and liability and could seriously disrupt our operations.

Laws or regulations relating to privacy and data protection may adversely affect the growth of our Internet business or marketing efforts.

We are subject to increasing regulation at the federal, state and international levels relating to privacy and the use of personal user information. For example, we are subject to various telemarketing laws that regulate the manner in which we may solicit future suppliers and customers. Such regulations, along with increased governmental or private enforcement, may increase the cost of growing our business. In addition, several states have proposed legislation that would limit the uses of personal user information gathered online or require online services to establish privacy policies. The Federal Trade Commission has adopted regulations regarding the collection and use of personal identifying information obtained from children under 13. Bills proposed in Congress would extend online privacy protections to adults. Moreover, proposed legislation in this country and existing laws in foreign countries require companies to establish procedures to notify users of privacy and security policies, obtain consent from users for collection and use of personal information, and/or provide users with the ability to access, correct and delete personal information stored by the company. We could become a party to a similar enforcement proceeding. These data protection regulations and enforcement efforts may restrict our ability to collect demographic and personal information from users, which could be costly or harm our marketing efforts.

More individuals are using non-PC devices to access the Internet and versions of our service developed or optimized for these devices may not gain widespread adoption by users of such devices.

The number of individuals who access the Internet through devices other than a personal computer, such as personal digital assistants, mobile telephones and television set-top devices has increased dramatically. We originally designed our services for rich, graphical environments such as those available on desktop and laptop computers. The lower resolution, functionality and memory associated with alternative devices may make the use of our services through such devices difficult, and the versions of our service developed for these devices may not be compelling to users of alternative devices. As we have limited experience to date in operating versions of our service developed or optimized for users of alternative devices, it is difficult to predict the problems we may encounter in doing so, and we may need to devote significant resources to the creation, support and maintenance of such versions. If we are unable to attract and retain a substantial number of alternative device users to our online services, we may fail to capture a sufficient share of an increasingly important portion of the market for online services.

Risks Related to Our Common Stock

The price of our common stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our common stock is likely to be highly volatile and could fluctuate in response to factors such as:

▪	actual or anticipated variations in our operating results;

▪	changes in the market valuations of other Internet or online service companies;

▪	announcements of technological innovations by us or our competitors;

▪	announcements by uBid or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

▪	adoption of new accounting standards affecting our industry;

▪	additions or departures of key personnel;

▪	introduction of new services by uBid or our competitors;

▪	sales of our common stock or other securities in the open market;

▪	conditions or trends in the Internet and online commerce industries; and

▪	other events or factors, many of which are beyond our control.

The stock market has experienced significant price and volume fluctuations, and the market prices of stock in technology companies, particularly Internet-related companies, have been highly volatile. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against the company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

We do not anticipate dividends to be paid on our common stock and investors may lose the entire amount of their investment.

A dividend has never been declared or paid in cash on our common stock and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares. We cannot assure stockholders of a positive return on their investment when they sell their shares nor can we assure that stockholders will not lose the entire amount of their investment.

There has been no established trading market for our common stock, which could impair the value of our investors’ investments and our business.

There has been no established trading market for our common stock. The lack of an active market may impair the ability to sell shares at the time investors wish to sell them or at a price considered to be reasonable. The lack of an active market may also reduce the fair market value of the shares. An inactive market may also impair our ability to raise capital by selling shares of capital stock and may impair our ability to acquire other companies or technologies by using our common stock as consideration.

Investors may have difficulty trading and obtaining quotations for our common stock, which could impair their investments and our business.

Our common stock is currently quoted on the NASD’s OTC bulletin board and had its first trade since it was approved for quotation on January 4, 2006. As a result, an investor may find it difficult to dispose of, or to obtain accurate quotations of the price of, shares of our common stock. The lack of an established trading market severely limits the liquidity of our common stock, and could depress the market price of our common stock and limit our ability to raise additional capital.

Securities analysts may not initiate coverage or continue to cover our common stock and this may have a negative impact on its market price.

The trading market for our common stock will depend on the research and reports that securities analysts publish about us and our business. We do not have any control over these analysts. There is no guarantee that securities analysts will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect its market price. If we are covered by securities analysts, and our stock is downgraded, our stock price would likely decline. If one or more of these analysts ceases to cover us or fails to publish regular reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common and preferred stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders and the purchasers of common stock offered hereby. We are currently authorized to issue an aggregate of 225,000,000 shares of capital stock consisting of 200,000,000 shares of common stock and 25,000,000 shares of preferred stock with preferences and rights to be determined by our board of directors. As of February 7, 2006, there were 20,333,333 shares of common stock outstanding, 3,903,338 shares of common stock underlying warrants that have been issued by us, 1,721,700 shares of common stock underlying options or other rights that have been granted under our 2005 Equity Incentive Plan and 778,300 shares of common stock reserved for issuance under our 2005 Equity Incentive Plan. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock may create downward pressure on the trading price of our common stock. There can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with any capital raising efforts, including at a price (or exercise prices) below the price at which shares of our common stock are currently traded on the OTC bulletin board.

Our Certificate of Incorporation, Bylaws and the Delaware General Corporation Law contain anti-takeover provisions, which could discourage or prevent a takeover even if an acquisition would be beneficial to our stockholders.

Several provisions of our Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of uBid even if that change in control would be beneficial to our stockholders. For example, only one-third of the members of the board of directors will be elected at each annual meeting of stockholders, which will make it more difficult for a potential acquirer to change our management, even after acquiring a majority of our common stock. These provisions, which cannot be amended without the approval of two-thirds of the holders of shares of common stock, could diminish the opportunities for a holder of common stock to participate in tender offers, including tender offers at a price above the then-current market value of our common stock. In addition, the board of directors, without further stockholder approval, may issue preferred stock, with such terms as the board of directors may determine, which could have the effect of delaying or preventing a change in control of uBid. The issuance of preferred stock could also adversely affect the voting powers of our common stockholders, including the loss of voting control to others. We are also afforded the protections of Section 203 of the Delaware General Corporation Law. Section 203 could delay or prevent a change in control of uBid or could impede a merger, consolidation, takeover or other business combination involving uBid or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of uBid.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. This prospectus includes statements regarding our plans, goals, strategies, intent, beliefs or current expectations. These statements are expressed in good faith and based upon a reasonable basis when made, but there can be no assurance that these expectations will be achieved or accomplished. These forward looking statements can be identified by the use of terms and phrases such as “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect,” and the like, and/or future-tense or conditional constructions (“will,” “may,” “could,” “should,” etc.). Items contemplating or making assumptions about, actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Although forward-looking statements in this prospectus reflect the good faith judgment of management, forward-looking statements are inherently subject to known and unknown risks, business, economic and other risks and uncertainties that may cause actual results to be materially different from those discussed in these forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this prospectus, other than as may be required by applicable law or regulation. Readers are urged to carefully review and consider the various disclosures made by us in our reports filed with the Securities and Exchange Commission which attempt to advise interested parties of the risks and factors that may affect our business, financial condition, results of operation and cash flows. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, our actual results may vary materially from those expected or projected.

SELLING STOCKHOLDERS

This prospectus covers shares issued in connection with our recent merger, unregistered shares held by pre-merger stockholders of Cape Coastal Trading Corporation and shares, including shares underlying warrants, sold in our recent private equity offerings to “accredited investors” as defined by Rule 501(a) under the Securities Act pursuant to an exemption from registration provided in Regulation D, Rule 506 under Section 4(2) of the Securities Act, and to “qualified institutional buyers,” as defined by Rule 144A under the Securities Act. The selling stockholders may from time to time offer and sell under this prospectus any or all of the shares listed opposite each of their names below. We are required, by our securities purchase agreement, to register for resale the shares of our common stock described in the table below.

The following table sets forth information about the number of shares beneficially owned by each selling stockholder that may be offered from time to time under this prospectus. Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by the selling stockholder may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of February 7, 2006. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

We have been advised, as noted below in the footnotes to the table, two of the selling stockholders are broker-dealers and two of the selling stockholders are affiliates of broker-dealers. We have been advised that each of such selling stockholders purchased our common stock and warrants in the ordinary course of business, not for resale, and that none of such selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

The following table sets forth the name of each selling stockholder, the nature of any position, office, or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by such stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

Unless otherwise indicated, the stockholders listed in the table below acquired their shares in the December 29, 2005 and/or the February 3, 2006 private offerings. The percentage of common stock outstanding is based upon a total of 20,333,333 shares of common stock outstanding. Shares underlying warrants exercisable within 60 days of February 7, 2006 are considered for the purpose of determining the percent of the class held by the holder of such warrants, but not for the purpose of computing the percentages held by others. We have assumed all shares reflected on the table will be sold from time to time. Because the selling stockholders may offer all or any portion of the common stock listed in the table below, no estimate can be given as to the amount of those shares of common stock that will be held by the selling stockholders upon the termination of any sales of common stock.

	Shares of Common Stock Owned Prior to the Offering	Shares of Common Stock Being Offered	Percentage of Common Stock Outstanding	Shares of Common Stock Owned Upon Completion of the Offering (a)
Act II Master Fund Ltd. (1)	208,334	208,334	1.02%	--
Alan Carter (…)	16,887	16,887	*	--
Alexandra Global Master Fund Ltd. (2)	1,069,446	1,069,446	5.17%	--
Altitude Global LLC (…)	47,611	47,611	*	--
Anthony John Banks (…)	12,000	12,000	*	--
Anthony Priore (……)(3)	20,881	20,881	*	--
Bonanza Master Fund Ltd. (4)	418,040	418,040	2.05%	--
British Columbia Investment Management Corporation (nominee: Hare & Co.) (5)	106,500	106,500	*	--
Broadlawn Master Fund, Ltd. (6)	55,556	55,556	*	--
Calico Capital Group, LLC (7)	600,667	600,667	2.95%	--
Cari Bloom Management, Inc. (8)	13,890	13,890	*	--
CMGI, Inc. (……)(9)	436,172	436,172	2.15%	--
Colonial Fund LLC (10)	138,890	138,890	*	--
Cranshire Capital, LP (11)	180,558	180,558	*	--
Crown Investment Partners, LP (12)	130,000	130,000	*	--
D.E. Shaw Valence Portfolios, L.L.C. (13)	1,250,000	1,250,000	6.07%	--
Dannan Investments, LLC (14)	13,906	13,906	*	--
David Cantor (…)	47,611	47,611	*	--
Deanna Munson (15)	263,205	263,205	1.29%	--
Fountainhead Investments, Inc. (…)	78,237	78,237	*	--
Garry Goldberg (16)	62,496	62,496	*	--
Government of Singapore Investment Corporation Pte. Ltd. (nominee: Ell & Co.)(17)	128,625	128,625	*	--
Howard Hughes Medical Institute (nominee: Mac & Co.) (18)	198,750	198,750	*	--
Integrity Capital Management LLC (19)	138,890	138,890	*	--
Iroquois Master Fund Ltd. (20)	69,445	69,445	*	--
JMG Capital Partners, LP (21)	180,558	180,558	*	--
JMG Triton Offshore Fund, Ltd. (22)	180,555	180,555	*	--
Jodi Kirsch (…)	173,830	173,830	*	--
John N. McVey and Mary Jane McVey (23)	27,778	27,778	*	--
Joseph V. DiScala (24)	113,670	113,670	*	--
Kerry McVey (23)	27,778	27,778	*	--
Laborers’ District Council and Contractors’ of Ohio Pension Fund (nominee: Tarp & Co.) (25)	36,375	36,375	*	--
Mainfield Enterprises Inc. (26)	694,445	694,445	3.39%	--
Man Mac Breithorn 12B Ltd. (27)	180,555	180,555	*	--
Manoharan Sivashanmugam (……)(28)	11,600	11,600	*	--
Mary Jane Shapiro (…)	26,160	26,160	*	--
_______________________
…	Stockholder held shares of Cape Coastal Trading Corporation before the merger on December 29, 2005 that were not registered under the Securities Act.
……	Stockholder held shares of uBid, Inc. before the merger on December 29, 2005 and acquired the shares to be offered herein in connection with the merger.

Shares of Common Stock Owned Prior to the Offering	Shares of Common Stock Being Offered	Percentage of Common Stock Outstanding	Shares of Common Stock Owned Upon Completion of the Offering (a)
Mary L. Jeffries (29)	15,000	15,000	*	--
Michael L. O’Shaughnessy (30)	138,889	138,889	*	--
Miguel A. Martinez, Jr. (……) (31)	44,081	44,081	*	--
Millennium Partners, L.P. (32)	325,000	325,000	1.59%	--
New York Nurses Association Pension Plan (designee: Ell & Co.) (33)	83,750	83,750	*	--
Nite Capital, L.P. (34)	83,334	83,334	*	--
Ohio Carpenters’ Pension Fund (nominee: Hammerhead & Co.) (35)	56,000	56,000	*	--
Oregon Investment Council (nominee: Westcoast & Co.) (36)	349,250	349,250	1.71%	--
Paul Traub (37)	28,125	28,125	*	--
Petters Company, Inc. (38)	305,556	305,556	1.48%	--
Petters Group Worldwide, LLC (……)(39)	6,189,047	6,189,047	30.03%	--
Public Sector Pension Investment Board (nominee: Mac & Co.) (40)	261,500	261,500	1.28%	--
Q Management, Inc. (…)	47,611	47,611	*	--
Radian Group Inc. (nominee Ell & Co.) (41)	36,500	36,500	*	--
Robert Tomlinson, Jr. (……)(42)	465,776	465,776	2.29%	--
Roger Jenkins (43)	27,775	27,775	*	--
SG Cowen & Co., LLC (44)	240,000	240,000	*	--
Smithfield Fiduciary LLC (45)	1,972,222	1,972,222	9.45%	--
Stenmark Capital Partners, LP (46)	62,500	62,500	*	--
Stephen Rosenblum (…)	26,160	26,160	*	--
Stewart L. Cohen (47)	28,125	28,125	*	--
Stuart R. Romenesko Revocable Trust dtd. October 7, 1999 (48)	28,125	28,125	*	--
The Crown Advisors #3 (49)	19,500	19,500	*	--
The Crown Advisors #5 (50)	39,000	39,000	*	--
The Dow Chemical Employees’ Retirement Plan (nominee: Kane & Co.) (51)	192,375	192,375	*	--
The Government of Singapore Investment Corporation Pte. Ltd. (nominee: Ell & Co.)(52)	362,625	362,625	1.78%
The Retirement Program Plan for Employees of Union Carbide Corporation (nominee: Kane & Co.) (53)	146,813	146,813	*	--
The Robert Wood Johnson Foundation (nominee: Benchworthy & Co.) (54)	230,250	230,250	1.13%	--
ThinkEquity Partners LLC (55)	80,000	80,000	*	--
Thomas J. Petters (……) (56)	7,605,714	7,605,714	36.36%	--
Thomas Niedermeyer (46)	62,500	62,500	*	--
Timothy Takesue (……) (57)	465,776	465,776	2.29%	--
Truk International Fund, LP (58)	6,250	6,250	*	--
Truk Opportunity Fund, LLC (59)	63,195	63,195	*	--
Tudor BVI Global Portfolio Ltd. (60)	269,673	269,673	1.32%	--
Tudor Proprietary Trading, L.L.C. (61)	145,209	145,209	*	--
Vision Opportunity Master Fund, Ltd. (62)	180,558	180,558	*	--
Witches Rock Portfolio Ltd. (63)	1,668,452	1,668,452	8.07%	--
WTC-CIF Emerging Companies Portfolio (nominee: Finwell & Co.) (64)	370,375	370,375	1.81%	--
WTC-CTF Emerging Companies Portfolio (nominee: Landwatch & Co.) (65)	345,000	345,000	1.69%	--
XI Capital Offshore Fund, Ltd. (66)	60,308	60,308	*	--
XI Capital Partners LP (67)	120,250	120,250	*	--

________________________
Notes:
(a)	Assumes all of the shares of common stock beneficially owned by the selling stockholders, including all shares of common stock underlying warrants held by the selling stockholders, are sold in the offering.
(1)	Includes 166,667 shares of common stock and warrants to acquire an additional 41,667 shares of our common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006.
(2)
Includes 555,556 shares of our common stock, warrants to acquire an additional 138,889 shares of common stock at an exercise price of $5.85 per share, and warrants to acquire an additional 166,667 shares of common stock at an exercise price of $4.50 per share, all acquired at the closing on December 29, 2005. Alexandra Global Master Fund Ltd. was one of the holders of our bridge notes and received the warrants to acquire 166,667 shares of common stock in connection with the issuance of the bridge notes. Includes 166,667 shares of our common stock and warrants to acquire an additional 41,667 shares of our common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. Alexandra Investment Management, LLC, serves as the investment advisor to Alexandra Global Master Fund Ltd. By reason of such relationship, Alexandra Investment Management, LLC, may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra Global Master Fund Ltd. Alexandra Investment Management, LLC disclaims beneficial ownership of such shares of common stock. Messrs. Mikhail A. Filimonov and Dimitri Sogoloff are, respectively, the Chairman, the Chief Executive Officer, a Managing Member and Chief Investment Officer and the President, a Managing Member and the Chief Risk Officer, of Alexandra Investment Management, LLC. By reason of such relationships, Mr. Filimonov and Mr. Sogoloff may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra Global Master Fund, Ltd. Each of Messrs. Filimonov and Sogoloff disclaims beneficial ownership of the shares of common stock beneficially owned by Alexandra Global Master Fund Ltd. The address of Alexandra Global Master Fund Ltd. is Citgo Building, Wickams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands. The address of Alexandra Investment Management, LLC and Messrs. Filimonov and Sogoloff is 767 Third Avenue, 39th Floor, New York, New York, 10017.

(3)	Mr. Priore serves as our Chief Marketing Officer.
(4)	Includes 334,432 shares of common stock and warrants to acquire an additional 83,608 shares of our common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006.
(5)
Includes 65,000 shares of our common stock and warrants to acquire an additional 16,250 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 20,200 shares of our common stock and warrants to acquire an additional 5,050 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management Company, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts.

(6)	Includes 44,445 shares of our common stock and warrants to acquire an additional 11,111 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005.
(7)	Calico Capital Group served as our financial advisor in the private offerings and acquired its shares at the closing on February 3, 2006.
(8)	Includes 11,112 shares of our common stock and warrants to acquire an additional 2,778 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006.
(9)	CMGI was our parent and sole stockholder until the sale in April 2003 to Takumi Interactive, Inc.
(10)	Includes 111,112 shares of our common stock and warrants to acquire an additional 27,778 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006.
(11)
Includes 111,112 shares of our common stock and warrants to acquire an additional 27,778 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 33,334 shares of our common stock and warrants to acquire an additional 8,334 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. Mitchell P. Kopin, President of Downsview Capital, Inc., the general partner of Cranshire Capital, LP, has sole investment control and dispositive power of the securities.

(12)
Includes 80,000 shares of our common stock and warrants to acquire an additional 20,000 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 24,000 shares of our common stock and warrants to acquire an additional 6,000 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006.

(13)
Includes 1,000,000 shares of our common stock and warrants to acquire an additional 250,000 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. D.E. Shaw Valence Portfolios, L.L.C. is an affiliate of a broker-dealer. Please see “Plan of Distribution” for more information regarding affiliates of broker-dealers.

(14)	Includes 11,125 shares of our common stock and warrants to acquire an additional 2,781 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006.
(15)
Includes 210,565 shares of our common stock and warrants to acquire an additional 52,640 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Ms. Munson is a vice president of Petters Company, Inc., an affiliate of Petters Group, which is a holder of greater than 5% of our common stock.

(16)	Includes 49,996 shares of our common stock and warrants to acquire an additional 12,500 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005.
(17)
Includes 78,500 shares of our common stock and warrants to acquire an additional 19,625 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 24,400 shares of our common stock and warrants to acquire an additional 6,100 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management Company, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts.

(18)
Includes 121,000 shares of our common stock and warrants to acquire an additional 30,250 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 38,000 shares of our common stock and warrants to acquire an additional 9,500 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management Company, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts.

(19)	Includes 111,112 shares of our common stock and warrants to acquire an additional 27,778 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005.
(20)
Includes 55,556 shares of our common stock and warrants to acquire an additional 13,889 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Josh Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of the shares.

(21)
Includes 111,112 shares of our common stock and warrants to acquire an additional 27,778 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 33,334 shares of our common stock and warrants to acquire an additional 8,334 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. JMG Capital Partners, LP is a California limited partnership. Its general partner is JMG Capital Management, LLC, a Delaware limited liability company and an investment adviser that has voting and dispositive power over JMG Capital Partners’ investments, including the shares of our common stock described in this footnote. The equity interests of JMG Capital Management, LLC are owned by JMG Capital Management, Inc. a California corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital Management, Inc. and has sole investment discretion over JMG Capital Partners’ portfolio holdings.

(22)
Includes 111,111 shares of our common stock and warrants to acquire an additional 27,778 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 33,333 shares of our common stock and warrants to acquire an additional 8,333 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. JMG Triton Offshore Fund, Ltd. is an international business company organized under the laws of the British Virgin Islands. JMG Trition’s investment manager is Pacific Assets Management LLC, a Delaware limited liability company that has voting and dispositive power over JMG Triton’s investments, including the shares of our common stock described in this footnote. The equity interests of Pacific Assets Management are owned by Pacific Capital Management, Inc., a California corporation and Asset Alliance Holding Corp., a Delaware corporation. The equity interests of Pacific Capital Management are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David. Messrs. Glaser and Richter have sole investment discretion over JMG Triton’s portfolio holdings.

(23)	Includes 22,222 shares of our common stock and warrants to acquire an additional 5,556 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005.

(24)	Includes 90,936 shares of our common stock and warrants to acquire an additional 22,734 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005.
(25)
Includes 22,000 shares of our common stock and warrants to acquire an additional 5,500 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 7,100 shares of our common stock and warrants to acquire an additional 1,775 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management Company, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts.

(26)
Includes 555,556 shares of our common stock and warrants to acquire an additional 138,889 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Pursuant to an investment management agreement, Avi Vigder has voting and dispositive control over the shares held by Mainfield Enterprises, Inc. Avi Vigder disclaims beneficial ownership of the shares held by Mainfield Enterprises, Inc.

(27)
Includes 111,111 shares of our common stock and warrants to acquire an additional 27,778 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 33,333 shares of our common stock and warrants to acquire an additional 8,333 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006

(28)	Mr. Sivashanmugam serves as our Vice-President, Technology.
(29)
Includes 12,000 shares of our common stock and warrants to acquire an additional 3,000 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. Ms. Jeffries is the chief operating officer of Petters Group, a holder of greater than 5% of our common stock.

(30)
Includes 111,111 shares of our common stock and warrants to acquire an additional 27,778 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Mr. O’Shaughnessy is President of Petters Consumer Brands LLC, an affiliate of Petters Group, a holder of greater than 5% of our common stock.

(31)	Mr. Martinez serves as our Vice President, Finance.
(32)
Includes 200,000 shares of our common stock and warrants to acquire an additional 50,000 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 60,000 shares of our common stock and warrants to acquire an additional 15,000 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. Millennium Management, L.L.C., a Delaware limited liability company, is the general partner of Millennium Partners, L.P., a Cayman Islands exempted limited partnership, and consequently may be deemed to have voting control and investment discretion over securities owned by Millennium Partners, L.P. Israel A. Englander is the managing member of Millennium Management, L.L.C. As a result, Mr. Englander may be deemed to be the beneficial owner of any shares deemed to be beneficially owned by Millennium Management, L.L.C. The foregoing should not be construed in and of itself as an admission by either of Millennium Management, L.L.C. or Mr. Englander as to beneficial ownership of the shares of our common stock owned by Millennium Partners, L.P. Millennium Partners, L.P. is an affiliate of a broker-dealer. Please see “Plan of Distribution” for more information regarding affiliates of broker-dealers.

(33)
Includes 67,000 shares of our common stock and warrants to acquire an additional 16,750 shares of our common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management Company, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts.

(34)
Includes 66,667 shares of our common stock and warrants to acquire an additional 16,667 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Keith Goodman, Manager of the General Partner of Nite Capital, LP, has voting and investment control over the shares held by Nite Capital LP.  Mr. Goodman disclaims beneficial ownership of the shares.

(35)
Includes 36,000 shares of our common stock and warrants to acquire an additional 9,000 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 8,800 shares of our common stock and warrants to acquire an additional 2,200 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management Company, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts.

(36)
Includes 212,500 shares of our common stock and warrants to acquire an additional 53,125 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 66,900 shares of our common stock and warrants to acquire an additional 16,725 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management Company, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts.

(37)
Includes 22,500 shares of our common stock and warrants to acquire an additional 5,625 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Mr. Traub is a consultant to Petters Group, a holder of greater than 5% of our common stock.

(38)
Includes warrants to acquire 305,556 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. This total gives effect to the 1,222,223 shares that were redeemed on February 6, 2006. Thomas J. Petters has sole investment and voting power over the shares underlying these warrants. Petters Company, Inc. is an affiliate of Petters Group, which is a holder of greater than 5% of our common stock.

(39)
Includes 5,911,269 shares of our common stock (giving effect to the redemption of 1,000,001 shares on February 6, 2006) and warrants to acquire 277,778 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005 (of which 5,800,159 shares were acquired in connection with the merger). Thomas J. Petters has sole investment and voting power over these shares and warrants. Petters Group is a holder of greater than 5% of our common stock. Before the private offerings, Petters Group owned approximately 66% of uBid’s common stock.

(40)
Includes 159,500 shares of our common stock and warrants to acquire an additional 39,875 shares of our common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 49,700 shares of our common stock and warrants to acquire an additional 12,425 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management Company, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts.

(41)
Includes 22,000 shares of our common stock and warrants to acquire an additional 5,500 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 7,200 shares of our common stock and warrants to acquire an additional 1,800 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management Company, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts.

(42)	This total gives effect to the 222,222 shares that were redeemed on February 6, 2006. Mr. Tomlinson serves as our President and Chief Executive Officer and as a member of the board of directors.
(43)
Includes 22,220 shares of our common stock and warrants to acquire an additional 5,555 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Mr. Jenkins is a strategic partner of Petters Group, which is a holder of greater than 5% of our common stock.

(44)
Includes warrants to acquire 172,500 shares of common stock at an exercise price of $4.50 per share, acquired at the closing on December 29, 2005 and warrants to acquire 67,500 shares of common stock at an exercise price of $4.50 per share, acquired at the closing on February 3, 2006. SG Cowen & Co., LLC served as one of our placement agents in the private offerings. SG Cowen & Co., LLC is a broker-dealer. Please see “Plan of Distribution” for more information regarding broker-dealers.

(45)
Includes 1,111,112 shares of our common stock, warrants to acquire an additional 277,778 shares of common stock at an exercise price of $5.85 per share, and warrants to acquire an additional 166,666 shares of common stock at an exercise price of $4.50 per share, all acquired at the closing on December 29, 2005. Smithfield Fiduciary was one of the holders of our bridge notes and received the warrants to acquire 166,666 shares of our common stock in connection with the issuance of the bridge notes. Includes 333,333 shares of our common stock and warrants to acquire an additional 83,333 shares of common stock and an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

(46)	Includes 50,000 shares of our common stock and warrants to acquire an additional 12,500 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005.
(47)	Includes 22,500 shares of our common stock and warrants to acquire an additional 5,625 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006.
(48)
Includes 22,500 shares of our common stock and warrants to acquire an additional 5,625 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Mr. Romenesko serves as Chairman of the Board. He is also an executive vice president of Petters Group, a holder of greater than 5% of our common stock.

(49)
Includes 12,000 shares of our common stock and warrants to acquire an additional 3,000 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 3,600 shares of our common stock and warrants to acquire an additional 900 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006.

(50)
Includes 24,000 shares of our common stock and warrants to acquire an additional 6,000 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 7,200 shares of our common stock and warrants to acquire an additional 1,800 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006.

(51)
Includes 116,500 shares of our common stock and warrants to acquire an additional 29,125 shares of our common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 37,400 shares of our common stock and warrants to acquire an additional 9,350 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management Company, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts.

(52)
Includes 221,500 shares of our common stock and warrants to acquire an additional 55,375 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 68,600 shares of our common stock and warrants to acquire an additional 17,150 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management Company, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts.

(53)
Includes 89,500 shares of our common stock and warrants to acquire an additional 22,375 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 27,950 shares of our common stock and warrants to acquire an additional 6,988 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management Company, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts.

(54)
Includes 140,000 shares of our common stock and warrants to acquire an additional 35,000 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 44,200 shares of common stock and warrants to acquire an additional 11,050 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management Company, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts.

(55)
Includes warrants to acquire 57,500 shares of common stock at an exercise price of $4.50 per share, acquired at the closing on December 29, 2005 and warrants to acquire 22,500 shares of common stock at an exercise price of $4.50 per share, acquired at the closing on February 3, 2006. ThinkEquity Partners served as one of our placement agents in the private offering. ThinkEquity Partners is a broker-dealer. Please see “Plan of Distribution” for more information regarding broker-dealers.

(56)
Includes 1,111,111 shares of our common stock held by Thomas J. Petters (issued in connection with the merger), 5,911,269 shares of common stock held by Petters Group Worldwide, LLC, warrants held by Petters Group to acquire an additional 277,778 shares of common stock at an exercise price of $5.85 per share, warrants held by Petters Company, Inc. to acquire an additional 305,556 shares of common stock at an exercise price of $5.85. The shares and warrants underlying common stock held by Petters Group and Petters Company, Inc. were issued in connection with the closing on December 29, 2005. Thomas J. Petters has sole investment and voting power over the shares held by Petters Group and Petters Company, Inc. Thomas J. Petters and the Petters Group collectively own approximately 36.4% of our outstanding shares of common stock. Before the private offerings, Petters Group owned approximately 66% of uBid, Inc.’s common stock.

(57)	This total gives effect to the 222,222 shares that were redeemed on February 6, 2006. Mr. Takesue serves as our Executive Vice-President, Merchandising.
(58)
Includes 5,000 shares of our common stock and warrants to acquire an additional 1,250 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk International Fund, LP, exercise investment and voting control over the securities owned by Truk International Fund, LP. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk International Fund, LP.

(59)
Includes 50,556 shares of our common stock and warrants to acquire an additional 12,639 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Michael E. Fein and Stephen E. Saltzstein, as principals of Atoll Asset Management, LLC, the Managing Member of Truk Opportunity Fund, LLC, exercise investment and voting control over the securities owned by Truk Opportunity Fund, LLC. Both Mr. Fein and Mr. Saltzstein disclaim beneficial ownership of the securities owned by Truk Opportunity Fund, LLC.

(60)
Includes 215,738 shares of our common stock and warrants to acquire an additional 53,935 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Tudor Investment Corporation provides investment advisory services to The Tudor BVI Global Portfolio Ltd. and may therefore be deemed the beneficial owner of these shares. Paul Tudor Jones, II is the controlling shareholder of Tudor Investment Corporation. Each of Tudor Investment Corporation and Mr. Jones expressly disclaims beneficial ownership of these shares.

(61)
Includes 116,167 shares of our common stock and warrants to acquire an additional 29,042 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Paul Tudor Jones, II is the indirect controlling equity holder of Tudor Proprietary Trading, L.L.C and may therefore be deemed the beneficial owner of these shares. Mr. Jones expressly disclaims beneficial ownership of these shares.

(62)
Includes 111,112 shares of our common stock and warrants to acquire an additional 27,778 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 33,334 shares of our common stock and warrants to acquire an additional 8,334 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006.

(63)
Includes 1,334,762 shares of our common stock and warrants to acquire an additional 333,690 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Tudor Investment Corporation provides investment advisory services to Witches Rock Portfolio Ltd. and may therefore be deemed the beneficial owner of these shares. Paul Tudor Jones, II is the controlling shareholder of Tudor Investment Corporation. Each of Tudor Investment Corporation and Mr. Jones expressly disclaims beneficial ownership of these shares.

(64)
Includes 224,500 shares of our common stock and warrants to acquire an additional 56,125 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 71,800 shares of our common stock and warrants to acquire an additional 17,950 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management Company, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts.

(65)
Includes 212,000 shares of our common stock and warrants to acquire an additional 53,000 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 64,000 shares of our common stock and warrants to acquire an additional 16,000 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006. Wellington Management Company, LLP is an investment adviser registered under the Investment Advisers Act of 1940, as amended.  Wellington Management Company, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts.

(66)
Includes 37,112 shares of our common stock and warrants to acquire an additional 9,278 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 11,134 shares of our common stock and warrants to acquire an additional 2,784 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006.

(67)
Includes 74,000 shares of our common stock and warrants to acquire an additional 18,500 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on December 29, 2005. Includes 22,200 shares of our common stock and warrants to acquire an additional 5,550 shares of common stock at an exercise price of $5.85 per share, acquired at the closing on February 3, 2006.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of our common stock. We will receive approximately $22 million if the selling stockholders exercise their warrants in full. The warrant holders may exercise their warrants at any time until their expiration, as further described in the “Description of Capital Stock.” Because the warrant holders may exercise the warrants in their own discretion, we cannot plan on specific uses of proceeds beyond application of proceeds to general corporate purposes. These proceeds will be used for general corporate purposes and capital expenditures. We have agreed to bear the expenses in connection with the registration of the common stock being offered hereby by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices.

DIVIDEND POLICY

We have never declared or paid dividends. We intend to retain earnings, if any, to support the development of the business and therefore, do not anticipate paying cash dividends for the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including current financial condition, operating results and current and anticipated cash needs. Our board of directors has the authority to issue preferred stock and to fix dividend rights that may have preference to common shares.

PRICE RANGE OF COMMON STOCK

Our common stock was first cleared for quotation on the NASD OTC bulletin board on October 29, 2004 and has been traded on a very limited basis since that time. On December 15, 2005, in connection with our stock split, NASDAQ issued a new ticker symbol, “CCSR.OB.” On January 4, 2006, the common stock traded for the first time. On February 10, 2006, our stock began trading under the ticker symbol “UBHI.OB.” There is currently no established trading market for the common stock.

As of February 7, 2006, there were approximately 90 holders of record of shares of our common stock and approximately 8 beneficial owners of our common stock.

On February 7, 2006, the last reported sales price of our shares on the OTC bulletin board was $6.25. During the first quarter of 2006 though February 7, 2006, the high sales price of our common stock was $7.20 and the low sales price was $4.95.

As of the date hereof, there are 20,333,333 shares of common stock issued and outstanding, of which 96,224 were previously registered by Cape Coastal in a registration statement on Form SB-2 filed with the SEC on May 20, 2004 and are therefore freely tradable without restriction or further registration under the Securities Act. Approximately 27,000 shares of common stock were deemed exempt from the registration requirements under the Securities Act based on the provisions of Section 4(1) thereunder and Rule 144 of the Securities Act. Therefore, 20,210,109 shares of common stock are “restricted securities” which may be sold or otherwise transferred only if such shares are first registered under the Securities Act or are exempt from such registration requirements. We have agreed to register these shares pursuant to the registration statement of which this prospectus is a part.

As of the date hereof, there are 3,250,005 warrants issued for the purchase of 3,250,005 shares of our common stock at an exercise price of $5.85. There are 653,333 warrants issued for the purchase of 653,333 shares of our common stock at an exercise price of $4.50. The common stock underlying the above described warrants is being registered pursuant to the registration statement of which this prospectus is a part.

In addition, there are 2,500,000 shares of common stock reserved for issuance of stock options and incentive awards pursuant to our 2005 Equity Incentive Plan. As soon as practicable after April 11, 2006, we expect to file a registration statement on Form S-8 to register the shares of common stock reserved for issuance of incentive awards under the 2005 Equity Incentive Plan.

EQUITY COMPENSATION PLAN

Securities authorized for issuance under equity compensation plans as of December 31, 2005 are as follows:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,721,700	$4.50	778,300
Equity compensation plans not approved by security holders	3,063,336	$5.60	__
Total	4,785,036	__	778,300

Equity compensation plans not approved by our stockholders consist of: (1) warrants to purchase up to 2,500,003 shares of common stock, issued to investors on December 30, 2005, in connection with our private offering, exercisable through December 30, 2010, at $5.85 per share: (2) warrants to purchase up to 333,333 shares of common stock, issued to the bridge note holders on December 29, 2005, exercisable through December 29, 2008, at $4.50 per share; and (3) warrants to purchase 230,000 shares of common stock, issued to the placement agents in our private offering on December 30, 2005, exercisable through December 30, 2010 at $4.50 per share.

On February 3, 2006, we closed our second private offering. We issued warrants to purchase up to 750,002 shares of common stock to investors on February 3, 2006, exercisable through February 3, 2011, at $5.85 per share. We also issued warrants to purchase up to 90,000 share of common stock to our placement agents on February 3, 2006, exercisable through February 3, 2011, at $4.50 per share. Such issuances are not reflected in the table above, as they took place after December 31, 2005.

DILUTION

Our actual unaudited net tangible book value as of December 31, 2005, was $26.8 million. Our net tangible book value represents the amount of our total tangible assets, less our total liabilities. Our net tangible book value and net tangible book value per share of common stock outstanding on a pro forma basis was $26.8 million and $1.32, respectively, if calculated as if the February 3, 2006 private offering occurred on December 31, 2005 (resulting in an additional 933,999 shares of common stock outstanding for a pro forma total of 20,333,333 shares and no increase to our tangible book value). The February 3, 2006 private offering did not result in any net increase in our net tangible book value as all cash proceeds from that offering were used to pay offering fees and to redeem shares that were previously issued in connection with the merger and the first part of the private offering. The common stock outstanding in this pro forma calculation does not include any shares that are issuable pursuant to outstanding stock options (1,721,700 shares) or warrants (3,903,338 shares) as of December 31, 2005 (after giving effect to the offering closing on February 3, 2006).

If all of the warrants for which the underlying shares are being offered pursuant to this prospectus were exercised, the resulting cash proceeds would increase our net tangible book value by $22.0 million and our common shares outstanding by 3,903,338. In this event, our net book value per share of common stock outstanding would be $2.01.

Since we will not receive any of the proceeds from the sale of common stock sold under this prospectus, the net tangible book value of our common stock will not increase as a result of such sales, nor will the number of shares outstanding be affected by such sales. Consequently, if none of the warrants or options described above are exercised for cash, there will be no change in the net tangible book value per share of our common stock as a result of any sales by the selling stockholders under this prospectus.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables summarize balance sheet data as of July 31, 2002, March 31, 2003, December 31, 2003 and 2004 and income statement data for the fiscal years ended July 31, 2002 and December 31, 2004 and for the nine month period ended December 31, 2003 and the eight month period ended March 31, 2003 which have been derived from audited financial statements. Balance sheet data as of July 31, 2000 and 2001 and September 30, 2005 and income statement data for the four months ended July 31, 2000, and the fiscal year ended July 31, 2001 and the nine months ended September 30, 2004 and 2005 have been derived from unaudited financial statements which, in the opinion of management, include all adjustments necessary for a fair statement of the results of operation and financial position for such periods and as of such dates. Results for the nine months ended September 30, 2004 and 2005 are not necessarily indicative of results for the full year. Certain factors that affect the comparability of the information set forth in the following table are described in the notes thereto. In addition, the data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the Financial Statements of uBid and related notes thereto included elsewhere in this prospectus.

The current uBid business was substantially acquired by Petters Group in April 2003 at which time purchase accounting was applied to adjust all carrying values to estimated current market value (after deduction for negative goodwill) and the business started accounting for all of its costs of operations without allocations of such costs from its prior parent. Due to these changes in ownership, differing styles of operations by the different owners and the application of purchase accounting, the financial results for the periods presented are not comparable.

Selected Historical Financial Information

(in thousands, except share and per share data)	Predecessor (1)				uBid (2)
							Nine Months Ended
	4 Months Ended July 31,	Year ended July 31,	Year ended July 31,	8 Months Ended March 31,	9 Months Ended December 31,	Year ended December 31,	September 30,	September 30,
	2000	2001	2002	2003	2003	2004	2004	2005
Net Revenues	$119,073	$436,184	$385,995	$103,484	$65,656	$87,002	$66,964	$65,297

Cost of Revenues	110,431	405,832	368,405	100,252	54,491	75,837	57,725	56,756

Gross Profit	8,642	30,352	17,590	3,232	11,165	11,165	9,239	8,541

Operating Expenses
General and Administrative (3)(4)	46,631	152,130	181,710	126,527	9,021	12,112	8,460	9,860
Sales and Marketing	10,022	22,155	20,012	5,743	2,484	4,260	2,734	3,656

Total operating expenses	56,653	174,285	201,722	132,270	11,505	16,372	11,194	13,516

Loss From Operations	(48,011)	(143,933)	(184,132)	(129,038)	(340)	(5,207)	(1,955)	(4,975)

Interest Expense, Net	(243)	742	8,279	6,006	630	1,102	894	1,497

Loss Before Income Taxes	(47,768)	(144,675)	(192,411)	(135,044)	(970)	(6,309)	(2,849)	(6,472)

Income Tax Expense	-	-	-	-	-	-	-	-

Net Loss	(47,768)	(144,675)	(192,411)	(135,044)	(970)	(6,309)	(2,849)	(6,472)

Preferred Stock Dividend	-	-	-	-	60	60	45	45

Net Loss Available to Common Shareholders	$(47,768)	$(144,675)	$(192,411)	$(135,044)	$(1,030)	$(6,369)	$(2,894)	$(6,517)

Net Income (Loss) per share(5)(6):
Basic and Diluted EPS	N/M	N/M	N/M	N/M	$(961)	$(5,941)	$(2,700)	$(6,079)
Weighted average shares - Basic and Diluted	N/M	N/M	N/M	N/M	1,072	1,072	1,072	1,072

Balance Sheet Data (as of period end):
Total current assets	$60,532	$63,806	$34,759	$17,349	$11,257	$11,817	$9,789	$9,739
Total assets	399,230	280,408	134,318	22,047	11,653	12,146	10,007	10,057
Total current liabilities, excluding debt	49,013	101,194	145,707	168,882	7,562	7,030	5,401	6,721
Long-term debt, including current maturities	-	-	1,807	1,405	3,986	11,320	7,349	16,012
Total shareholders’ equity (deficit)	350,217	179,214	(13,196)	(148,240)	105	(6,204)	(2,743)	(12,676)

1) Predecessor financials for the four month period ended July 31, 2000 and years ended July 31, 2001, and 2002 and the eight-months ended March 31, 2003 were derived solely from the accounting records of CMGI, the sole shareholder of our predecessor (which acquired our business in April 2000), and using the historical results of operations, and historical basis of assets and liabilities of such predecessor’s business. The statements of operations includes fees charged for certain corporate functions historically provided to us by CMGI, including administrative services (accounting, human resources, tax services, legal and treasury), inventory management and order fulfillment, information systems operation and administration, and advertising services. These fees were allocated on a specifically identifiable basis or using the relative percentages, as compared to CMGI’s other businesses, of net revenues, payroll, net cost of goods sold, square footage, headcount, or other.

2) The current uBid business was substantially acquired by Petters Group in April 2003 at which time purchase accounting was applied to adjust all carrying values to estimated current market value (after deduction for negative goodwill) and the business started accounting for all of its costs of operations without allocations of such costs from its prior parent.  Due to these changes in ownership, differing styles of operations by the different owners and the application of purchase accounting, the financial results for the periods presented are not comparable.

3) Includes $148, $264, $198, and $275 of management fees charged to uBid by Petters Group for the periods ended December 31, 2003, 2004, and the nine months ended September 30, 2004, and 2005.
4) In April 2000, CMGI acquired uBid and recorded $367.0 million in goodwill which it amortized over a three year period prior to the impairment of all remaining goodwill of $89.4 million (as well as the impairment of $3.9 million of property and equipment) during the period ended March 31, 2003. Pro forma net loss for the four months ended July 31, 2000 and the fiscal years ended July 31, 2001 and 2002 would have been $18.8 million, $17.6 million and $70.4 million, had uBid not amortized goodwill during these periods. Net loss per share would have been $6.12, $5.74 and $22.94.

5) Computation for periods ended before April 2003 is not meaningful (N/M) because there was no common stock outstanding during those periods and for periods thereafter, based upon the number of common shares of uBid outstanding before the December 29, 2005 merger.
Had the private offerings, the merger with Cape Coastal Trading Corporation and related transactions been completed on September 30, 2005, the unaudited pro forma balance sheet data as of that date would have been as follows:

Total current assets	$35,089
Total assets	35,407
Total current liabilities, excluding debt	6,724
Long-term debt, including current maturities	570
Total shareholders equity	28,113

Had such transactions been consummated on January 1, 2004, unaudited pro forma net loss for the year ended December 31, 2004 and the nine months ended September 30, 2005 would have been $5,630 and $5,007 and unaudited pro forma loss per share would have been $0.28 and $0.25.
NOTE: Pro forma data is presented for informational purposes only and does not purport to represent what the results of operations or financial position of uBid would have been had the transactions described above actually occurred on the dates indicated, nor does it purport to project the financial condition of uBid for any future period or as of any future date. See “Unaudited Pro Forma Financial Information” presented elsewhere in this prospectus.
6) The effects reflecting the weighted average shares as if the 1,072 shares of common stock of uBid actually outstanding for the periods ended December 31, 2003, 2004 and the nine months ended September 30, 2004 and 2005 had been converted into the number of common shares that resulted from applying the exchange ratio implicit upon the merger would be 2,487,107. Net loss per share would be $0.41, $2.56, $1.16 and $2.62.

SUPPLEMENTARY FINANCIAL INFORMATION

Selected Quarterly Financial Data
Unaudited
(in thousands, except per share data)	Note (1)	Note (2)
	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,
	2003	2003	2003	2003	2004	2004	2004	2004	2005	2005	2005

Net Revenues	$28,221	$19,634	$23,314	$22,708	$26,632	$20,254	$20,078	$20,038	$26,818	$19,885	$18,594

Gross Profit	(1,556)	3,871	4,087	3,207	3,483	2,691	3,065	1,926	2,654	2,790	3,097

Income (Loss) From operations	(109,792)	101	45	(486)	(117)	(1,058)	(780)	(3,252)	(1,775)	(1,939)	(1,261)

Net Income (Loss)	(111,616)	(58)	(149)	(763)	(421)	(1,332)	(1,096)	(3,460)	(2,193)	(2,446)	(1,833)

Preferred Stock Dividend	-	20	20	20	15	15	15	15	15	15	15

Net Loss Available to Common Shareholders	$(111,616)	$(78)	$(169)	$(783)	$(436)	$(1,347)	$(1,111)	$(3,475)	$(2,208)	$(2,461)	$(1,848)

Net Income (Loss) per share: (3)
Basic and Diluted EPS	N/M	$(73)	$(158)	$(730)	$(407)	$(1,257)	$(1,036)	$(3,241)	$(2,059)	$(2,296)	$(1,724)
Weighted average shares - Basic & Diluted	N/M	1,072	1,072	1,072	1,072	1,072	1,072	1,072	1,072	1,072	1,072

(1) Predecessor financials for the quarter ended March 31, 2003 were derived solely from the accounting records of CMGI, the sole shareholder of our predecessor (which acquired our business in April 2000), and using the historical results of operations, and historical basis of assets and liabilities of such predecessor's business. The statements of operations includes fees charged for certain corporate functions historically provided to us by CMGI, including administrative services (accounting, human resources, tax services, legal and treasury), inventory management and order fulfillment, information systems operation and administration, and advertising services. These fees were allocated on a specifically identifiable basis or using the relative percentages, as compared to CMGI's other business, of net revenues, payroll, net cost of goods sold, square footage, headcount or other.

(2) The current uBid business was substantially acquired by Petters Group in April 2003 at which time purchase accounting was applied to adjust all carrying values to estimated current market value (after deduction for negative goodwill) and the business started accounting for all of its costs of operations without allocations of such costs from its prior parent. Due to these changes in ownership, differing styles of operations by the different owners and the application of purchase accounting, the financial results for the periods presented are not comparable.

(3) Computation for periods ended before April 2003 is not meaningful (N/M) because there was no common stock outstanding during those periods and for periods thereafter, is based upon the number of common shares of uBid outstanding before the December 29, 2005 merger.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following Management’s Discussion and Analysis of Financial Condition and Results of Operations together with our consolidated financial statements and notes to those consolidated financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on our management’s current expectations, estimates and projections about our business and operations. Our actual results may differ from those currently anticipated and expressed in such forward-looking statements. The terms “uBid,” “we,” “us,” and “our,” refer to uBid.com Holdings, Inc. and our subsidiaries (after the December 29, 2005 merger described below and/or to uBid, Inc. and, its subsidiaries before such date).

Overview

We operate an online marketplace located at www.ubid.com offering new, close-out, overstock and refurbished merchandise to both consumers and businesses using auction style and fixed price formats. We offer consumers a trustworthy buying environment in which we continually monitor and certify activity to eliminate the potential for fraud by certifying all merchants and processing 100% of all transactions between buyers and sellers. Our marketplace offers brand-name merchandise from over 200 product categories including computer products, consumer electronics, apparel, housewares, watches, jewelry, travel, sporting goods, home improvement products and collectibles.

Our business model provides value for consumers, manufacturers, distributors, retailers and other approved third party merchants. Consumers shop in a trustworthy and secure online marketplace and have the opportunity to bid their own prices on popular, brand-name products realizing product savings of generally 20% to 80% off retail prices. Our online marketplace provides merchants with an efficient and economical distribution channel for maximizing revenue on their merchandise. Merchants can monetize overstock and close-out inventory, expand their customer base and increase sales without compromising existing distribution channels.

Our business model consists of two distinct business channels: uBid Direct and the uBid Certified Merchant Program (“UCM Program”).

We purchase merchandise outright in the uBid Direct channel. On this merchandise, we bear the inventory, return and credit risk. The full sales amount is recorded as revenue upon verification of the credit card transaction and shipment of the merchandise.

We also sell merchandise through the UCM Program by allowing prescreened third party merchants to sell their product through our online marketplace. On this merchandise, we do not take title and therefore does not bear the related inventory risk. In the UCM Program, we are the primary obligor to whom payment is due, but we bear no inventory or returns risk, so we record only our commission as revenue. In all instances where the credit card authorization has been received but merchandise has not been shipped, we defer revenue recognition until the merchandise is shipped.

Our online marketplace is available 24 hours a day, seven days a week and currently offers over 200,000 items each day. Since the first offer of product in December 1997, our marketplace has facilitated over $1 billion in net revenues and has registered five million members.

Basis of Presentation

Our audited financial statements for periods before April 2003 have been derived solely from the accounting records of CMGI, the sole shareholder of our predecessor, and using the historical results of operations, and historical basis of assets and liabilities of our predecessor’s business. These periods include audited financial statements from August 1, 2001 to July 31, 2002 and August 1, 2002 to March 31, 2003. The statements of operations include fees for certain corporate functions historically provided to our predecessor by CMGI, including administrative services (accounting, human resources, tax services, legal and treasury), inventory management and order fulfillment, information systems operation and advertising services. These fees were allocated on a specifically identifiable basis or using the relative percentages, as compared to CMGI’s other businesses, of net revenues, payroll, net cost of goods sold, square footage, headcount or other expenses.

The current uBid business was substantially acquired by Petters Group in April 2003 at which time purchase accounting was applied to adjust all carrying values to estimated current market value (after deduction for negative goodwill) and the business started accounting for all of its costs of operations without allocations of such costs from its prior parent. Due to these changes in ownership, differing styles of operations by the different owners and the application of purchase accounting, the financial results for the periods presented are not comparable.

In January 2003, CMGI’s management decided to divest our operations either through sale or abandonment. During the second half of 2003, we focused our attention on completing the change from a CMGI subsidiary to a stand alone business of Petters Group. This process included changing distribution facilities from a CMGI warehouse to a third party logistics company in Illinois. In addition, we established our own enterprise resource planning (or “ERP”) system and converted data processing facilities. During the fourth quarter of 2004, we began focusing on introducing new product categories and actively promoting our website. We incurred additional sales and marketing expenses. We continued this increased spending into the first three quarters of 2005 and introduced new categories including travel and jewelry. Our efforts resulted in an increase to our customer base, but contributed to a decline in our reported operating income. From the third quarter of 2004 to the end of the third quarter of 2005, we increased the number of merchandise and category relationship managers by six. Beginning in the third quarter of 2004, we experienced significant growth in computers and consumer electronics. Since the third quarter of 2004, sales by UCM Program merchants have increased. The UCM Program’s commission revenues have increased from $88,000 in 2003 to $1.3 million for the nine months ended September 30, 2005.

Executive Commentary

Success Measures: Our management believes that the most important financial and non-financial measures that track our progress include sales, orders shipped, website traffic, number of orders, inventory turnover, average order value, gross margin, customer acquisition costs, advertising expense, personnel costs, and fulfillment costs.

Revenue Source: We derive our revenue from sales of products to consumers and businesses. We believe that the principal drivers of our revenue consist of the average order value placed by our customers, the number of orders placed by both existing and new customers, special offers we make available that result in incremental orders, our ability to attract new customers and advertising that impacts our revenue drivers. Sales consist of orders placed through our uBid.com website. We further generate revenue from shipping fees we charge our customers. We record our revenue net of returns and other discounts. Our revenues may fluctuate from period to period as a result of special offers we provide such as free shipping, coupons and other special promotions.

Our revenue is dependent in part on sales of products produced by Sony Electronics, Inc. and Hewlett-Packard Company. Sony-related products represent 17.6%, 25.8%, 58.6% and 55.1% of our net sales for the fiscal year ended July 31, 2002, the eight months ended March 31 2003, the nine months ended December 31, 2003 and the year ended December 31, 2004. HP-related products represent 11.7%, 11.5%, 12.6% and 9.8% of our net sales for the fiscal year ended July 31, 2002, the eight months ended March 31 2003, the nine months ended December 31, 2003 and the year ended December 31, 2004. No other supplier represented more than 5% of our net revenues for any period presented.

Cost of Goods Sold: Cost of goods sold primarily consists of the cost of the product and inbound and outbound shipping. There is no cost of goods sold for UCM Program revenue.

Gross Profits: Our gross profit margins are impacted by a number of factors including the category of merchandise, the introduction of new product categories, the mix of sales among our product categories, pricing of products by our vendors, pricing strategies, promotional programs, market conditions, packaging, excess and obsolete inventory charges and other factors.

Expenses: Sales and marketing, general and administrative (“SG&A”) expenses consist primarily of sales and marketing expenses, including online marketing activities, order fulfillment and other costs, such as personnel, rent, common area maintenance, depreciation, credit card processing charges, bad debt expenditures, legal and accounting fees and administrative service charges from affiliates (CMGI or Petters Group). Interest expenses, net includes charges by CMGI or Petters Group for advances to us for working capital and interest expense related to our flooring facility at a rate of 1% per month on the outstanding balances. Interest expense on advances from CMGI was computed monthly using the loan rate in effect at such time multiplied by the cumulative balance due to CMGI or Petters Group. Interest expense on advances from Petters Group and Lancelot Investors Fund, L.P. (“Lancelot”) is primarily based on an annual interest rate of 14%.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, net revenues and expenses, as well as the disclosure of contingent assets and liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of our assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates, and we include any revisions to our estimates in our results for the period in which the actual amounts become known.

Our management considers an accounting estimate to be critical if it requires assumptions to be made that were uncertain at the time the estimate was made or changes in the estimate or different estimates that could have been selected that could have a material impact on our results of operations or financial condition.

We believe the critical accounting policies described below affect the more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

We adhere to the guidelines and principles of sales recognition described in Staff Accounting Bulletin No. 104, Revenue Recognition. Under SAB 104, sales are recognized when the title and risk of loss are passed to the customer, there is persuasive evidence of an arrangement for the sale, delivery has occurred and/or services have been rendered, the sales price is fixed or determinable and collectability is reasonably assured. Under these guidelines, we recognize a majority of our sales, including revenue from product sales and gross outbound shipping and handling charges, upon shipment of the product to the customer. For all product sales shipped directly from suppliers to customers, we bear credit risk. The UCM Program allows certified merchants to sell product through our website. Therefore, while we are the primary obligor to whom payment is due, we bear no inventory or returns risk, so we record only our commission as revenue at the time of shipment.

Sales are reported net of estimated returns and allowances which we estimate based upon recent historical information such as return rates experience. Management also considers any other current information and trends in making estimates. If actual sales return and allowances are greater than estimated by management, additional expenses may be incurred.

Allowance for Doubtful Accounts Receivable

We maintain an allowance for doubtful accounts receivable based upon estimates of future collection. We extend credit to our business customers based upon an evaluation of each business customer’s financial condition and credit history, and generally do not require collateral. Our business customers’ financial conditions and credit and payment histories are evaluated in determining the adequacy of our allowance for doubtful accounts. If estimated allowances for uncollectible accounts subsequently prove insufficient, additional allowance may be required.

Reserve for Inventory Obsolescence

We maintain allowances for the valuation of inventory by estimating the obsolete or unmarketable inventory based on the difference between inventory cost and market value determined by general market conditions, nature, age and type of each product. If the inventory reserve subsequently proves insufficient, additional inventory write-downs may be required, which is recorded as an increase in cost of revenues.

Long Lived Assets

We test certain long-lived assets or groups of assets for recoverability whenever events or changes in circumstances indicate that we may not be able to recover the asset’s carrying amount. When events or changes in circumstances dictate an impairment review of a long-lived asset or group, we will evaluate recoverability by determining whether the undiscounted cash flows expected to result from the use and eventual disposition of that asset or group cover the carrying value at the evaluation date. If the undiscounted cash flows are not sufficient to cover the carrying value, we will measure any impairment loss as the excess of the carrying amount of the long-lived asset or group over its fair value (generally determined by a discounted cash flows model or independent appraisals).

For goodwill, impairment assessments are performed in two steps.  In the first step, the carrying value of our total net assets is compared to the estimated fair value of uBid.  If fair value is less than carrying value, the second step is performed by assuming that the fair value paid for uBid and normal purchase accounting is performed to compute an “implied goodwill.”  The impairment is then measured as the amount, if any, that the carrying value of goodwill exceeds the “implied goodwill.” Management determines fair value of uBid based on a combination of the discounted cash flow methodology, which is based upon converting expected cash flows to present value, and the market approach, which includes analysis of market price multiples of companies engaged in lines of business similar to ours. The market price multiples are selected and applied to uBid based on the relative performance, future prospects and risk profile of uBid in comparison to the guideline companies. Management predominantly utilizes third-party valuation experts in its determination of fair value.

Income Taxes

We account for income taxes under the liability method, under which we recognize deferred income taxes by applying enacted statutory tax rates applicable to future years to differences between the tax bases and financial reporting amounts of our existing assets and liabilities and net operating loss carryforwards. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance against our deferred tax assets. In making this assessment, we are required to consider all available positive and negative evidence to determine whether, based on such evidence, it is more likely than not that some portion or all of our net deferred assets will be realized in future periods. We have recorded a valuation allowance at December 31, 2004.

Allocations from CMGI

Financial statements for periods prior to April 2003 have been derived solely from the accounting records of CMGI, the sole shareholder of our predecessor, and using the historical results of operations, and historical basis of assets and liabilities of such predecessor’s business. The statements of operations include fees charged for certain corporate functions historically provided to us by CMGI, including administrative services (accounting, human resources, tax services, legal and treasury), inventory management and order fulfillment, information systems operation and administration, and advertising services. These fees were allocated on a specifically identifiable basis or using the relative percentages, as compared to CMGI’s other businesses, of net revenues, payroll, net cost of goods sold, square footage, headcount, or other.

Results of Operations

The following table sets forth our results of operations for the periods indicated.

(in thousands, except share and per share data)
	Predecessor				Nine Months Ended
	Year ended July 31, 2002	8 Months Ended March 31, 2003	9 Months Ended December 31, 2003	Year ended December 31, 2004	September 30, 2004	September 30, 2005
Net Revenues	$385,995	$103,484	$65,656	$87,002	$66,964	$65,297
Cost of Revenues	368,405	100,252	54,491	75,837	57,725	56,756
Gross Profit	17,590	3,232	11,165	11,165	9,239	8,541
Operating Expenses
General and Administrative	181,710	126,527	9,021	12,112	8,460	9,860
Sales and Marketing	20,012	5,743	2,484	4,260	2,734	3,656
Total operating expenses	201,722	132,270	11,505	16,372	11,194	13,516
Loss From Operations	(184,132)	(129,038)	(340)	(5,207)	(1,955)	(4,975)
Interest Expense, Net	8,279	6,006	630	1,102	894	1,497
Loss Before Income Taxes	(192,411)	(135,044)	(970)	(6,309)	(2,849)	(6,472)
Income Tax Expense	-	-	-	-	-	-
Net Loss	(192,411)	(135,044)	(970)	(6,309)	(2,849)	(6,472)
Preferred Stock Dividend	-	-	60	60	45	45
Net Loss Available to Common Shareholders	$(192,411)	$(135,044)	$(1,030)	$(6,369)	$(2,894)	$(6,517)
Net Income (Loss) per share:
Basic and Diluted EPS	N/M	N/M	$(961)	$(5,941)	$(2,700)	$(6,079)
Weighted average shares - Basic and Diluted	N/M	N/M	1,072	1,072	1,072	1,072

Comparison of Eight Months ended March 31, 2003 and Year ended July 31, 2002

Net Revenues Net revenues in the eight months ended March 31, 2003 were $103.5 million, a decrease of $282.5 million, or 73.2%, over the year ended July 31, 2002. Included in the year ended July 31, 2002 are the four months, April through July 2002 for which no comparable period is included in the eight months ended March 31, 2003. Sales for the four month period April through July 2002 were $80.7 million. Direct revenues decreased $142.1 million or 73.1%, while UCM revenues decreased $59.7 million or 71.1% for the comparable eight month periods. The primary reason for the revenue decrease was because we were in the process of being divested from CMGI. Therefore, spending was reduced in all areas. The primary reduction in spending came in advertising, hence visitors to the website dropped considerably.

Gross Profit Gross profit for the eight months ended March 31, 2003 was $3.2 million, a decrease of $14.4 million, or 81.8% compared to the year ended July 31, 2002, which included gross profit for the four month period April through July 2002 of negative $5.5 million. As the advertising spending was reduced there were fewer visitors to the website which resulted in fewer bids on the auctions listed resulting in the certain products being sold below cost. During the eight month period ended March 31, 2003, we were selling aged inventory which attracted fewer bids and lower prices.

Sales & Marketing, General and Administrative Expenses SG&A expenses for the eight months ended March 31, 2003 were $132.3 million, which included a one time impairment charge of $93.3 million, a decrease of $69.4 million, or 34.4%, from the year ended July 31, 2002. Sales & Marketing for the four month period April through July 2002 was $16.3 million. General and Administrative expense for the same period was $8.9 million. In addition, $122.0 million of the $201.7 million 2002 SG&A expenses was due to goodwill amortization, while the 2003 period had no such amortization. Other decreases in total SG&A expenses were primarily due to a decrease in personnel and benefit costs of $12.0 million or 22.2%, in outside services (warehouse) of $11.4 million, or 21.1% and credit card processing fees of $9.8 million or 85.9%. As a percentage of net revenues, SG&A expenses, including the one time impairment charge and goodwill amortization, for the period ended March 31, 2003 was 127.8%, compared to 52.3% in the year ended July 31, 2002.

In January 2003, CMGI’s management decided to divest uBid’s operations either through sale of net assets or its equity interest in uBid. With the decision to divest, CMGI effectively ceased funding uBid’s operations, including funding for advertising and inventory purchases, thereby significantly impacting the attractiveness of our website and, absent a sale of uBid, significantly reducing our ability to generate positive cash flows in the future. Accordingly, management reassessed its previous impairment decisions regarding all of uBid’s long-lived assets. Based on internal analysis, principally reflecting prices for similar assets, management determined that the carrying value of uBid’s property and equipment was impaired and recorded impairment charges of $1.9 million for computer and furniture and fixtures and $2.0 million for computer software. Based on the estimated sales price of the business, management determined that the carrying value of goodwill was fully impaired and therefore recorded an $89.4 million impairment charge.

Interest Expense, Net Interest expense, net decreased to $6.0 million for the eight months ended March 31, 2003 from $8.3 million for the year ended July 31, 2002, including interest expense, net for the four month period April through July 2002 of $2.1 million. The lower interest expense was a result of the lower borrowings as a result of lower spending levels and lower operating losses.

Net Loss We experienced a net loss of $192.4 million for the year ended July 31, 2002, including a $72.7 million loss for the four months April through July 2002, compared to net loss of $135.0 million for the eight months ended March 31, 2003.

Comparison of Nine Months ended December 31, 2003 and Eight Months ended March 31, 2003

On April 2, 2003, CMGI sold substantially all of uBid’s assets to Petters Group and management, pursuant to the terms of an asset purchase agreement dated as of April 2, 2003, by and among Petters Group, management, CMGI and uBid. In consideration of the asset sale, Petters Group and management paid CMGI (1) $1,612,500 in cash at closing, (2) a promissory note in the aggregate principal amount of $2,000,000, bearing interest at the prime rate plus 1.5%, payable in two equal installments on the first and second anniversaries of the closing, and (3) a warrant to purchase nonvoting common stock of uBid constituting 5% of the outstanding common stock of uBid on the consummation of the asset sale (calculated on a fully-diluted, as-converted basis). In addition, Petters Group assumed certain liabilities of uBid.

Net Revenues Net revenues for the nine months ended December 31, 2003 were $65.7 million, a decrease of $37.8 million, or 36.5%, over the eight month period ended March 31, 2003. The number of orders decreased 235,000 or 45.1%. The decrease in revenues was driven primarily by a decrease in items auctioned and daily visits to our website. In addition, volume was reduced in unprofitable categories - Computer Components, Travel, Home Office, and Home Improvements. Under new ownership, the business focus was to reach profitability as opposed to prior ownership’s focus on increasing market share.

Gross Profit Gross profit for the nine months ended December 31, 2003 was $11.2 million, an increase of $8.0 million, over the eight month period ended March 31, 2003 despite the significant revenues decrease. Gross profit as a percentage of net revenues increased to 17.0% in the nine month period from 3.1% in the prior period. The increase in gross profit percentage was primarily due to a decrease in the number of orders which resulted in increased number of bids per order with higher margins.

Sales & Marketing, General and Administrative Expenses SG&A expenses for the nine months ended December 31, 2003 were $11.5 million, a decrease of $120.8 million, or 91.3%, over the eight months ended March 31, 2003. The decrease in SG&A expenses was primarily due to (in millions):

Description	Nine Month Period Ended 12-31-03	Eight Month Period Ended 3-31-03	(Decrease)
Impairment Charges previously described	$--	$93.3	$(93.3)
Salary and Benefits(1)	3.8	10.7	(6.9)
Warehouse Expense(2)	1.4	11.3	(9.9)
Depreciation(3)	0.1	3.0	(2.9)
Advertising Expense(4)	2.4	5.7	(3.3)
Credit Card Fees	1.8	3.1	(1.3)
Bad Debt Expense	0.0	0.3	(0.3)
Legal and Audit Fees	0.3	1.2	(0.9)
Other	1.7	3.7	(2.0)

	$11.5	$132.3	$(120.8)

(1) Headcount decreased by 52 staff or 37%
(2) Decrease due to order volume and new outside warehouse location
(3) Due to revaluation of fixed assets under the April 2003 purchase accounting
(4) Planned lower advertising spending

Interest Expense, Net Interest expense, net decreased due to lower borrowings required to fund operations.

Net Loss We experienced a net loss of $135.0 million for the eight months ended March 31, 2003, compared to net loss of $1.0 million for the nine months ended December 31, 2003 primarily due to the decrease in Sales & Marketing and General and Administrative expenses.

Comparison of Nine Months ended December 31, 2003 and Year ended December 31, 2004

Net Sales Net sales for the year ended December 31, 2004 were $87.0 million, an increase of $21.3 million or 32.5% over the nine months ended December 31, 2003. Included in the year ended December 31, 2004 are the three months, January through March 2004, for which no comparable period is included in the nine months ended December 31, 2003. Sales for the three month period January through March 2004 were $26.6 million. The number of shipped orders increased in 2004 by 273,000 or 95.7% over the nine months ended December 31, 2003. Direct revenues increased by $20.1 million or 31.5% while UCM revenue increased by $1.2 million or 108.2% over the nine months ended December 31, 2003. Average order value for Direct revenue decreased from $336 to $319 or a decrease of 5.1% and average order value for UCM decreased from $125 to $61 or a decrease of 51.0%, primarily as a result of lower price points for computer and electronic items. Visitors to the site increased from 16.3 million for the nine months ended to 23.4 million for the year ended December 31, 2004 - an increase of 7.1 million, or 43.6%. Adjusting for the three months in the year ended December 31, 2004, website visitors increased by 2.4 million, or 14.7%.

Gross Profit Gross profit for the year ended December 31, 2004 was $11.2 million, no change over the nine months ended December 31, 2003. Gross profit for the three month period January through March 2004 was $3.4 million. Gross profit as a percentage of net revenues decreased from 17.0% for the nine months ended December 31, 2003 to 12.8% for the year ended December 31, 2004. The primary reason for the decrease in gross profit margin was an increase in volume in certain low margin categories. The primary categories in which volume increased were Computers and Office (49.8% increase) and Consumer Electronics (110.1% increase).

Sales & Marketing, General and Administrative Expenses SG&A expenses for the year ended December 31, 2004 were $16.4 million, an increase of $4.9 million, or 42.6%, over the nine months ended December 31, 2003. Sales & Marketing for the three month period January through March 2004 was $0.7 million. General and Administrative expense for the same period was $2.9 million. The increase in SG&A expenses was primarily due to an increase in advertising spending of $1.8 million or 20.2%, of which $0.7 million related to the three month difference. The increase in General and Administrative expenses was due to the $2.9 million for the three month difference discussed above and increases in salaries and benefits of $1.3 million or 17.6%. In 2003, uBid established a Phantom Stock Appreciation Plan under which certain individuals were issued “Phantom Shares” subject to certain vesting provisions. Stock based compensation expense of $0.2 million was recorded in the year ended December 31, 2004 versus no expense in 2003.

Interest Expense, Net Interest expense net increased to $1.1 million or 69.3% over the nine months ended December 31, 2003 due to additional borrowings of $9.0 million in 2004, which was used to fund losses and working capital requirements. Interest expense, net for the three month period January through March 2004 was $0.5 million.

Net Loss We experienced a net loss of $6.3 million or $5,941 per share for the year ended December 31, 2004, compared to net loss of $1.0 million or $961 per share for the nine months ended December 31, 2003.

Comparison of Nine Months ended September 30, 2005 and September 30, 2004

Net Revenues Net revenues in the nine months ended September 30, 2005 were $65.3 million, a decrease of $1.7 million, or 2.5%, compared to $67.0 million for the nine months ended September 30, 2004. Visitors to the website increased 10.2 million, or 68.4%, over the same period. The number of orders for uBid Direct decreased by 11.3% or 210.0 to 186.2 and the number of orders for UCM increased by 125.6% or from 55.7 to 125.6. The average order value for uBid Direct increased by 4.0% from $357.0 to $371.2 and for UCM the average order value increased by 9.6% from $86.0 to $94.3 for the period ended September 30, 2005. We will continue to concentrate significant resources to drive UCM revenue growth by increasing the participation of merchants in our UCM Program. We anticipate increasing our inventory investment with the $25.4 million proceeds from the first private offering to reverse the decline in direct sales.

Gross Profit Gross profit in the nine months ended September 30, 2005 was $8.5 million, a decrease of $0.7 million, 7.6%, compared to the nine months ended September 30, 2004. The decrease was primarily in the Direct channel as a result of lower margins on desktop and portable computers sales. Gross profit as a percentage of net revenues decreased to 13.1% from 13.8% in the prior period.

Sales & Marketing, General and Administrative Expenses SG&A expenses for the nine months ended September 30, 2005 were $13.5 million, an increase of $2.3 million, or 20.5%, compared to the same period in the prior year. The increase in sales & marketing was $0.9 million, or 33.3% and was due to the increased advertising expense. General & administrative expense increased by $1.4 million, or 16.5%, primarily due to IT hardware upgrades and increases in salaries and benefits. Overall headcount increased from 87 to 96 or 10.3%, and stock based compensation expense increased by $0.5 million. The Phantom Stock Plan was terminated in July 2005 and issued Phantom Shares were canceled in exchange for the right to receive cash payments. Stock based compensation expense was recorded in the year ended December 31, 2004 and the quarter ended June 30, 2005. The increased compensation expense for the period ended September 30, 2005 was due to the recording of $0.5 million in compensation related to the termination of the Phantom Stock Plan. As a percentage of net revenues, sales and marketing, general and administrative expenses for the nine months ended September 30, 2005 were 20.7%, compared to 16.7% in the same period in the prior year.

Interest Expense, Net Interest expense, net increased to $0.6 million for the nine months ended September 30, 2005 due to higher borrowings required due to increases in working capital and to fund operating losses. During 2005, we borrowed $7.6 million from Petters Group and Lancelot to fund operations and working capital requirements.

Net Loss We experienced a net loss of $6.5 million or $6,080 per share for the nine months ended September 30, 2005, compared to net loss of $2.9 million or $2,700 per share for the nine months ended September 30, 2004.

Liquidity and Capital Resources

Historically, our primary sources of capital have been cash flow from operations and loans from affiliated parties.

Net cash used in operating activities for the nine months ended September 30, 2005 and 2004 was $6.1 million and $2.0 million. The increase of $4.1 million was primarily due to the higher operating losses in the nine months ended September 30, 2005. The higher losses are the result of the additional advertising spending and higher salaries and benefit expenses previously described. For the year ended December 31, 2004, net cash used in operating activities was $5.2 million.

Net cash provided by investment activities was $2.0 million in the nine months ended September 30, 2004 due to the letter of credit supporting the flooring facility being reduced from $3.5 million to $1.5 million. Investing activities only included capital expenditures of $0.1 million for the nine months ended September 30, 2005.

Net cash provided by financing activities was $5.0 million for the nine months ended September 30, 2005. During the period, we received advances of $6.5 million from related parties and paid notes of $1.0 million and $0.5 million to CMGI and Petters Group. For the nine months ended September 30, 2004, increases in the flooring facility obligations offset advances from Petters Group resulting in a $0.3 million inflow of cash.

Net cash used in operating activities for the nine months ended December 31, 2003 and the year ended December 31, 2004 was $6.4 million and $5.2 million. The $5.3 million greater net loss in the 2004 period was offset by a $1.4 million decrease in merchandise inventories build up in 2004 and a $3.9 million swing caused by a build up of accounts payable in 2004. The lower 2004 operating cash flows use of $1.2 million can be attributed to smaller changes in other working capital items, primarily accrued expenses.

Net cash provided by investment activities was $5.8 million and $1.9 million for the nine months ended December 31, 2003 and the year ended December 31, 2004. The 2003 inflow was primarily due to a net $10.0 million of cash acquired in the April 2003 acquisition of uBid from CMGI partially offset by a $3.7 million increase in cash restricted to support our vendor purchases. The 2004 inflow was primarily due to a $2.0 million decrease of restricted cash.

Net cash provided by financing activities was $1.4 million and $4.2 million for the nine months ended December 31, 2003 and year ended December 31, 2004. The inflow for the nine months ended December 31, 2003 was primarily a result of the sale of preferred stock. For the year ended December 31, 2004, payments under our flooring facility and other debt agreements partially offset $9.0 million of new borrowings from Petters Group.

Net cash used in operating activities for the year ended July 31, 2002 and the nine months ended March 31, 2003 was $61.4 million and $27.4 million. The $34.0 million decrease was a result of higher 2002 losses (before non-cash goodwill amortization) versus 2003 losses (before non-cash impairment charges) and lower salaries and advertising spending resulting from CMGI’s announcement in January 2003 of its decision to divest the uBid operations.

Net cash used in investment activities was $6.7 million for the year ended July 31, 2002 primarily due to capital expenditures of $5.0 million and a $1.7 million increase in the letter of credit supporting the flooring facility.

Net cash provided by investment activities was $1.6 million for the eight months ended March 31, 2003. The increase was a result of a decrease in the letter of credit for the flooring facility by $3.0 million offset by $1.4 million in capital expenditures.

Net cash provided by financing activities was $67.0 million and $24.7 million for the year ended July 31, 2002 and the eight months ended March 31, 2003. The inflows were primarily cash advances from CMGI of $62.9 million and $25.5 million.

In fiscal years 2004 and 2005, we borrowed a total of $10.5 million from Petters Group. The borrowings were secured by a subordinated security interest in all of our assets, due March 31, 2006 and had an annual interest rate of 14% payable monthly. At September 30, 2005, $10.5 million was still outstanding. There are no financial covenants provided for in the notes or security agreement. These notes were cancelled by the note holders and the cancellation was used as consideration in exchange for the issuance to Petters Company, Inc. of 1,222,223 shares of common stock and warrants to purchase 305,556 shares of common stock, and the issuance to Petters Group of 1,111,111 shares of common stock and warrants to purchase 277,778 shares of common stock. On February 6, 2006, we redeemed the 1,222,223 shares of common stock that were previously issued to Petters Company, Inc. and 1,000,001 shares of common stock previously issued to Petters Group.

In April 2005, we entered into a 90 day debt agreement with Lancelot, which was extended for one year on July 26, 2005. At September 30, 2005, $5.0 million was outstanding under the agreement. The note bore interest at 14% due monthly. The note was to be due in July 2006 and was guaranteed by Petters Group and Thomas J. Petters, a stockholder. This debt was retired with proceeds from our first private offering to accredited investors.

In October 2005, we obtained $5.0 million in bridge notes from two investors (the “Note Holders”). On the Closing Date, the Note Holders exchanged the bridge notes for 1,111,111 shares of common stock and we issued to the Note Holders warrants to purchase 333,333 shares of common stock for a period of three years at an exercise price of $4.50 per share.

On April 2, 2003, we signed a secured promissory note totaling $2.0 million payable to CMGI as part of the acquisition from CMGI. The note bears an annual rate of interest equal to 1.5% above the prime rate as reported by The Wall Street Journal. The effective rate at December 31, 2004 was 6.5%. The first principal payment was due and paid on April 2, 2004 in the amount of $1.0 million. The second principal payment plus accrued interest was paid on April 2, 2005 in the amount of $1,172 million. The note was secured by a subordinated security interest in all of our assets.

On November 10, 2003, we entered into an amended Microsoft Enterprise Agreement with Microsoft, Inc. (the “Microsoft Agreement”), which is filed as Exhibit 10.10 to the registration statement of which this prospectus is a part, and is incorporated herein by reference. This Microsoft Agreement enables us to license one or more of Microsoft’s license products across our platform to ensure that our entire enterprise will be licensed. Under the terms of the agreement, amounts are payable in quarterly installments of approximately $102,000 through December 31, 2006. We accounted for the amended agreement by adjusting the then present balance of the obligation under the existing agreement to the new obligation under the amended agreement. The incremental additional obligation of $80,000 associated with the amended agreement was capitalized in computer software and is being amortized over its estimated useful life.

In connection with the private offerings described in this prospectus, including the issuance and exchange of the bridge notes, we received cash proceeds of approximately $25.4 million. The proceeds received in the second part of the private offering on February 3, 2006 resulted in no net proceeds to uBid because the proceeds were used to pay related fees and expenses of $1.5 million and $12 million of the proceeds were used to redeem 2,666,668 shares of common stock in connection with the merger, the first part of the private offering, and cancellation of debt.

We believe that current working capital, together with cash flows from operations, current cash and proceeds received from the private offerings will be adequate to support our current operating plans for at least the next 12 months. We anticipate increasing our investment in inventory, which we expect to fund our direct sales growth. We have not determined what our future liquidity requirements will be past the next 12 months.

We currently estimate that we will incur material commitments for capital expenditures equal to $1.0 million for systems upgrades which shall be made in the first and second quarters of 2006.

Contractual Obligations

The following table sets forth our future contractual obligations and other commercial commitments as of December 31, 2004, excluding debt that was retired or cancelled on the Closing Date or already retired in 2005 (in thousands):

	Payments Due By Period
	Total	Less than 1 year	1-3 Years	3-5 Years	After 5 Years

Microsoft Agreement	$820	$410	$410	$--	$--
Operating Leases	960	549	411	--	--

Totals	$1,780	$959	$821	$--	$--

Amounts shown under “operating leases” in the above table consist of base rent under our current lease for both our corporate office and call center. Under both leases we also pay additional rent for our proportionate share of common area maintenance, real estate taxes and other operating expenses.

Off-Balance Sheet Arrangements

For the year ended December 31, 2004 and the nine months ended September 30, 2005, we have no off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K, promulgated by the SEC.

Inflation

Inflation has not had a material impact upon operating results, and we do not expect it to have such an impact in the near future. There can be no assurances, however, that our business will not be adversely affected by inflation.

New Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 ((revised 2004), “Share-Based Payment”) (“FAS 123R”), that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for either equity instruments of the enterprise or liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The statement eliminates the ability to account for share-based compensation transactions, using the intrinsic value method as prescribed by Accounting Principles Board, or APB, Opinion No. 25, “Accounting for Stock Issued to Employees,” and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expenses in companies’ consolidated statement of income. The statement requires companies to assess the most appropriate model to calculate the value of the options. We currently are assessing which model we may use in the future under the new statement. The use of different models to value options may result in a different fair value than the use of the Black-Scholes option pricing model. In addition, there are a number of other requirements under the new standard that would result in differing accounting treatment than currently required. These differences include, but are not limited to, the accounting for the tax benefit on employee stock options and for stock issued under employee stock purchase plan, and the presentation of these tax benefits within the consolidated statement of cash flows.

In April 2005, the SEC announced the adoption of a new rule that amends the effective date of FAS 123R. The effective date of the new standard under these new rules for our consolidated financial statements is January 1, 2006. Adoption of this statement may have a significant impact on our consolidated financial statements as we will be required to expense the fair value of our future stock option grants rather than disclose the impact on our consolidated net income within our footnotes.

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, “Inventory Costs - an amendment of Accounting Research Bulletins (“ARB”) No. 43 Chapter 4.” This statement amends the guidance in ARB No. 43, Chapter 4 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This statement requires that these items be recognized as current period costs and also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. uBid will apply the guidance prospectively. We are in the process of determining what impact, if any, the application of this guidance will have on our financial position, results of operations or cash flows.

Disclosures Quantitative and Qualitative about Market Risk

We currently have no exposure to risks of fluctuating interest rates or fluctuating currency exchange rates. It is our policy not to enter into derivative financial instruments. Accordingly, we do not believe that changes in interest or currency rates will have a material effect on our liquidity, financial condition or results of operations.

BUSINESS

Overview of Business

uBid commenced operations in 1997 primarily selling computer and consumer electronics on our online auction style marketplace as a wholly-owned subsidiary of PC Mall. In December 1998, uBid completed an initial public offering.

In April 2000, CMGI acquired ownership of uBid in a stock-for-stock merger transaction valued at approximately $407 million. Upon closing, uBid became a wholly-owned subsidiary of CMGI.

On April 2, 2003, CMGI sold substantially all of the assets and non-related party liabilities of uBid to Takumi Interactive, Inc., an investment vehicle of Petters Group, which changed its name to uBid, Inc. immediately after the acquisition. As a result of the transaction, uBid became a separate stand-alone business owned substantially by the Petters Group. In consideration of the asset sale, Takumi paid CMGI (1) $1,612,500 in cash at closing, (2) a promissory note in the aggregate principal amount of $2,000,000, bearing interest at the prime rate plus 1.5%, payable in two equal installments on the first and second anniversaries of the closing, and (3) a warrant to purchase non-voting common stock of uBid constituting 5% of the outstanding common stock of uBid on the consummation of the business sale.

On December 29, 2005 (the “Closing Date”), uBid entered into a Merger Agreement and Plan of Reorganization with Cape Coastal Trading Corporation (the previous public reporting entity), and uBid Acquisition Co., Inc. Under the Merger Agreement, uBid Acquisition Co. merged with and into uBid, with uBid remaining as the surviving corporation and our wholly-owned subsidiary. On the Closing Date, the holders of uBid’s issued and outstanding capital stock before the merger surrendered their shares of uBid’s capital stock and received 8,800,000 shares of our common stock, with up to 444,444 of such shares of common stock subject to redemption. The holders of Cape Coastal’s issued and outstanding common stock before the merger retained 599,331 shares of common stock. Before the merger, Cape Coastal Trading Corporation was a shell company. Our business operations following the merger are those of our wholly-owned subsidiary, uBid.

Also on December 29, 2005, we completed the first part of a private offering to accredited investors. We sold 10,000,003 shares of our common stock and warrants to purchase 2,500,003 shares of our common stock, for aggregate consideration of approximately $45 million. The warrants issued to the investors are exercisable for five years at an exercise price of $5.85. Some of the investors participating in the first part of the private offering held notes that were issued by uBid before the merger. Rather than accepting cash consideration for the shares acquired by those investors, we agreed to issue shares and warrants for consideration of the note holders’ cancellation of the existing notes. Therefore, the consideration we received on the Closing Date consisted of approximately $29.5 million in cash and $15.5 million in cancelled debt. Of the 10,000,003 shares issued in the first part of the private offering, 2,222,224 were subject to redemption. In addition, on the Closing Date we issued warrants to purchase 333,333 shares of our common stock to the note holders under our bridge notes, which warrants are exercisable for three years at an exercise price of $4.50. We issued warrants to purchase 230,000 shares of our common stock to our placement agents in the offering, which warrants are exercisable for five years at an exercise price of $4.50.

On February 3, 2006, we completed the second part of our private offering to accredited investors. In this offering, we sold 3,000,000 shares of our common stock and warrants to purchase 750,002 shares of our common stock. On February 6, 2006, we redeemed the 2,666,668 shares of our common stock issued subject to redemption to former uBid stockholders and certain participants in the first part of the offering, at a redemption price of $4.50 per share. We also issued 600,667 shares of common stock to our financial advisor, Calico Capital Group. Finally, we issued additional warrants to purchase 90,000 shares of our common stock to our placement agents, which warrants are exercisable for five years at an exercise price of $4.50.

Our History

Over the past eight years, our business strategy has evolved significantly. We began operations as an e-tailer directly procuring merchandise consisting primarily of refurbished and overstock computer and consumer electronics inventory for sale in our auction style format online marketplace. Initially, we operated as the sole seller in the marketplace and were solely responsible for all warehousing and order processing and, therefore, incurred all costs and risks associated with product procurement.

Today, our business model includes our direct product procurement business channel, uBid Direct, and our more recently implemented business channel, the uBid Certified Merchant, which provides merchants the ability to sell merchandise in the uBid online marketplace.

On February 10, 2006, we amended our Certificate of Incorporation to change our name from Cape Coastal Trading Corporation to “uBid.com Holdings, Inc.” to reflect that since the merger with uBid, Inc. our business operations are those of uBid.

Industry Overview

Growth of the Internet and E-Commerce

According to Forrester Research, in 2005, United States e-commerce sales will total approximately $175.3 billion and are expected to grow to approximately $271 billion by 2008, representing a compound annual growth rate of approximately 23%. In addition, according to the U.S. Census Bureau, over the last five years, United States e-commerce sales have tripled as a percentage of total retail sales, growing from 0.8% of total retail sales in the first quarter of 2000 to 2.3% in the first quarter of 2005.

Although just 10% of U.S. households shopped online in 1998, Forrester Research predicts that 40% will do so by 2009. Between 2007 and 2009, an average of two million new households will shop online for the first time each year, bringing significant new potential spending power online.

Several factors have and will continue to contribute to this growth including:

▪	increases in broadband penetration and Internet usage;

▪	increases in consumer trust in online shopping;

▪	growth in awareness of the convenience of online shopping;

▪	increases in the selection of products available online to consumers; and

▪	improvements in online payment technology.

The Online Auction Market Opportunity

Forrester Research predicts online auction sales will grow from approximately $13 billion in 2002 to approximately $54 billion in 2007, a 33% compound annual growth rate. Three primary factors are expected to drive this growth:

▪
Acceptance by mainstream shoppers making purchases online. It is expected that mainstream consumers will drive the majority of future growth in the segment, as the increased use of simpler formats, such as fixed price format sales, will encourage mainstream shoppers to purchase new and used goods from smaller sellers through auction formats.

▪
Growth in new categories. To date, consumer electronics, books and CDs have comprised the majority of online sales. However, several new categories including footwear, designer apparel and accessories and collectors’ items have begun to demonstrate strong growth.

▪	Growth in retailer participation. Retailers have begun considering moving marketing dollars and merchandise offerings to performance-based marketplaces.

Growth Opportunity in the Surplus Inventory Business

The online consumer surplus sector has remained significantly under-penetrated to date, accounting for aggregate sales of less than $2 billion, or 3%, of the $60 billion U.S. excess consumer goods market1 . Historically, manufacturers and merchants have sold excess goods through various traditional liquidation channels such as factory outlets, catalogs, resellers and mass merchants. Traditional liquidation channels are inefficient for various reasons including the following:

▪	traditional liquidation channels are fragmented and multi-layered greatly increasing distribution and logistics costs;

▪	lack of a reliable, interactive mechanism for setting prices;

▪	high costs of developing and maintaining a physical infrastructure;

▪	inability to cost effectively reach a broad consumer audience; and

▪	limited selection for buyers.

Online auction marketplaces address these inefficiencies by leveraging the connectivity of the Internet to enable manufacturers and merchants to offer an unlimited amount of merchandise to a unified global buyer base, while significantly reducing the costs associated with distribution, logistics and data collection.

In addition, by offering a separate distribution channel for excess merchandise sales, manufacturers and merchants are able to sell excess inventory independently of their full priced products, thereby avoiding customer confusion and the loss of sales on full priced products. As a result, merchants and manufacturers can maximize revenue and profit.

1 AMR Research

Growth in Technology / Consumer Electronics

Technology and consumer electronics products have typically represented a significant portion of online sales due to the homogeneity between specific product models and the ability to easily describe product specifications and features in writing. The market for technology and consumer electronics goods is expanding rapidly due to product and technology innovations as well as the growth of multimedia content including music, photos, movies and home video, in digital formats. Consumers are increasing their purchase volume of a variety of digital consumer electronics products, including portable digital music players, digital still cameras and digital video camcorders. Consumers are also increasingly focused on sharing multimedia content between devices, resulting in increases in purchase volume of products such as PCs with media functionality, notebook computers, digital televisions, personal video recorders and home networking devices. The Consumer Electronics Association forecasts that consumer electronics sales will reach approximately $135 billion in 2006.

Growth in Under-Penetrated and Unique Product Categories

To date, consumers and businesses have primarily used the Internet to exchange products and services that can be easily described with graphics and text such as computers, consumer electronics, books, CDs and airline tickets.

While sales of auction mainstays like computers and collectibles still account for about half of auction sales, some unlikely products have taken off with auction shoppers. Forrester Research estimates that online footwear sales will grow from just over $1 billion to more than $3 billion in 2006 and also anticipates significant growth in linens and home décor items.

Forrester Research estimates that as new and existing consumers increase the amount of money they spend online, most merchandise categories are expected to grow between a 10% and 20% compound annual growth rate over the next six years. However, certain under-penetrated categories, whose primary consumers have just started becoming comfortable purchasing online, will experience notably higher growth. These lines of merchandise include tools and hardware, which is predicted to grow at a 37% compound annual growth rate over the same six year period, garden supplies, which is predicted to grow at a 24% compound annual growth rate, and flowers, which is predicted to grow at a 26% compound annual growth rate.

Challenges Faced by Online Retailers

Although the online retail channel provides significant benefits over traditional retail channels, online retailers also face a number of challenges, including:

▪
Establishing Brand Recognition, Attracting New Customers and Building Customer Loyalty. It is important for Internet retailers to establish a recognized and trusted brand-name online because consumers are generally wary of purchasing products from unfamiliar retailers. Generating positive brand recognition is critical to acquiring new customers. Online retailers may also experience difficulty retaining their customers because of the relative ease of switching to different websites and purchasing products from other online retailers.

▪
Providing a Broad and Available Product Selection. In order to appeal to consumers, online retailers must provide a large selection of products readily available for delivery. However, it is difficult to keep such a broad selection of products ready for delivery without incurring considerable inventory and warehouse costs.

▪
Competing with Low Prices. Significant price competition exists between online retailers because consumers are able to quickly compare prices on the Internet. Online retailers must be able to provide a high value proposition in order to attract and retain customers.

▪
Achieving Sufficient Scale. Online retailers must achieve sufficient scale to compete successfully with other major online and offline retailers. Significant investments are required to build the infrastructure and implement the marketing and sales campaigns necessary to drive consumer website traffic and convert website visitors into customers. Therefore, online retailers must have access to adequate capital and generate sufficient revenues to achieve the necessary scale required to reach profitability.

▪
Developing Technology Infrastructure. Online retailers must develop and implement flexible and scalable technology systems to appropriately accommodate large product catalogs with significant data storage needs, high volume transaction processing, order fulfillment workflow and high quality customer support and management.

The uBid Solution

Our online marketplace provides merchants with an efficient and economical sales channel for maximizing revenue on their excess merchandise, while providing consumers with a convenient method for obtaining these products at substantial savings. Our online marketplace offers:

▪
Extensive Security and Fraud Protection. uBid’s online marketplace provides a trustworthy and secure buying environment in which we minimize fraudulent activity and questionable product quality frequently associated with purchase transactions from unestablished businesses, individual consumers and other non-commercial parties. All merchants offering goods in our online marketplace are required to successfully complete our merchant certification process, which includes verification of the merchant’s trade and bank references and other information which establishes that the merchant is in good business standing. As a result of this certification, fraudulent transactions in our marketplace are minimized. In addition, we require all buyers to provide a valid credit card before placing their initial bid, resulting in reductions to the occurrence of fraudulent bidding.

▪
Strong Brand and Loyal Customer Base. We have strengthened our “trust” positioning over the past year through advertising, marketing and promotional campaigns and consistent delivery of quality products at low prices. We have amassed five million member registrations since our inception in 1997.

▪
Broad and Deep Product Selection. We offer over 200,000 high quality, brand-name new, close-out, overstock and refurbished merchandise in over 200 categories including computer products, consumer electronics, apparel, housewares, watches, jewelry, travel, sporting goods, home improvement products and collectible products each day.

▪
Compelling Value to Consumers and Merchants. We attract new consumers and retain existing consumers by offering low prices on high quality, brand-name products in a marketplace supported by both auction style and fixed price formats. We provide additional value to our consumers by providing timely and accurate order processing, direct fulfillment where applicable and in-house customer support. Sellers are attracted to uBid because of the large and growing number of potential buyers. The frequency of product offerings and the ability to continuously add new items allow merchants to liquidate inventory quickly to minimize the risk of price erosion. In addition, our auction style and fixed price formats allow suppliers and sellers the opportunity to optimize sales value while simultaneously liquidating excess merchandise directly to a nationwide audience, without conflicting with their primary distribution channels.

Business Channels

We currently provide suppliers and merchants the opportunity to offer and sell their products in the marketplace through two distinct business channels:

uBid Direct:

The uBid Direct business channel provides us with management control over all aspects of product acquisition, sale and distribution process. Through uBid Direct, we directly source, purchase, warehouse and market surplus inventory from suppliers and merchants in our established network of approximately 3,700 companies. uBid Direct allows suppliers and merchants to achieve immediate cost recovery on their excess, overstock and close-out merchandise. We direct the offer and sale of uBid Direct inventory on our online marketplace through our auction style or fixed price formats. Finally, we manage all order processing, order fulfillment and customer support needs related to uBid Direct inventory. uBid typically earns the margin difference between our purchase and selling price on the auction style and fixed price completed transactions. This business channel accounted for approximately 97.9% of net revenue in 2004. uBid Direct net sales for the year ended July 31, 2002, eight month period ended March 31, 2003, nine month period ended December 31, 2003 and year ended December 2004 were $377.2 million, $99.9 million, $64.9 million and $85.2 million. uBid Direct represented 97.7%, 96.5%, 98.7%, and 97.9% of total sales for the year ended July 31, 2002, eight months ended March 31, 2003, nine months ended December 31, 2003 and year ended December 2004.

uBid Certified Merchant Program:

The UCM Program provides merchants with greater management control over certain aspects of the sale process related to their products, while maintaining the opportunity to sell their products to our consumers on our online marketplace through our auction style or fixed price formats. Merchants participating in the UCM Program manage all warehousing of and order fulfillment for their UCM Program inventory. However, uBid manages all order processing and first response customer service needs related to UCM Program transactions. In furtherance of our commitment to minimize fraudulent activity and to provide a trustworthy and credible online marketplace, we require all merchants, before participating in the UCM Program, to satisfactorily complete our merchant certification process which verifies each participating merchant’s business status and trade references. uBid charges the merchants a commission fee for all completed auction style and fixed price format transactions.

This business channel enables certified merchants to sell their products, while maintaining control over warehousing and fulfillment. It also provides uBid with the ability to reduce costs and risk associated with product procurement while increasing supply and maintaining our trust positioning. We earn a commission on all items sold and this channel generated approximately 2.1% of net revenue in 2004.

Primary Growth Strategy Objectives

Our objective is to achieve accelerated growth and expansion. To realize this objective we have designed the following growth strategy initiatives:

▪
Increased Consumer and Merchant Base. We intend to continue expanding our consumer user base through focused online marketing tactics. These efforts include paid search listings, comparison shopping, directory listings, affiliate banner ad programs and e-mail marketing. We continue to further optimize our website to increase our free listings within popular search engines (e.g., Google and Yahoo). In addition, we have begun identifying key opportunity segments of our database for targeted activation programs. These efforts have resulted in an increase in traffic to our website, which reached 3.4 million unique visitors in August 2005, an increase of 335% as compared to January 2005. We have implemented a significant ongoing charity program, “uBid/uGive,” which is expected to create positive market and branding exposure for uBid with minimal expenditures.

▪
Product Category Expansion. We plan to continue to add product categories to offer consumers a more comprehensive collection of merchandise. We have been successful in increasing product categories including collectibles and antiques, music, movies, games and apparel while expanding the depth of merchandise offered in all categories, particularly jewelry and gifts, home and garden, sports and hobbies.

▪
uBid Certified Merchant Program Expansion. We believe this program will significantly drive future growth. We anticipate capturing a large number of additional merchants by identifying and targeting the growing population of competitors’ disenfranchised merchants. We believe the UCM Program provides an attractive alternative by offering a simpler merchant fee structure, volume discounts and enhanced merchant services (such as dispute and collection assistance and relevant consumer statistics).

▪
Acquisitions. We are actively reviewing synergistic acquisition opportunities which are expected to provide inorganic expansion into additional channels. We are also pursuing acquisitions of complementary technology and auction services platforms.

The uBid Online Marketplace

We have designed an easy-to-use online marketplace (www.ubid.com) to provide a friendly and positive shopping experience through interactive auction style and fixed price formats. Consumers may enter the marketplace directly by typing www.ubid.com or through a link from various online marketing promotions to the uBid home page, a product category page, sub-category page or individual product listing. From the home page, an individual may choose a specific item from one showcased that day, proceed to a specific category (such as computers or electronics) or respond to a specific promotion.

Each item offered in the marketplace has a unique product page that includes a concise product description, full-color image and detailed technical specifications. In addition, each product page provides a table indicating the quantity available, bid range, minimum incremental bid, current winning bidders, winning bid amounts and the remaining time left to bid. Sample product pages are provided below:

Before bidding on any product offered in the marketplace, each consumer is required to register by completing a simple online registration form and providing a valid credit card number. uBid verifies all information included on the registration form and verifies the consumer’s credit card. Pre-registration of all consumers reduces the number of “non-payment” bidders and contributes to our ability to minimize fraud in the marketplace. After the consumer successfully completes pre-screening, the consumer creates a unique login name and password after which the pre-screened consumer is allowed to bid on products in the marketplace.

Pre-screened consumers participate in the marketplace by reviewing products and setting bid prices. After setting a bid price on an item, the consumer’s login name and bid price are placed on the bidder list provided on that item’s product page. Bidding continues until expiration of the pre-established open bid time for that item. During the open bidding period, consumers may elect to be notified by e-mail when they are outbid or may use the “Bid Butler” to automatically increase their bid up to a predetermined maximum dollar amount.

Sample Registration Page

On the day that the open bidding period ends, winning bidders are determined and notified by e-mail. The highest bidders of an item become the “winners.” Winning bidders may pay different prices, however, in the event of equal winning bid prices, bids on larger quantities and earlier bid times prevail. The winning customer’s credit card is then screened for fraud and credit availability, the purchase is processed, shipped and the customer’s credit card is charged.

Products and Merchandising

For the quarter ended September 30, 2005, our product mix based on units sold consisted of approximately 60% new merchandise and 40% refurbished products. This mix fluctuates from quarter to quarter depending on the type of products posted in our marketplace.

Most merchandise sold is covered by manufacturer, distributor or refurbisher warranties. Additionally, in most cases, in those states where third party warranties are permitted by law, extended warranties on merchandise are available for purchase. Merchandise from the following categories is offered in our marketplace:

▪
Computer Products: Including items such as desktops, portable computers, computer accessories, disk drives, modems, monitors/video equipment, components, printers, scanners, digital cameras, software and home office products.

▪	Consumer Electronics: Including items such as home theater equipment, home audio equipment, speakers, televisions, camcorders, VCRs, DVD players, portable audio players and automobile audio equipment.

▪	Apparel and Accessories: Including items such as men’s, women’s and children’s casual, fitness, and dress clothing, shoes and accessories.

▪	Jewelry and Gifts: Including items such as rings, earrings, watches, bracelets and loose stones.

▪	Home: Including items such as appliances, vacuum cleaners, furniture, tools, luggage, appliances, furnishings, art and lawn and garden.

▪	Sporting Goods and Memorabilia: Including items such as sports memorabilia and equipment for golf, tennis, health and fitness, outdoor sports, bicycles, water sports and team sports.

▪	Books, Music and Videos: Including items such as books, movies, video games, DVDs and CDs.

▪	Collectibles: Including items such as dolls, stamps, coins, pottery, glass and figurines.

Fulfillment and Logistics

We use a third party logistics warehouse and distribution system. This flexible system enables us to control warehouse costs and more closely manage the distribution of our directly procured merchandise because we only pay for the warehousing used on a per transaction basis. Direct product fulfillment and its related costs shrink or expand to fit the needs of the business. As a result, we do not incur significant overhead costs of owning and operating a warehouse.

Sales and Marketing

Our marketing strategy is aligned with our overall business goals to drive revenue and margin growth by increasing our consumer and merchant bases.

Our marketing strategy is focused primarily on four areas: 1) increasing consumer awareness of uBid as The marketplace you can trust™; 2) expanding and optimizing customer acquisition efforts; 3) implementing a scalable, cost-effective customer retention program; and 4) increasing the availability of qualified merchant leads for the UCM Program.

▪
Increasing consumer awareness of uBid’s “trust” position. uBid has created a unique position in the marketplace focused on earning consumer trust. This position of “trust” is supported by our focus on business-to-consumer selling (versus consumer-to-consumer selling), our efforts to minimize fraudulent sellers by requiring all merchants participating in the UCM Program to complete a merchant certification process, significant investments in our customer support services, internal product warehousing and payment transaction processing and endorsements from various recognized third party security and privacy programs. We believe this “trust” positioning will continue to set us apart from our competitors and provide a meaningful difference in attracting and maintaining customers.

▪
Expanding and optimizing customer acquisition efforts. Our marketing expenditures are primarily spent on attracting traffic to our website. Potential new customers are sourced through a range of online efforts including affiliate programs, paid search listings, shopping comparison programs, online partnerships and e-mail marketing. In addition, we are also evaluating new marketing channels such as offline direct response television and radio, in-store media, event marketing and single partnerships with key online media companies to broaden our customer demographics and drive larger incremental gains in customer acquisition.

▪
Implementing a scalable, cost-effective customer retention program. It is critical to have a program that effectively manages new customer relationships from acquisition to activation (1st time bidding/buying) to repeat purchase. We have recently begun investing in the implementation of our customer retention management. Our efforts to date have been focused on developing programs aimed at improving bidding/buying behavior among key customer segments: 1) recent bidders, 2) lapsed and long lapsed bidders, 3) inactive members (i.e., never bid), 4) registered members without a credit card on file, and 5) members without an opt-in e-mail address. In addition, we are working on a long term customer retention management strategy, which is expected to include development of a marketing data warehouse.

▪
Increasing the availability of qualified merchants for the UCM Program. The recruiting of merchants to the UCM Program has become a primary growth focus. We are marketing to prospective merchants principally through online media, including e-mail marketing and online trade media (e.g., auction industry newsletters), as well as offline through public relations and trade show events. We are also building our own merchant prospect list from several sources for use in direct solicitations via e-mail and direct mail. These efforts have resulted in a significant increase in the volume of qualified prospect applications for processing.

Customer Support and Service

Our ability to establish and maintain long term relationships with our customers and encourage repeat visits and purchases is dependent, in part, on the strength of our customer support and service operations. We have established multiple channels for communicating with our customers before and after the sale, including phone, e-mail and online support.

Customer Care Center

We currently employ a staff of in-house customer support personnel responsible for handling customer inquiries, tracking shipments, investigating and resolving problems with merchandise. Our Customer Care Center has a 165 seat capacity and is located in Danville, Illinois. Currently, we utilize less than 20% of the center’s capacity. Customer Care representatives are available for support from 8 a.m. - 6 p.m. CST Monday through Friday. In addition, our customer service representatives are trained to cross-sell complementary and ancillary products and services including extended product warranties and accessories.

Most products are covered by manufacturers’ warranties or third party warranties which customers can purchase through uBid. We will, in specific instances, accept merchandise returns if a product is defective or does not conform to the specifications of the item sold at auction, and we work with our customers to resolve complaints about merchandise.

In addition, we have automated some of our customer service functions including providing online access to product shipping status.

Certified Central

Certified Central is our secure web-based platform that allows our certified merchants to build a database of products, create auctions, download orders, and communicate with our Customer Care Team and Merchandising Department quickly and easily.  We provide many different services through Certified Central at no additional charge to our merchants. These services, which include the ability to upload multiple images and view top selling product reports, are designed to enhance the merchant’s selling experience and satisfaction with uBid.

Whether a merchant is expanding its marketplace options or entering the online auction channel for the first time, Certified Central is designed around a simple and easy-to-use interface. Certified Central is also backed by a live account management team to assist with planning, problems or inquiries.

uBid Technology

Our technology is based on a highly scalable, resilient architecture designed to maintain increased website availability and improved network performance.

Sample Auction Page

Our technology strategy focuses on: scalability to grow the business, increased availability, flexibility and security.

Scalability

uBid’s growth strategy focuses on building our buyer and seller bases which will require our technology to fundamentally support large capacity levels and provide scalability. Our technology is built on a “distributed architecture model” which enables our software applications to run parallel on multiple servers. This technique allows our system to load balance the increased traffic and workload among a group of servers.

The website supports several activities such as browsing/searching for items, registration of customers, auction management tasks (e.g., opening and closing of auctions or bidding for items in a variety of formats), order processing, credit card and fraud management.

At our peak volume levels, the platform was able to process over $430 million net revenues per year and 192,000 auctions a day.

In June 2004, to address aging concerns of our server farms and infrastructure, we upgraded our new data center and all of our hardware to further enhance the capacity and reliability of our technology platform. Hewlett Packard’s new generation type two servers provide optimal power and capacity to drive our web applications and database servers. All these servers are clustered into individual server farms that are critical to achieving the scale to carry the business moving forward. Additionally, we invested in a storage area network. A storage area network is very critical to providing scale and high levels of availability to our database servers.

Availability

Our business model dictates that our online marketplace be available 24 hours a day, 7 days a week. Our newly engineered data center has a robust, responsive, resilient platform to support our growing customer base. Our technology platform is able to achieve high availability by maintaining redundant components critical to the effective functioning of the platform. We have built a redundant and cost-efficient network that is resilient even if a few elements in the network fail. This has been achieved by designing a fully meshed network with dual network interfaces, switches, routers and load balancers. Every key data circuit that is critical to the availability of the platform has an alternate path to ensure that the website is reachable. Our website is connected to the Internet through redundant DS-3 circuits using AT&T as the back bone.

Flexibility

The underlying framework that is the core of the website can be reused to build out new software applications that are needed to support the new functionality of the website. This feature allows us to be flexible in creating new applications in direct response to the changing needs of merchandising and marketing. Our UCM Program merchants rely heavily on Certified Central, a web based system that enables them to manage their business on our website. This system has a powerful dashboard that gives visibility into critical data including auctions success, hot auctions, questions from prospective buyers, etc. We periodically upgrade this system to offer enhanced real time services which includes an Application Programming Interface feature using XML (Extensible Markup Language) that is used by merchants to bulk upload data into our platform. For our UCM Program merchants, this Application Programming Interface will significantly reduce the time to market their inventory.

Security

uBid operates a “trusted” online marketplace utilizing best-in-class auction technology. We have implemented measures to minimize buyer and seller fraud including pre-screening of all new bidders using leading anti-fraud detection tools. Our anti-fraud programs are continually updated to stay current with the latest evolution of online fraud tools. Additionally, all consumer sensitive data such as credit card numbers and passwords are encrypted and stored behind our secure network. We use Secure Sockets Layer and enhanced encryption algorithms to protect consumer sensitive data. The network is also protected with Intrusion Detection Systems and firewalls that allow restricted ports from the outside network.

Competition

The online auction services market is new, rapidly evolving, intensely competitive and has relatively low barriers to entry, as new competitors can launch new Websites at a relatively low cost. We believe that competition in the online auction market is based predominantly on:

▪	price;
▪	product quality and selection;
▪	shopping convenience;
▪	order processing and fulfillment;
▪	customer service; and
▪	brand recognition.

Our auction services compete with other online retailers and traditional liquidation “brokers,” some of whom may specifically adopt our methods and target our customers. We currently or potentially compete with a variety of companies that can be divided into two broad categories:

▪	liquidation e-tailers such as SmartBargains; and
▪	online retailers such as Amazon.com auctions, eBay, Inc. and Buy.com, Inc.

As the market for online auction grows, we believe that companies involved in online retail, as well as traditional retailers and liquidation brokers, will increase their efforts to develop services that compete with our online services. We also face potential competition from Internet companies not yet focused on the auction market. We are unable to anticipate which other companies are likely to offer services in the future that will compete with the services and products we provide.

In addition, many of our current and potential competitors have greater brand recognition, longer operating histories, larger customer bases and significantly greater financial, marketing and other resources than we do, and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Some of our competitors could enter into exclusive distribution arrangements with our vendors and deny us access to their products, devote greater resources to marketing and promotional campaigns and devote substantially more resources to their website and systems development than we do. New technologies and the continued enhancement of existing technologies also may increase competitive pressures on us. We cannot assure you that we will be able to compete successfully against current and future competitors or address increased competitive pressures. See “Risk Factors,” starting on page 6 of this prospectus.

Intellectual Property and Other Proprietary Rights

We regard our domain names and similar intellectual property as critical to our success. We rely on a combination of laws and contractual restrictions with our employees, customers, suppliers, affiliates and others to establish and protect our proprietary rights. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our intellectual property without authorization. In addition, we cannot assure you that others will not independently develop similar intellectual property. Although we are pursuing the registration of our key trademarks in the United States, some of our trade names are not eligible to receive trademark protection. In addition, effective trademark protection may not be available or may not be sought by us in every country in which our products and services are made available online, including the United States.

The uBid(SM) service mark is registered in the United States. Our proprietary software is protected by copyright laws. The source code for our proprietary software also is protected under applicable trade secret laws. We own the copyright and other proprietary rights for our auction processing and auction management applications. We own the patent license for fixed price consignment that will allow our vendors and our merchants to create auctions with fixed pricing. We also own the patent license for search agents that will allow us to search on inventory of our vendors.

From time to time, we may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us.

Third parties may, in the future, recruit our employees who have had access to our proprietary technologies, processes and operations. These recruiting efforts expose us to the risk that such employees will misappropriate our intellectual property.

Litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of outcome or merit, could result in substantial costs and diversion of management and technical resources, any of which could materially harm our business. See “Risk Factors,” starting on page 6 of this prospectus.

Employees

As of December 31, 2005, we had 95 full-time employees. None of our employees is represented by a labor union, and we consider our employee relations to be good. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel.

Properties

Our principal administrative, engineering, merchandising and marketing facilities total approximately 11,000 square feet and are located in Chicago, Illinois. We currently lease such facilities for $37,000 per month. The lease expires in November 2006.

Our in-house call center is located in Danville, Illinois. We currently lease this facility for $12,500 per month. The lease expires in October 2006.

Legal Proceedings

From time to time we may be named in claims arising in the ordinary course of business. Currently, no legal proceedings or claims are pending against us or involve us that, in the opinion of our management, could reasonably be expected to have a material adverse effect on our business or financial condition.

MANAGEMENT

The following table sets forth our executive officers and directors, their ages and position(s):

Name	Age	Position
Robert H. Tomlinson, Jr.	49	President and Chief Executive Officer and Director
Timothy E. Takesue	37	Executive Vice President, Merchandising
Anthony Priore	48	Chief Marketing Officer
Miguel A. Martinez, Jr.	50	Vice President, Finance and Secretary
Manoharan Sivashanmugam	35	Vice President, Technology
Stuart R. Romenesko	42	Chairman of the Board

Our directors hold office until the earlier of their death, resignation or removal or until their successors have been qualified. Because our Certificate of Incorporation calls for a staggered board, Mr. Romenesko’s term will expire at our 2007 annual meeting and Mr. Tomlinson’s term will expire at our annual meeting in 2008. Officers serve at the discretion of the board of directors.

Robert H. Tomlinson, Jr. has more than 25 years of finance, direct marketing and e-commerce experience. On December 29, 2005, Mr. Tomlinson was named President and Chief Executive Officer of uBid.com Holdings, Inc. Mr. Tomlinson joined uBid, Inc. in May 2002 as the Chief Financial Officer after having served as chief financial officer at Forbes.com from April 2000. In April 2003, Mr. Tomlinson became President of uBid, Inc. and in August 2005, he became the Chief Executive Officer of uBid, Inc.. Prior to Forbes, Mr. Tomlinson served as chief financial officer for American List Counsel, Inc, an industry leading database marketing organization, a position he had held since 1983. Earlier career experience includes finance and merger & acquisition roles with Young & Rubicam, Inc. and Chase Manhattan Bank, N.A. Mr. Tomlinson holds an MBA in International Finance from Fairleigh Dickinson University, a B.S. in Accounting from Seton Hall University and has a CPA certification in the State of New Jersey. Mr. Tomlinson was appointed as a director of uBid.com Holdings, Inc. on December 15, 2005.

Timothy E. Takesue has over 21 years of merchandising, retail, mail order and e-commerce experience. On December 29, 2005, Mr. Takesue was named Executive Vice President, Merchandising of uBid.com Holdings, Inc. In 1997, Mr. Takesue joined uBid, Inc. as a member of the original management team of officers. During his tenure with uBid, Inc., he has served in various positions including vice president of merchandising, senior vice president of merchandising and sales, interim CEO and acting chief marketing officer. Mr. Takesue became Executive Vice President, Merchandising of uBid, Inc. in April 2003. Mr. Takesue was an instrumental part of the officer team that led uBid, Inc. in the 1998 IPO, 1999 secondary offering, subsequent sale in 2000 to CMGI and purchase from CMGI in 2003. Mr. Takesue sits on the advisory board of The Brave Wings Foundation, a Northwestern Memorial Foundation charity, and attended Wayne State University in Detroit, Michigan.

Anthony Priore was named Chief Marketing Officer of uBid.com Holdings, Inc. on December 29, 2005. He has served as the Chief Marketing Officer of uBid, Inc. since April 2005. Mr. Priore has over 25 years of marketing experience. Prior to uBid, he served as chief marketing officer for Rewards Network (formerly iDine), a public loyalty marketing company. In 2003, Mr. Priore was at Experian Marketing Services, a division of Experian, Inc. as senior vice president of e-Marketing Services. Before Experian, he held the position of president from January, 2001 through November, 2002 at MarketsOnDemand/JobsOnLine and from March, 1999 through December, 2000, he served as senior vice president of marketing at Yesmail (formerly a CMGI company and now part of InfoUSA). Mr. Priore’s career also includes executive marketing positions at Leo Burnett, Peapod, Citicorp Diners Club and DDB. He is the co-author of the book, Email Marketing: Using Email to Reach Your Target Audience & Build Customer Relationships published by John Wiley & Sons, Inc. He has served on the advisory board of The DMA’s Association of Interactive Media (AIM) and two terms on the board of the Chicago Association of Direct Marketing (CADM). Mr. Priore holds both his Bachelors and Masters degrees from Northwestern University in Evanston, Illinois.

Miguel A. Martinez, Jr. was named Vice President of Finance of uBid.com Holdings, Inc. on December 29, 2005. He has served as Vice President of Finance of uBid, Inc. since February 2005. He was appointed as Secretary of uBid.com Holdings, Inc. in January 2006. Mr. Martinez brings over 20 years of financial management experience to uBid. Before joining uBid, from March of 1999 to November 2004, Mr. Martinez was senior vice president and chief financial officer with Hartford Computer Group, a leading PC manufacturer, distributor and service company. Mr. Martinez is a certified public accountant and received a BBA degree from Loyola University in Chicago, Illinois and is actively involved in several professional organizations.

Manoharan Sivashanmugam was named Vice President of Technology of uBid.com Holdings, Inc. on December 29, 2005. He served as Vice President of Technology of uBid, Inc. since April 2003, prior to which he served as uBid’s chief architect beginning in January 2001 and was instrumental in migrating uBid’s website to an XML based service-oriented architecture. During 2000, Mr. Sivashanmugam was the co-founder and director of application development in the B2B division at Fansedge.com, an online retail store of team licensed products and sports memorabilia. From 1996 through 2000, Mr. Sivashanmugam was technical manager for Whittman-Hart, Inc., a software consulting company, where he was responsible for several key projects completed for various Fortune 500 companies including GE Capital Auto Financial Services and Boise Cascade. Before 1996, he worked with a strategic partner of System Software Associates creating value-added products for their ERP suite. Mr. Sivashanmugam has a M.S. in Computer Science and a B.S. in Physics from University of Madras, India.

Stuart R. Romenesko was appointed as Chairman of the Board of uBid.com Holdings, Inc. on January 30, 2006. He has served as a director of uBid, Inc. since April 2003 and as the non-executive chairman of the board since August 2005. Mr. Romenesko is currently an executive vice president of Petters Group, a private company focused on creating, developing and investing in companies that manufacture, procure and market merchandising solutions for key growth markets. Mr. Romenesko joined Petters Group in October 2002 as its chief financial officer. Mr. Romenesko is chairman of the board of directors of WSS Media, Inc., a privately-owned company specializing in providing goods to consumers as an at-home shopping network. From January 2000 to October 2002, Mr. Romenesko was executive vice president, chief financial officer and co-founder of Magnum Technologies, Inc., a private software and services company that quantifies the impact of information technology performance on a company’s line(s)-of-business. He currently serves as a member of the board of directors of Magnum Technologies, Inc. Before joining Magnum Technologies, Inc., Mr. Romenesko was senior vice president finance, chief financial officer, treasurer and assistant secretary for ValueVision International, Inc. (a/k/a ShopNBC), an integrated electronic and print media direct marketing company, from February 1994 to June 1999. Before ValueVision, Mr. Romenesko, a certified public accountant, also served in a variety of capacities at a regional and an international accounting firm. Mr. Romenesko currently serves on the board of directors of several Petters Group operating companies. Mr. Romenesko holds a B.S. in Accounting from Marquette University.

Our above-listed officers and directors have neither been convicted in any criminal proceeding during the past five years nor parties to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining them from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities law or commodities law. Similarly, no bankruptcy petitions have been filed by or against any business or property of any of our directors or officers, nor has any bankruptcy petition been filed against a partnership or business association in which these persons were general partners or executive officers.

Board of Directors and Committees of the Board

We expect that our board of directors will ultimately consist of seven members. We are currently seeking additional qualified members and plan to appoint the remaining members as soon as reasonably practicable. Mr. Tomlinson was appointed to the board in connection with the merger. Mr. Romenesko was appointed to the board following the merger and the first private offering. He was appointed by Mr. Tomlinson on January 30, 2006 to fill a vacancy on the board.

We plan to list our common stock on a national securities exchange or on the NASDAQ National Market as soon as practicable. In anticipation of such listing, we intend to appoint such persons and form such committees as are required to meet the corporate governance requirements imposed by such national securities exchange. Therefore, we intend that a majority of our directors will be independent directors and at least one director will qualify as an “audit committee financial expert.” Additionally, the board of directors is expected to appoint an audit committee, nominating committee and compensation committee and to adopt charters relative to each such committee. Until further determination by the board, the full board of directors will undertake the duties of the audit committee, compensation committee and nominating committee of the board of directors.

Executive Compensation

The table below sets forth, for the 2003, 2004 and 2005 calendar years, the compensation earned by our Chief Executive Officer and the four other most highly compensated executive officers who received annual compensation in excess of $100,000. Such officers are referred to herein as our “Named Executive Officers.”

Summary Compensation Table

				Long-Term Compensation
	Annual Compensation			Awards		Payouts
Named Executive Officer & Principal Position	Year (4)	Salary ($)	Bonus ($)	Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)	Securities Underlying Options/SARs (#)(5)	All Other Compensation ($)
Robert H. Tomlinson, Jr.	2005	$250,000	--	$1,500	--	500,000	$31,500(1)
President and Chief Executive Officer	2004	$250,000	$125,000	--	--	--	$25,410(1)
	2003 (6)	$237,500	$175,000	--	--	--	--

Timothy E. Takesue	2005	$225,000	--	$1,500	--	500,000	--
Executive Vice President of Merchandising	2004	$225,000	$112,500	--	--	--	--
	2003 (7)	$213,750	$175,000	--	--	--	--

Manoharan Sivashanmugam	2005	$135,000	$10,000	$1,350	--	75,000	$131,711(3)
Vice President of Technology	2004	$120,846	$2,500	--	--	--	--
	2003 (8)	$104,131	$1,000	--	--	--	--

Anthony Priore	2005	$135,192	$10,000	$329	--	150,000	--
Chief Marketing Officer	2004	--	--	--	--	--	--
	2003	--	--	--	--	--	--

Miguel A. Martinez, Jr.	2005	$129,808	$50,000	$1,500	--	75,000	--
Vice President, Finance	2004	--	--	--	--	--	--
	2003	--	--	--	--	--	--
_________________________
Notes:
(1) Represents temporary housing and relocation expenses.
(2) Represents employer contribution to 401(k) retirement plan.
(3) Represents the value of payments received on termination of the Phantom Stock Option Plan, terminated in July, 2005.
(4) Information included is for each respective calendar year. Information for the period from January 1, 2003 through March 31, 2003 represents compensation received from CMGI, uBid’s former parent company.
(5) Represent options granted under the 2005 Equity Incentive Plan.
(6) Mr. Tomlinson’s annual compensation during 2003 included salary of $57,692 paid by CMGI and salary of $179,808 paid by uBid. Mr. Tomlinson’s bonus of $175,000 was paid entirely by uBid.
(7) Mr. Takesue’s annual compensation during 2003 included salary of $51,923 paid by CMGI and salary of $161,827 paid by uBid. Mr. Takesue’s bonus of $175,000 was paid entirely by uBid.
(8) Mr. Sivashanmugam’s annual compensation during 2003 included salary of $23,577 paid by CMGI and salary of $80,554 paid by uBid. Mr. Sivashanmugam’s bonus of $1,000 was paid entirely by uBid.

The following table shows the number of options to purchase common stock granted to each of the Named Executive Officers during 2005.

Option/SAR Grants in Last Fiscal Year (1)

Individual Grants					Potential Realizable Value at Assumed Annual Rate Of Stock Price Appreciation For Options Term (4)
Name	Number of Securities Underlying Option/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Robert Tomlinson(2)	500,000	29.04%	$4.50	December 29, 2015	$2,758,850.98	$5,725,758.06
Timothy E. Takesue (2)	500,000	29.04%	$4.50	December 29, 2015	$2,758,850.98	$5,725,758.06
Anthony Priore (3)	150,000	8.71%	$4.50	December 29, 2015	$827,655.29	$1,717,727.42
Miguel A. Martinez (3)	75,000	4.36%	$4.50	December 29, 2015	$413,827.65	$858,863.71
Manoharan Sivashanmugam (3)	75,000	4.36%	$4.50	December 29, 2015	$413,827.65	$858,863.71

(1) The 2005 Equity Incentive Plan was approved by our board of directors on December 15, 2005. Also on December 15, 2005, the 2005 Equity Incentive Plan was approved by the sole stockholder of Cape Coastal on that date. These actions were announced in our Current Report on Form 8-K, filed with the SEC on December 23, 2005. As disclosed in our definitive Information Statement filed with the SEC on January 30, 2006, on January 12, 2006, the holders of a majority of our outstanding shares of common stock ratified the 2005 Equity Incentive Plan.

(2) This option grant was made on December 29, 2005 and has a four-year vesting schedule pursuant to which 1/3 of the total option becomes exercisable on the 24-month anniversary of the grant, 1/3 of the total option becomes exercisable on the 36-month anniversary of the grant, and the remaining portion becomes exercisable on the 48-month anniversary of the grant.

(3) This option grant was made on December 29, 2005 and has a four-year vesting schedule pursuant to which 1/4 of the total option becomes exercisable on the 12-month anniversary of the grant, 1/4 of the total option becomes exercisable on the 24-month anniversary of the grant, 1/4 of the total option becomes exercisable on the 36-month anniversary of the grant, and the remaining portion becomes exercisable on the 48-month anniversary of the grant.

(4) The first trade of our shares took place on January 4, 2006. Therefore, the market closing price of $6.15 on January 4, 2006 has been used for purposes of the calculations in the table above.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options/SARs at Fiscal Year-End (Exercisable/Unexercisable)	Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End (Exercisable/Unexercisable)
Robert Tomlinson (1)	--	--	0 / 500,000	$0.00 / $0.00
Timothy E. Takesue (1)	--	--	0 / 500,000	$0.00 / $0.00
Anthony Priore (2)	--	--	0 / 150,000	$0.00 / $0.00
Miguel A. Martinez (2)	--	--	0 / 75,000	$0.00 / $0.00
Manoharan Sivashanmugam (2)	--	--	0 / 75,000	$0.00 / $0.00

(1) Was granted options on December 29, 2005 with a four-year vesting schedule pursuant to which 1/3 of the total options become exercisable on the 24-month anniversary of the grant, 1/3 of the total options become exercisable on the 36-month anniversary of the grant, and the remaining options become exercisable on the 48-month anniversary of the grant.

(2) Was granted options on December 29, 2005 with a four-year vesting schedule pursuant to which 1/4 of the total options become exercisable on the 12-month anniversary of the grant, 1/4 of the total options become exercisable on the 24-month anniversary of the grant, 1/4 of the total options become exercisable on the 36-month anniversary of the grant, and the remaining options become exercisable on the 48-month anniversary of the grant.

Compensation of Directors

There are currently no compensation arrangements in place for the members of the board. We expect to establish these arrangements as new members are appointed to the board.

Employment Contracts, Termination of Employment and Change in Control

We have entered into executive employment agreements with our President and Chief Executive Officer, our Executive Vice President of Merchandising and our Chief Marketing Officer.

Robert H. Tomlinson, Jr. - President and Chief Executive Officer

On December 29, 2005, we entered into an executive employment agreement with Mr. Tomlinson which provides for an initial annual base salary of $275,000 for the first 12 months of the agreement increasing to $300,000 during the second 12 months of the agreement.

Under the agreement, Mr. Tomlinson also received options to purchase up to 500,000 shares of common stock under the 2005 Equity Incentive Plan, which vest as follows: 1/3 of the options will vest on the 24 month anniversary of the date of the grant, 1/3 of the options will vest on the 36 month anniversary of the date of grant and the remaining 1/3 on the 48 month anniversary of the date of grant. The exercise price of the options is $4.50 per share. Subsequent grants of stock options shall vest and be exercisable pursuant to the terms and conditions of the 2005 Equity Incentive Plan.

Mr. Tomlinson’s employment agreement has a term commencing on the execution of the agreement and continuing for a period of 24 months. The agreement provides that if Mr. Tomlinson is terminated by us without cause or if Mr. Tomlinson terminates the agreement for good reason, including a change of control that results in the termination of Mr. Tomlinson’s employment with uBid or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard separation and release agreement, to severance payments in the amount of his annual base salary at the time of such termination and all health insurance coverage for a period of 12 months following termination. A change of control includes an acquisition of 51% or more of our outstanding voting securities or consummation of a tender offer or exchange offer where the offeree acquires more than 51% of our then-outstanding voting securities.

Timothy E. Takesue - Executive Vice President of Merchandising

On December 29, 2005, we also entered into an executive employment agreement with Mr. Takesue which provides for an initial annual base salary of $250,000 for the first 12 months of the agreement increasing to $275,000 during the second 12 months of the agreement.

Under the agreement, Mr. Takesue received options to purchase up to 500,000 shares of common Stock under the 2005 Equity Incentive Plan, which vest as follows: 1/3 of the options will vest on the 24 month anniversary of the date of the grant, 1/3 of the options will vest on the 36 month anniversary of the date of grant and the remaining 1/3 on the 48 month anniversary of the date of grant. The exercise price of the options is $4.50 per share. Subsequent grants of stock options shall vest and be exercisable pursuant to the terms and conditions of the 2005 Equity Incentive Plan.

Mr. Takesue’s employment agreement has a term commencing on the execution of the agreement and continuing for a period of 24 months. The agreement provides that if Mr. Takesue is terminated by us without cause, or if Mr. Takesue terminates the agreement for good reason, including a change of control that results in the termination of Mr. Takesue’s employment with uBid or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard separation and release agreement, to severance payments in the amount of his annual base salary at the time of such termination and all health insurance coverage for a period of 12 months following termination.

Anthony Priore - Chief Marketing Officer

On December 29, 2005, we entered into an executive employment agreement with Mr. Priore which provides for an initial annual base salary of $190,000 for the first 12 months of the agreement increasing to $210,000 during the second 12 months of the agreement.

Under the agreement, Mr. Priore received options to purchase up to 150,000 shares of common stock under the 2005 Equity Incentive Plan, and vest as to one-quarter of these options on each of the next four anniversaries of the date of grant. The exercise price of the options is $4.50 per share. Subsequent grants of stock options shall vest and be exercisable pursuant to the terms and conditions of the 2005 Equity Incentive Plan.

Mr. Priore’s employment agreement has a term commencing on the execution of the agreement and continuing for a period of 24 months. The agreement provides that if Mr. Priore is terminated by us without cause, or if Mr. Priore terminates the agreement for good reason, including a change of control that results in the termination of Mr. Priore’s employment with uBid or a material adverse change in his duties and responsibilities, he will be entitled, after execution of our standard separation and release agreement, to severance payments in the amount of 50% of his annual base salary at the time of such termination and all health insurance coverage for a period of 6 months following termination.

Compensation Committee Interlocks and Insider Participation

We do not presently have an established compensation committee in place. The Petters Group, including Stuart Romenesko, primarily negotiated the employment agreements of our Named Executive Officers. Messrs. Tomlinson and Takesue, executive officers, participated in compensation discussions regarding our employees.

2005 Equity Incentive Plan

On December 15, 2005, Cape Coastal’s board approved and adopted the 2005 Equity Incentive Plan. Also on December 15, 2005, the 2005 Equity Incentive Plan was approved by the sole stockholder of Cape Coastal on that date. These actions were announced in our Current Report on Form 8-K, filed with the SEC on December 23, 2005. As disclosed in our definitive Information Statement filed with the SEC on January 30, 2006, on January 12, 2006, the holders of a majority of our outstanding shares of common stock ratified the Plan. The 2005 Equity Incentive Plan as an equity-based compensation plan to provide incentives to, and to attract, motivate and retain the highest qualified employees, directors, consultants and other third party service providers. The 2005 Equity Incentive Plan enables the board to provide equity-based incentives through grants or awards of stock options and restricted stock awards (collectively, “Incentive Awards”) to our present and future employees, consultants, directors, and other third party service providers.

The board has reserved a total of 2,500,000 shares of common stock for issuance under the 2005 Equity Incentive Plan. If an Incentive Award granted pursuant to the 2005 Equity Incentive Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an Incentive Award, the shares subject to such award and the surrendered shares will become available for further awards under the 2005 Equity Incentive Plan. On December 29, 2005, we granted options under the 2005 Equity Incentive Plan to purchase 1,721,700 shares of common stock to our Named Executive Officers and other employees.

At the earliest reasonably practicable date after April 11, 2006, we plan to file a registration statement on Form S-8 to register the shares of common stock reserved for issuance upon the exercise of Incentive Awards under the 2005 Equity Incentive Plan. This registration statement is expected to become effective on filing. Subject to Rule 144 limitations, shares of common stock issued upon exercise of stock options and other incentive awards granted under the 2005 Equity Incentive Plan after the effective date of the registration statement on Form S-8 will be eligible for resale in the public market without restriction.

The number of shares subject to the 2005 Equity Incentive Plan, any number of shares subject to any numerical limit in the 2005 Equity Incentive Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in uBid’s outstanding common stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

All of the options issued on December 29, 2005 under the 2005 Equity Incentive Plan will expire on December 29, 2015 if not exercised prior to that date. Other Incentive Awards will not automatically have a similar term; each incentive award is subject to such term as our board of directors determines upon the grant of the Incentive Award. None of the Incentive Awards granted under the 2005 Equity Incentive Plan on December 29, 2005 was issued for cash consideration collected from the participants. The Incentive Awards were granted to participants in the 2005 Equity Incentive Plan on the basis of services to be provided to us by the participants. We expect that all future Incentive Awards will be granted by our board of directors on the basis of the quality and nature of the services to be provided to us by the participants rather than for cash consideration.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of February 7, 2006, the number of shares of our common stock beneficially owned, and the percent so owned, by (1) each person known to us to be the beneficial owners of more than 5% of the outstanding shares of our common stock, (2) each of our directors, (3) our Chief Executive Officer during 2005 and each of the four most highly compensated executive officers other than our Chief Executive Officer who served as executive officers during 2005 (our “Named Executive Officers”) and (4) all of our directors and Named Executive Officers as a group. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. The address of each executive officer and director is c/o uBid, 8550 West Bryn Mawr, Chicago, Illinois 60631.

	Shares Beneficially Owned
Name	Number	Percent (1)
Thomas J. Petters (2)(9)	7,605,714	36.36%
Petters Group Worldwide, LLC (3)(9)	6,189,047	30.03%
Tudor Investment Corporation (4)(10)	2,083,334	10.04%
Smithfield Fiduciary LLC (5)	1,972,222	9.45%
D.E. Shaw Valence Portfolios, L.L.C. (6)	1,250,000	6.07%
Alexandra Global Master Fund Ltd. (7)	1,069,446	5.17%
Robert H. Tomlinson, Jr.	465,776	2.29%
Timothy E. Takesue	465,776	2.29%
Miguel A. Martinez, Jr.	44,081	0.22%
Anthony Priore	20,881	0.10%
Manoharan Sivashanmugam	11,600	0.06%
Stuart R. Romenesko (8)	28,125	0.14%

All directors and executive officers as a group (6 people)	1,036,239	5.09%

____________________
Notes:

(1) Based on a total of 20,333,333 shares outstanding as of February 7, 2006. Shares underlying warrants exercisable within 60 days of February 7, 2006 are considered for the purpose of determining the percent of the class held by the holder of such warrants, but not for the purpose of computing the percentages held by others.
(2) Includes: 6,189,047 shares beneficially owned by Petters Group Worldwide, LLC, including 277,778 warrants exercisable within 60 days by Petters Group Worldwide, LLC; and 305,556 warrants exercisable within 60 days by Petters Company, Inc. Mr. Petters has sole voting and investment power over all of the shares indicated in the table as being beneficially owned by Mr. Petters, Petters Group Worldwide, LLC and Petters Company, Inc.
(3) Includes 277,778 warrants exercisable within 60 days.
(4) Includes 416,667 warrants exercisable within 60 days. The shares beneficially owned by Tudor Investment Corporation are beneficially owned by a group of 3 beneficial owners, including: The Tudor BVI Global Portfolio Ltd. (215,738 shares directly owned and warrants to acquire an additional 53,935 shares of common stock), Tudor Proprietary Trading, L.L.C. (116,167 shares directly owned and warrants to acquire an additional 29,042 shares of common stock) and Witches Rock Portfolio Ltd. (1,334,762 shares directly owned and warrants to acquire an additional 333,690 shares of common stock). Tudor Investment Corporation provides investment advisory services to The Tudor BVI Global Portfolio Ltd. and Witches Rock Portfolio Ltd. and may therefore be deemed the beneficial owner of these shares. Tudor Investment Corporation is also an affiliate of Tudor Proprietary Trading, L.L.C. Paul Tudor Jones, II is the controlling shareholder of Tudor Investment Corporation and the indirect controlling equity holder of Tudor Proprietary Trading, L.L.C. Each of Tudor Investment Corporation and Mr. Jones expressly disclaims beneficial ownership of shares not directly owned by them.

(5) Includes 444,445 warrants exercisable within 60 days. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC. The address for Smithfield Fiduciary LLC, Highbridge International LLC, and Highbridge Capital Corporation is The Cayman Corporate Center, 4th Floor, 27 Hospital Road, George Town, Grand Cayman, Cayman Islands, BWI. The address for Highbridge Capital L.P., Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca is c/o Highbridge Capital Management, LLC, 9 West 57th Street, 27th Floor, New York, New York 10019. The address for Highbridge Master L.P., Highbridge GP, Ltd. and Highbridge GP, LLC is c/o Harmonic Fund Services, Cayman Financial Centre, Tower C, 36 Dr. Roy’s Drive, George Town, Grand Cayman, Cayman Islands, BWI. This information was provided in a report on Schedule 13G filed with the SEC on January 9, 2006 and in information provided to us from Smithfield Fiduciary LLC.
(6) Includes 250,000 warrants exercisable within 60 days. The address for D.E. Shaw Valence Portfolios, L.L.C. is 120 West 45th Street, 39th Floor, New York, NY 10036. This information was provided to us by D.E. Shaw Valence Portfolios, L.L.C.
(7) Includes 347,223 warrants exercisable within 60 days. Alexandra Investment Management, LLC, serves as the investment advisor to Alexandra Global Master Fund Ltd. By reason of such relationship, Alexandra Investment Management, LLC, may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra Global Master Fund Ltd. Alexandra Investment Management, LLC disclaims beneficial ownership of such shares of common stock. Messrs. Mikhail A. Filimonov and Dimitri Sogoloff are, respectively, the Chairman, Chief Executive Officer, Managing Member and Chief Investment Officer and the President, Managing Member and Chief Risk Officer, of Alexandra Investment Management, LLC. By reason of such relationships, Mr. Filimonov and Mr. Sogoloff may be deemed to share dispositive power over the shares of common stock stated as beneficially owned by Alexandra Global Master Fund, Ltd. Each of Messrs. Filimonov and Sogoloff disclaims beneficial ownership of the shares of common stock beneficially owned by Alexandra Global Master Fund Ltd. The address of Alexandra Global Master Fund Ltd. is Citgo Building, Wickams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands. The address of Alexandra Investment Management, LLC and Messrs. Filimonov and Sogoloff is 767 Third Avenue, 39th Floor, New York, New York, 10017. This information was provided in a report on Schedule 13G filed with the SEC on February 7, 2006.
(8) Includes 5,625 warrants exercisable within 60 days. The shares beneficially owned by Mr. Romenesko are held by the Stuart R. Romenesko Revocable Trust dated October 7, 1999.
(9) Information regarding the number of shares beneficially owned by Thomas J. Petters, Petters Group Worldwide, LLC and Petters Company, Inc. was provided in a report on Schedule 13D filed with the SEC on January 9, 2006. The address for each of Thomas J. Petters, Petters Group Worldwide, LLC and Petters Company, Inc. is: 4400 Baker Road, Minnetonka, Minnesota 55343.
(10) Information regarding the number of shares beneficially owned by Tudor Investment Corporation and its affiliated entities was provided in a report on Schedule 13G filed with the SEC on January 3, 2006 by Paul Tudor Jones, II, The Tudor BVI Global Portfolio, Ltd., Tudor Investment Corporation, Tudor Proprietary Trading, L.L.C and Witches Rock Portfolio Ltd. The business address for Tudor Investment Corporation is: c/o Tudor Investment Corporation, 1275 King Street, Greenwich, Connecticut 06831-2936.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with the incorporation of Takumi (now known as uBid) in March 2003, 1,072 shares of voting common stock were issued to Messrs. Tomlinson and Takesue, as founders, for de minimus consideration. In April 2003, 2,500 shares of voting convertible preferred stock were issued to Petters Group for its $1.0 million capital contribution.

On April 2, 2003, uBid and Petters Group, a holder of greater than 5% of our outstanding common stock, executed a Shared Resources Agreement with a term of one year and automatic renewals of one year until terminated by either party with 60 days’ prior notice. Pursuant to this agreement, Petters Group provides executive, facilities management, finance, general and administrative, legal, marketing, merchandising and operations services to uBid for which uBid was charged $360,000 in 2005, $264,000 for the year ended December 31, 2004 and $198,000 from April 2003 through December 2003. We terminated the Shared Resources Agreement as of January 31, 2006. As mentioned above, Mr. Romenesko is the executive vice president of Petters Group.

We purchase products from Petters Group for direct purchase sales. Purchases from Petters Group were $1.5 million and $0.5 million for the periods ended December 31, 2004 and 2003, respectively and $0.5 million for the nine months ended September 30, 2005.

Petters Group owns approximately 25% of the outstanding shares of WSS Media, Inc., located in Minneapolis, Minnesota. During the year ended December 31, 2005, we sold approximately $223,000 in product to WSS Media, Inc. At year end, the balance was unpaid. Mr. Romenesko is the chairman of the board of WSS Media, Inc. a privately held company providing goods to consumers as an at-home shopping network.

In 2003, we issued a convertible promissory note in the principal amount of $0.5 million for the benefit of Petters Group. The promissory note bore interest at an annual rate of 8%. This note plus accrued interest was paid in full on April 1, 2005.

On April 2, 2003, we entered into a secured revolving credit agreement and promissory note with Petters Group for up to $5.0 million. On November 22, 2004, we entered into a second secured revolving credit agreement and promissory note for up to $4.0 million. In March 2005, the second agreement was increased to $5.5 million. Both agreements were secured by a subordinated security interest in all of our assets. Both agreements were scheduled to expire March 31, 2006. Borrowings under the revolving line bear an annual interest rate of 14%. There are no financial covenants provided for in the agreements. In connection with the private offerings, the note holders cancelled these promissory notes as consideration in the private offerings for the issuance to Petters Company, Inc. of 1,222,223 shares of common stock and warrants to purchase 305,556 shares of common stock, and the issuance to the Petters Group of 1,111,111 shares of common stock and warrants to purchase 277,778 shares of common stock.

On July 21, 2004, Banco Popular issued an irrevocable letter of credit to Sony Corporation in the amount of $5.0 million, which provides Sony the right to draw on the letter of credit in the event that we are in default of payments related to inventory purchases of new and refurbished product made by uBid from Sony. The letter of credit is secured by all of our assets. Lancelot, a Petters Group affiliate, and Petters Group, guaranteed the letter of credit. Sony and Petters Group have agreed to buy back the Sony product from uBid in the event of a default. The letter of credit agreement contains certain restrictions on additional borrowings, guarantees, disposals of assets, transactions with affiliates and mergers and acquisitions. On December 30, 2005, we provided a $5.0 million deposit as a restricted cash security to Banco Popular to release Lancelot and Petters Group from their obligations under the letter of credit. The funds provided were a portion of the proceeds from the private offerings. The letter of credit expires on July 21, 2006.

On April 27, 2005, uBid entered into a 90-day debt agreement and promissory note with Lancelot, which was extended for one year on July 26, 2005. This agreement provided for borrowings of $5.0 million. The note had an annual interest rate of 14% due monthly. The note was guaranteed by Petters Company, Inc. and Thomas J. Petters. There were no financial covenants provided for in the agreement. The September 30, 2005 balance of $5.0 million was retired with a portion of the proceeds from the private offerings.

In mid-2005, Cape Coastal entered into an agreement with Calico Capital Group, LLC to serve as its financial advisor in connection with the merger and the private offerings. Thomas J. Petters owns 10% of the outstanding membership interests in Calico. As consideration for its services, we paid Calico a $550,000 fee on the Closing Date. In addition, on February 3, 2006, in connection with the second private offering, we issued Calico 600,667 shares of our common stock, valued at $4.50 per share, with an aggregate value of approximately $2.7 million.

In connection with the closing of the second private offering on February 6, 2006, we redeemed a total of 2,666,668 shares. From Messrs. Tomlinson and Takesue, two of our executive officers, we redeemed a total of 444,444 shares (222,222 shares from each) for total consideration of $2 million. We also redeemed 1,000,001 shares of common stock from Petters Group for $4.5 million and 1,222,223 shares of common stock from Petters Company, Inc. for consideration of $5.5 million.

DESCRIPTION OF CAPITAL STOCK

Historical Information About Our Capital Stock

Immediately before the merger, the authorized capital stock of uBid consisted of 34,500 shares of capital stock, 5,000 of which were designated as Series A Preferred Stock, par value $400 per share, 22,500 of which were designated as Series B Preferred Stock, par value $400 per share, 5,000 of which were designated voting common stock, par value $0.0001 per share, and 2,000 of which were designated non-voting common stock, par value $0.0001 per share.

As of September 30, 2005, the authorized capital stock of Cape Coastal Trading Corporation (the previous public reporting entity) consisted of 50,000,000 shares of common stock, par value $0.001 per share.

Capital Stock Issued and Outstanding

Immediately before the merger on December 29, 2005, uBid had 2,500 shares of Series A Preferred Stock issued and outstanding, 1,072 shares of common stock issued and outstanding and 221 shares of non-voting common stock issued and outstanding.

As of September 30, 2005, Cape Coastal had 2,300,375 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. As previously reported on our Current Reports on Form 8-K and Form 8-K/A, filed on December 21, 2005, Cape Coastal effected a reverse stock split on December 15, 2005, in which each share of common stock was converted into 0.6 shares of common stock. The reverse stock split reduced the number of shares of common stock outstanding from 2,300,375 to 1,380,201. On December 23, 2005, 780,870 shares of common stock were cancelled without further consideration. As a result of the reverse stock split and cancellation, Cape Coastal had 599,331 shares of common stock issued and outstanding immediately before the merger. Of the 599,331 shares that remained issued and outstanding, we are registering 476,107 of such shares under this registration statement. A total of 96,224 shares of Cape Coastal’s shares were previously registered under the Securities Act pursuant to the Form SB-2 filed with the SEC on May 20, 2004. The remaining 27,000 outstanding shares of Cape Coastal were deemed exempt from the registration requirements of the Securities Act, based on the provisions of Section 4(1) of the Securities Act and Rule 144 of the SEC.

On December 15, 2005, Cape Coastal Trading Corporation reincorporated from a New York corporation to a Delaware corporation. After the reincorporation, Cape Coastal’s Certificate of Incorporation was amended to authorize 225,000,000 shares of capital stock, of which 200,000,000 are shares of common stock, par value $0.001 per share and 25,000,000 are blank-check preferred stock, par value $0.001 per share.

As of February 7, 2006, the following shares and rights to acquire shares of our capital stock were issued and outstanding:

▪	20,333,333 shares of common stock;

▪	0 shares of preferred stock;

▪	Options to purchase 1,721,700 shares of common stock granted to executives and other employees of uBid under our 2005 Equity Incentive Plan;

▪	Warrants to purchase 320,000 shares of common stock issued to the placement agents in the private offerings;

▪	Warrants to purchase 333,333 shares of common stock issued to the Note Holders;

▪	Warrants to purchase 3,250,005 shares of common stock issued to the new investors (including warrants to purchase 583,334 shares of our common stock issued to Petters Group and its affiliates).

The following description of our capital stock is derived from our Certificate of Incorporation and By-laws as well as relevant provisions of applicable law. Such description is not intended to be complete and is qualified in its entirety by reference to our Certificate of Incorporation and By-laws.

Description of Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of preferred stock. Except as otherwise provided by law, and subject to any voting rights granted holders of preferred stock, amendments to our Certificate of Incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock created by the board from time to time, the common stockholders will be entitled to such cash dividends as may be declared from time to time by the board from funds available. Subject to any preferential rights of any outstanding series of preferred stock, upon our liquidation, dissolution or winding up, the common stockholders will be entitled to receive pro rata all assets available for distribution to such holders.

Description of Preferred Stock

We are authorized to issue 25,000,000 shares of “blank check” preferred stock, par value $0.001 per share, none of which as of the date hereof is designated, issued or outstanding. The board of directors is vested with authority to divide the shares of preferred stock into series and to fix and determine the relative rights and preferences of the shares of any such series. Once authorized, the dividend or interest rates, conversion rates, voting rights, redemption prices, maturity dates and similar characteristics of the preferred stock will be determined by the board of directors, without the necessity of obtaining approval of the stockholders.

Description of Options

There are currently issued and outstanding options to purchase 1,721,700 shares of our common stock, issued to our Named Executive Officers and employees. Except as otherwise described in this prospectus, the options were issued pursuant our 2005 Equity Incentive Plan at an exercise price of $4.50 per share and will vest in equal annual increments over the four-year period following the date of grant. The options generally have a ten-year term from the date of grant. The terms of the options are further described under the heading “Management” herein.

Description of Warrants

There are presently warrants issued to purchase 3,903,338 shares of common stock as follows: warrants held by investors purchasing units in the private offerings (including the Petters Group and Petters Company, Inc.) providing for the purchase of 3,250,005 shares of common stock for five years at an exercise price of $5.85 per share; warrants held by the Note Holders, providing for the purchase of 333,333 shares of common stock for three years at an exercise price of $4.50 per share and warrants held by the placement agents providing for the purchase of 320,000 shares of common stock for five years at an exercise price of $4.50 per share.

The warrants, at the option of the holder, may be exercised by cash payment of the exercise price or, in the event that the registration statement of which this prospectus is a part is not declared effective by the SEC by December 29, 2006, by “cashless exercise.” A “cashless exercise” means that instead of paying the aggregate purchase price for the shares being purchased upon exercise of the warrants in cash, the holder will forfeit a number of shares underlying the warrants with a “fair market value” equal to such aggregate exercise price. We will not receive additional proceeds from the exercise of the warrants, to the extent that the warrants are exercised by cashless exercise.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number, the number of shares of common stock to be issued to the warrant holder.

Registration Rights

We have agreed to use our reasonable best efforts to prepare and file, within 45 days of the closing of the first private offering (December 29, 2005), a registration statement registering for resale the shares of common stock acquired by the investors in the private offerings, the shares of common stock underlying the warrants acquired by the investors, the shares of common stock retained by the Cape Coastal stockholders that have not already been registered, the shares issued to former uBid, Inc. stockholders in the merger, the shares of common stock underlying the warrants issued to the placement agents, and the shares of common stock underlying the warrants issued to the Note Holders. We have also agreed to register all shares of common stock issued or issuable in respect of shares referred to above by virtue of any stock split, stock dividend, recapitalization or similar event on a delayed or continuous basis under Rule 415 of the Securities Act. This prospectus is part of such registration statement. If the registration statement is not filed within 45 days after the closing of the December 29, 2005 offering, we are required to pay each investor liquidated damages, in cash, in the amount of 1.0% of the purchase price multiplied by the amount of securities held by such investor as of the date of default. If this registration statement has not been declared effective by the SEC within 90 days of the closing of the December 2005 offering (if the registration statement is not reviewed by the SEC) or within 120 days of the closing of the December 2005 offering (if the registration statement is reviewed by the SEC), we are required to pay each investor liquidated damages, in cash, in the amount of 1.0% of the purchase price multiplied by the amount of securities held by such investor as of the date of default. The liquidated damage payments are due on a monthly basis until the applicable event of default has been cured. Any such payments shall apply on a pro-rata basis for any portion of a month before an event of default is cured. Any late payments shall bear interest at a rate of 1.0% per month until paid in full.

Indemnification of Officers and Directors

Under Delaware law, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, if such director or officer acted in good faith, for a purpose which such person reasonably believed to be in or not opposed to the best interests of the corporation and, in criminal actions or proceedings, had no reasonable cause to believe that such conduct was unlawful.

In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses, including attorneys’ fees, actually and necessarily incurred by such person in connection with the defense or settlement of such action or suit, if such director or officer acted in good faith for a purpose which such person reasonably believed to be in or not opposed to the best interests of the corporation. However, no indemnification will be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses.

Delaware law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Delaware law provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors to the fullest extent permitted by Delaware law and may, if and to the extent authorized by our board of directors, indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever.

Any amendment, modification or repeal of the foregoing provisions shall be prospective only, and shall not affect any rights or protections of any of our directors existing as of the time of such amendment, modification or repeal.

We may also, at the discretion of our board of directors, purchase and maintain insurance to the fullest extent permitted by Delaware law on behalf of any of our directors, officers, employees or agents against any liability asserted against such person and incurred by such person in any such capacity.

On December 29, 2005, we entered into indemnification agreements with all of our officers and directors providing for the indemnification of each of them for actions brought against any of them by reason of the fact that they are or were our agents. The indemnification agreements provide for indemnification of certain expenses, judgments, fines, and settlement amounts incurred by the indemnitee in any action or proceeding, including any action by or in the right of uBid arising out of such person’s services to us, to any of our subsidiaries, or to any other company or enterprise to which such indemnitee provides services at our request. The indemnity agreements provide for the advancement of expenses, make indemnification contingent on the indemnitee’s good faith in acting or failing to act, and except the obligation to indemnify for expenses or liabilities paid directly to the indemnitee by directors’ and officers’ insurance. A form of indemnity agreement was filed as an Exhibit to our Current Report on Form 8-K, filed with the SEC on January 5, 2006.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation and Bylaws

Our certificate of incorporation, bylaws and the Delaware General Corporation Law contain certain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover provision. In general, the provision prohibits a publicly-held Delaware corporation from engaging in a business combination with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder. A “business combination” includes a merger, sale of 10% or more of our assets and certain other transactions resulting in a financial benefit to the stockholder. For purposes of Section 203, an “interested stockholder” is defined to include any person that is:

▪	the owner of 15% or more of the outstanding voting stock of the corporation;

▪
an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; or

▪	an affiliate or associate of the persons described in the foregoing bullet points.

However, the above provisions of Section 203 do not apply if:

▪	our board approves the transaction that made the stockholder an interested stockholder before to the date of that transaction;

▪
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding shares owned by our officers and directors; or on or subsequent to the date of the transaction, the business combination is approved by our board and authorized at a meeting of our stockholders by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect for the corporation not to be governed by Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board.

Charter and Bylaw Provisions

Our Certificate of Incorporation provides for a staggered board with three classes of directors. Approximately one-third of the directors will come up for re-election each year. Having a staggered board will make it more difficult for a third-party to obtain control of the board through a proxy contest, which may be a necessary step in an acquisition of us that is not favored by our board of directors.

Directors may be removed with the approval of the holders of a majority of the shares then entitled to vote at an election of directors. Directors may be removed by stockholders with or without cause. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, though less than a quorum. If there are no directors in office, then an election of directors may be held in the manner provided by law.

Listing

Our common stock is listed on the OTC bulletin board under the symbol “UBHI.OB.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Pacific Stock Transfer.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

▪	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

▪	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

▪	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

▪	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

▪	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

▪	through the writing of options, whether such options are listed on an options exchange or otherwise;

▪	an exchange distribution in accordance with the rules of the applicable exchange;

▪	privately negotiated transactions;

▪	short sales;

▪	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

▪	a combination of any such methods of sale; and

▪	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of common stock outside of the ordinary course of business or, at the time of the purchase of the common stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the shares of common stock, including $5,000 of fees and disbursements of counsel to the selling stockholders, or $10,000 if the SEC reviews the registration statement. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by McGuireWoods LLP, New York, New York.

EXPERTS

The financial statements included in this Prospectus and Registration Statement have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their reports appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

After the date of the above financial statements, the merger with Cape Coastal Trading Corporation resulted in Cape Coastal Trading Corporation (the previous reporting entity) becoming the sole owner of uBid, Inc. On February 10, 2006, Cape Coastal Trading Corporation changed its name to uBid.com Holdings, Inc., which is now the public reporting company.

CHANGE IN ACCOUNTANTS

For additional information regarding our change in accountants from Thomas Leger and Co., L.L.P. to BDO, Seidman, LLP, please see our Current Report on Form 8-K filed with the SEC on January 5, 2006.

Previous Independent Accountants.

On June 16, 2005, Deloitte & Touche LLP (“D&T”) resigned as the independent accountant for uBid, Inc. The report of Deloitte & Touche LLP on the financial statements of uBid for the period April 2, 2003 (inception) to December 31, 2003 contained no adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. No report was issued on the financial statements of uBid for the year ended December 31, 2004.

The decision to change independent accountants was approved by uBid’s board of directors on June 27, 2005.

During uBid’s two most recent fiscal years and through the date of this Registration Statement on Form S-1, uBid has had no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused D&T to make reference to the subject matter of such disagreements in its report.

During uBid’s two most recent fiscal years and through the date of this Registration Statement on Form S-1, there were no reportable events as defined under Item 304(a)(1)(v) of Regulation S-K adopted by the SEC.

uBid has provided D&T with a copy of this disclosure before its filing with the SEC. uBid has requested that D&T furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated February 10, 2006, is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

WHERE YOU CAN FIND MORE INFORMATION

We are required to comply with the informational requirements of the Exchange Act, and accordingly, we file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
uBid, Inc.
Chicago, Illinois

We have audited the accompanying balance sheets of uBid, Inc. as of December 31, 2003 and 2004 and the related statements of operations, shareholders’ (deficit) equity, and cash flows for the period from March 7, 2003 (inception) to December 31, 2003 and the year ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of uBid, Inc. at December 31, 2003 and 2004, and the results of its operations and its cash flows for the period from March 7, 2003 (inception) to December 31, 2003 and the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

Chicago, Illinois
September 29, 2005, except for Note 17 as to which the date is February 3, 2006

uBid, Inc.

Balance Sheets
(Dollars in Thousands)

December 31,	2003	2004

Assets

Current Assets
Cash and cash equivalents	$828	$1,734
Restricted investments	3,670	1,659
Accounts receivable, less allowance for doubtful accounts of $8 and $15, respectively	192	646
Merchandise inventories	5,730	7,206
Prepaid expenses and other current assets	837	572

Total Current Assets	11,257	11,817

Property and Equipment, net	396	329

Total Assets	$11,653	$12,146

Liabilities and Shareholders’ (Deficit) Equity

Current Liabilities
Flooring facility	$3,256	$89
Accounts payable	2,404	4,469
Accrued expenses
Advertising	531	1,006
Other	1,371	1,466
Current maturities of long-term debt	1,666	1,910

Total Current Liabilities	9,228	8,940

Long-Term Debt, less current maturities	2,320	9,410

Total Liabilities	11,548	18,350

Shareholders’ (Deficit) Equity
Preferred stock	1,060	1,120
Common stock	–	–
Stock warrant	75	75
Retained deficit	(1,030)	(7,399)

Total Shareholders’ (Deficit) Equity	105	(6,204)

Total Liabilities and Shareholders’ (Deficit) Equity	$11,653	$12,146

See accompanying notes to financial statements.

uBid, Inc.

Statements of Operations
(Dollars in Thousands, except earnings per share and shares)

	Period from March 7, 2003 (inception) to December 31, 2003	Year Ended December 31, 2004

Net Revenues	$65,656	$87,002

Cost of Revenues	54,491	75,837

Gross profit	11,165	11,165

Operating Expenses
General and administrative	9,021	12,112
Sales and marketing	2,484	4,260

Total operating expenses	11,505	16,372

Loss From Operations	(340)	(5,207)

Other Income (Expense)
Interest expense	(729)	(1,188)
Interest income	78	86
Miscellaneous	21	–

Total other income (expense)	(630)	(1,102)

Net Loss	(970)	(6,309)

Preferred Stock Dividend	(60)	(60)

Net Loss Available to Common Shareholders	$(1,030)	$(6,369)

Net Loss Per Share
Basic and Diluted	$(961)	$(5,941)

Weighted Average Shares - Basic and Diluted	1,072	1,072

See accompanying notes to financial statements.

uBid, Inc.

Statements of Shareholders' (Deficit) Equity
(Dollars in Thousands, except per values and shares)

	Preferred (1)		Common (2)
	Shares	Dollars	Shares	Dollars	Retained Deficit	Stock (3) Warrant	Shareholders’ Equity (Deficit)

Balance, March 7, 2003 (inception)	–	$–	–	$–	$–	$–	$–

Stock issuance	2,500	1,000	1,072	–	–	–	1,000
Issuance of warrants	–	–	–	–	–	75	75
Preferred stock dividend	–	60	–	–	(60)	–	–
Net loss	–	–	–	–	(970)	–	(970)

Balance, December 31, 2003	2,500	1,060	1,072	-	(1,030)	75	105

Preferred stock dividend	–	60	–	–	(60)	–	–
Net loss	–	–	–	–	(6,309)	–	(6,309)

Balance, December 31, 2004	2,500	$1,120	1,072	$–	$(7,399)	$75	$(6,204)

(1)
Voting Series A convertible preferred; $400 par value; 5,000 shares authorized; 2,500 issued shares and outstanding Series B convertible preferred; $400 par value; 22,500 shares authorized; no shares issued.

(2)	Voting common; $0.0001 par value; 5,000 shares authorized; 1,072 shares issued and outstanding. Nonvoting common; $0.0001 par value; 2,000 shares authorized; no shares issued.
(3)	See Note 15.

See accompanying notes to financial statements.

uBid, Inc.

Statements of Cash Flows
(Dollars in Thousands)

	Period from March 7, 2003 (inception) to December 31, 2003	Year Ended December 31, 2004

Cash Flows From Operating Activities
Net loss	$(970)	$(6,309)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	123	176
Non-cash compensation expense	–	200
Changes in assets and liabilities, net of effect of acquisition
Accounts receivable	73	(454)
Merchandise inventories	(2,842)	(1,476)
Prepaid expenses and other current assets	(338)	265
Accounts payable	(1,839)	2,065
Accrued expenses	(608)	370

Net cash used in operating activities	(6,401)	(5,163)

Cash Flows From Investing Activities
Acquisition of uBid	(1,613)	–
Cash acquired in acquisition of uBid	11,565	–
Capital expenditures	(440)	(109)
Change in restricted investments	(3,670)	2,011

Net cash provided by investing activities	5,842	1,902

Cash Flows From Financing Activities
Change in flooring facility	(113)	(3,167)
Payments on notes payable	–	(1,000)
Proceeds from issuance of preferred stock	1,000	–
Proceeds from issuance of related-party debt	500	9,000
Payments on long-term debt	–	(666)

Net cash provided by financing activities	1,387	4,167

Net Increase in Cash and Cash Equivalents	828	906

Cash and Cash Equivalents, beginning of period	–	828

Cash and Cash Equivalents, end of period	$828	$1,734

Supplemental Cash Flow Disclosure
Cash paid for interest	$593	$1,056

Supplemental Disclosure of Noncash Financing Activities
Long-term debt relating to computer software licenses	$80	$–

See accompanying notes to financial statements.

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

1.	Organization and Operations
uBid, Inc. (the “Company”) operates a leading on-line marketplace that enables itself, certified merchants, manufacturers, retailers, distributors and small businesses to offer high quality excess, new, overstock, close-out, refurbished and limited supply brand name merchandise to consumer and business customers. Through the Company’s website, located at www.ubid.com, the Company offers merchandise across a wide range of product categories including but not limited to computer products, consumer electronics, apparel, housewares, watches, jewelry, travel, sporting goods, home improvement products and collectibles. The Company’s marketplace employs a combination of auction style and fixed price formats.

On April 2, 2003, Takumi Interactive, Inc. (“Takumi”) bought certain assets and liabilities of uBid, Inc. (“uBid”) from CMGI, Inc. and began operations. On April 13, 2003, Takumi changed its legal name in the state of Delaware to uBid, Inc. (the “Company”). The Company is majority-owned by the Petters Group Worldwide, LLC (“Petters Group”) of Minnetonka, MN.

2.	Summary of Significant Accounting Policies

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates.

	Year-End	The Company’s fiscal year ends on December 31.

Cash and Cash Equivalents
The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash and cash equivalents include financial instruments that potentially subject the Company to a concentration of credit risk. The Company maintains its cash balances in three institutions and has concentration of credit risk to the extent deposits exceeded the federally insured limits.

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

Restricted Investments
The Company maintains restricted collateral invested in certificates of deposit which mature within one year and are used as security for the Company’s office lease and purchases from suppliers. Interest on the certificates of deposit is earned at 3.45% per annum.

Accounts Receivable
Accounts receivable consist of amounts due from customers, businesses, and credit cards billed for which payment has not yet been received at period-end. An allowance for doubtful accounts is maintained at a level management believes is sufficient to cover potential losses based on historical trends and known current factors.

Activity relating to the allowance for doubtful accounts is summarized as follows:

December 31,	2003	2004

Balance, beginning of period	$–	$15
Charged to costs and expenses	23	1
Write-offs, retirements and recoveries	(8)	(8)

Balance, end of period	$15	$8

Merchandise Inventories
Merchandise inventories consist of merchandise purchased for resale and are valued at the lower of specifically identified cost or market. The Company establishes allowances for damages, excess and obsolete inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Property and Equipment	Property and equipment are stated at cost and depreciated/amortized on a straight-line basis over the estimated useful lives of the related assets as follows:

	Furniture and fixtures	7 years
	Computer software and hardware	3 years

Maintenance and repairs are charged to expense as incurred. Major betterments are capitalized and depreciated over the remaining useful lives of the respective assets. Gains and losses on disposal of assets are credited or charged to income.

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or circumstances indicate the remaining useful life of any long-lived assets may warrant revision or that the remaining carrying value of such assets may not be recoverable. When factors indicate that such assets should be evaluated for possible impairment, the Company uses an estimate of the undiscounted cash flows over the remaining life of the asset in measuring whether the asset is recoverable. No impairment has been recognized through December 31, 2004.

Financial Instruments
The carrying amounts reported in the balance sheet for cash, cash equivalents, restricted investments, accounts receivable, flooring facility, accounts payable and accrued expenses approximate fair value because of the short-term nature of these amounts. The Company’s long-term debt approximates fair value based on instruments with similar terms.

Revenue Recognition	The Company sells merchandise under two types of arrangements, direct purchase sales and revenue sharing arrangements.

For direct purchase sales, the Company is responsible for conducting the auction for merchandise owned by the Company, billing the customer, shipping the merchandise to the customer, processing merchandise returns and collecting accounts receivable. In accordance with the provisions of Staff Accounting Bulletin 104, the Company recognizes revenue when the following revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) the product has been shipped (FOB Shipping Point) and the customer takes ownership and assumes the risk of loss; (3) the selling price is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured.

For sales of merchandise under revenue-sharing agreements, the Company is responsible for conducting the auction for merchandise owned by third parties, billing the customer, arranging for a third party to complete delivery to the customer, processing merchandise returns and collecting accounts receivable. The Company bears no physical inventory loss or returns risk related to these sales. The Company records commission revenue at the time of shipment.

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

Commission revenues recognized under revenue sharing arrangements were $799 and $1,827 for the periods ended December 31, 2003 and 2004, respectively.

Shipping and Handling Costs
Shipping costs that are billable to the customer are included in revenue and all shipping costs that are payable to vendors are included in cost of revenues in the accompanying consolidated statements of operations.

Merchandise Return Policy
The Company’s return policy, for all selling arrangements, is that merchandise sold by the Company can be returned within 15 days. Returns are subject to a 15% restocking fee. However, the Company, although not obligated to do so, may accept merchandise returns outside the 15-day period if a product is defective or does not conform to the specifications of the item sold at auction, and attempts to work with its customers to resolve complaints about merchandise. The Company provides an accrual for estimated future returns at the time of shipment based on historical experience.

Advertising Costs
The Company has marketing relationship agreements with various online companies such as portal networks, contextual sites, search engines and affiliate partners. Agreements have varying terms including 1-14 day cancellation clauses. Advertising costs are generally charged to the Company monthly per vendor agreements, which typically are based on visitors and/or registrations delivered to the site or at a set fee. Agreements do not provide for guaranteed renewal and may be terminated by the Company without cause.

Advertising costs are charged to expense as incurred. Total advertising costs for 2003 and 2004 periods were $2,141 and $3,756, respectively.

Phantom Stock Appreciation Plan
The Company has a Phantom Stock Appreciation Plan. The Company applies Accounting Principles Board Opinion No. 25 “Accounting for Stock Issued to Employees” and related interpretations in accounting for the Plan. Compensation cost is recognized at its intrinsic value when earned.

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

Income Taxes
The Company accounts for income taxes under the liability method. Under this method, deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the income tax bases and financial reporting amounts of existing assets and liabilities. A valuation allowance is provided when it is more likely than not that all or some portion of deferred income tax assets will not be realized.

Net Loss Per Share
The Company computes loss per share under Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings Per Share.” The statement requires presentation of two amounts: basic and diluted loss per share. Basic loss per share is computed by dividing the loss available to common stockholders by the weighted average common shares outstanding. Dilutive earnings per share would include all common stock equivalents unless anti-dilutive. As of the periods ended December 31, 2003 and 2004, the Company has not included the outstanding warrants (exercisable into 188 shares) or convertible preferred stock (convertible into 2,500 shares) as common stock equivalents because the effect would be anti-dilutive.

New Accounting Pronouncements
In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 151, “Inventory Costs - an amendment of Accounting Research Bulletins (“ARB”) No. 43 Chapter 4”. This statement amends the guidance in ARB No. 43, Chapter 4 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This statement requires that these items be recognized as current period costs and also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company will apply the guidance prospectively. The Company is in the process of determining what impact, if any, the application of this guidance will have on the Company’s financial position, results of operations or cash flows.

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

3.	Business Combination
As described in Note 1, on April 2, 2003, the Company completed the purchase of certain operating assets and assumption of certain liabilities of uBid from CMGI. The Company has accounted for this business combination in accordance with SFAS No. 141, Business Combinations, using the purchase method to record new cost basis for the assets acquired and liabilities assumed. The purchase price was allocated to the assets and liabilities based on their respective fair values. As of the date of acquisition, the fair value of the net assets acquired exceeded the purchase price paid to CMGI resulting in negative goodwill. The negative goodwill was allocated to all acquired long-term assets other than deferred income taxes.

The allocation of cash paid for the uBid purchase as of April 2, 2003 is summarized as follows:

Cash	$11,565
Accounts receivable	265
Inventories	2,910
Other current assets	500
Flooring facility	(3,369)
Accounts payable	(3,889)
Accrual expenses	(2,888)
Long-term debt	(1,406)

Total purchase price	3,688

Less note issued to seller	(2,000)
Less warrant issued to seller	(75)

Cash paid for uBid at closing	$1,613

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

4.	Merchandise Inventories	Merchandise inventories consist of the following:

December 31,	2003	2004

Merchandise inventories	$6,665	$6,375
Inventory in transit	–	1,352
Less reserves	(935)	(521)

Total	$5,730	$7,206

Activity relating to inventory reserves is summarized as follows:

December 31,	2003	2004

Balance, beginning of period	$–	$(935)
Charged to costs and expenses	(3,257)	(1,216)
Write-offs	2,322	1,630

Balance, end of period	$(935)	$(521)

5.	Major Suppliers
During the period ended December 31, 2003, Sony Electronics, Inc. (“Sony”) and Hewlett-Packard Company (“HP”), accounted for 52.1% and 15.2%, respectively, of the Company’s inventory purchases. Amounts due at December 31, 2003 included in accounts payable and flooring facility were approximately $2,522 and $692, respectively, due to these vendors.

Two vendors, Sony and HP, accounted for 54.7% and 10.9%, respectively, of the Company’s inventory purchases during the year ended December 31, 2004. Amounts due at December 31, 2004 included in accounts payable and flooring facility were  approximately $2,166 and $30, respectively, due to these vendors.

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

6.	Property and Equipment	Property and equipment consist of the following:

December 31,	2003	2004

Computer hardware	$288	$225
Computer software	178	214
Furniture and fixtures	53	53

	519	492
Less accumulated depreciation	(123)	(163)
Total	$396	$329

Depreciation expense was $123 and $176 for the periods ended December 31, 2003 and 2004, respectively.

7.	Related Party Transactions	The majority shareholder of the Company is Petters Group. The following represents significant transactions between the Company and Petters Group during 2003 and 2004.

Service Assistance
The Company has entered into an advisory agreement with Petters Group, whereby Petters Group provides financial and management consulting services to the Company for a fee of approximately $264 per year. General and administrative expenses include approximately $198 and $264 for management fees payable to the Petters Group for services rendered during 2003 and 2004, respectively.

Product Purchases
The Company purchases products from Petters Group for direct purchase sales. Purchases from Petters Group were $486 and $1,473 for the periods ended December 31, 2003 and 2004. At December 31, 2003 and 2004, amounts due to Petters Group included in accounts payable were $200 and $442, respectively.

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

Promissory Notes
The Company had a convertible promissory note of $500 due to the Petters Group. This note bore an annual interest rate of 8%. In the event of default, this note was convertible into 1,250 shares of Series A preferred stock. This note and related unpaid, earned interest was due and paid in full April 1, 2005.

On April 2, 2003, the Company entered into a secured revolving credit agreement (the “Agreement”) with the Petters Group for up to $5,000. On November 22, 2004, the Company entered into a second secured revolving credit agreement for up to $4,000. Both agreements are secured by a subordinated security interest in all of the assets of the Company. Both agreements were renewed on March 21, 2005 and will expire on March 31, 2006. Borrowings bear an annual interest rate of 14%. At December 31, 2003 and 2004, outstanding borrowings under both agreements totaled $0 and $9,000, respectively. There are no financial covenants provided for in the agreements.

Interest Expense	A summary of the interest expense on related-party debt is as follows:

	2003	2004

$500 note payable	$53	$67
$5,000 revolver	–	624
$4,000 revolver	–	42

Total	$53	$733

8.	Flooring Facility
During 2003 and 2004, the Company maintained a short-term $6,000 and $1,500 secured flooring facility with IBM (the “Flooring Facility”), respectively, whereby IBM made payments on behalf of the Company to its vendors. Under the terms of the agreement, the Flooring Facility does not bear interest if outstanding balances are paid within the terms specific to each vendor; otherwise, interest is accrued on outstanding balances at the prime rate plus 6.5% (effectively 11.5% at December 31, 2004). The Company accounts for the Flooring Facility as a financing arrangement whereby amounts owed to IBM are recorded at the net present value

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

of the indebtedness and the difference between the debt recorded and the amount paid is accreted through interest expense using the effective yield method at a rate of 1% per month. Interest expense for the periods ended December 31, 2003 and 2004 relating to the Flooring Facility was $371 and $432, respectively.

As of December 31, 2003 and 2004, amounts outstanding under the Flooring Facility consist of the following:

	2003	2004

Face value	$3,289	$90
Less discount	(33)	(1)
Present value	$3,256	$89

During 2003, the Flooring Facility was secured by a security interest in all of the assets of the Company and a security deposit of $3,500. During 2004, the Flooring Facility was secured only by a security deposit of $1,500. See Note 2, restricted investments, for further explanation.

For 2003, the Flooring Facility contained certain restrictions on additional borrowings, guarantees, disposals of assets, transactions with affiliates, mergers and acquisitions, and dividends. In addition, the Company was required to maintain a specified net worth, leverage ratio and fixed charge coverage ratio. The Company was in compliance with all covenants as of December 31, 2003. There were no such restrictions for 2004.

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

9.	Long-Term Debt	Long-term debt consists of:

December 31,	2003	2004

Notes payable to related party (Note 7)	$500	$9,500
Note payable to CMGI	2,000	1,000
Other - Microsoft agreement	1,486	820

	3,986	11,320
Less current maturities	1,666	1,910
Long-term debt, less current portion	$2,320	$9,410

On April 2, 2003, the Company signed a secured promissory note totaling $2,000 payable to CMGI. The note bears an annual rate of interest equal to 1.5% above the rate of interest reported by The Wall Street Journal as its United States prime rate (effectively 6.5% at December 31, 2004) due monthly. Each change in the prime rate becomes effective on the day the corresponding change takes place. The interest rate shall not exceed the maximum rate permitted by applicable law. The first principal payment was due on April 2, 2004 in the amount of $1,000. The second principal payment was due on April 2, 2005 in the amount of $1,000 plus all interest accrued since April 2, 2003. The note was secured by a subordinated security interest in all of the assets of the Company.

On November 10, 2003, the Company entered into an amended Microsoft Enterprise Agreement with Microsoft, Inc. (the “Microsoft Agreement”). This Microsoft Agreement enables the Company to license one or more of Microsoft’s license products across the Company’s platform to ensure that the entire Company’s enterprise will be licensed. Under the terms of the agreement, amounts are payable in quarterly installments of approximately $102 through December 31, 2006. The Company accounted for the

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

amended agreement by adjusting the then present balance of the obligation under the existing agreement to the new obligation under the amended agreement. The incremental additional obligation of $80 associated with the amended agreement was capitalized in computer software and is being amortized over its estimated useful life. Accumulated amortization was $0 at December 31, 2003 and $27 at December 31, 2004.

As of December 31, 2004, the total amount due to Microsoft was $820, for which $410 is due in 2005 and $410 is due in 2006. The total amount due to Microsoft at December 31, 2003 was $1,486.

On July 21, 2004, the Company entered into an agreement with Banco Popular North America (“Banco Popular”) under which the Company obtained a $5,000 irrevocable letter of credit (“iLOC”) for the benefit of Sony. This iLOC is used as a security deposit for inventory purchases from Sony. Sony may draw upon the iLOC in the event the Company is in payment default. The iLOC bears an annual rate of interest of 2%. Sony then reimburses the Company 0.5%. The iLOC is secured by all of the assets of the Company. Petters Group has provided a guarantee to Banco Popular for the full $5,000 in the event Sony draws upon the iLOC. In addition, Banco Popular has entered into inventory buyback agreements with Sony and the Petters Group. Sony and Petters Group have agreed to buy back the Sony product from the Company in the event of a default. The iLOC agreement expires on July 21, 2006.

The iLOC agreement contains certain restrictions on additional borrowings, guarantees, disposals of assets, transactions with affiliates, mergers and acquisitions. The Company was in compliance with all the covenants as of December 31, 2004.

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

10.	Employee Benefit Plans
The Company participates in a multiemployer 401(k) savings plan sponsored by the Petters Group. The plan is open to all full-time eligible employees who have attained age 21 and have completed 30 days of service. Participants may make tax-deferred contributions of up to $13 of annual compensation (subject to other limitations specified by the Internal Revenue Code). Employee contributions of up to $3 are currently matched by the Company at a rate of 50%. Employees are 100% vested in their pretax contributions at all times and become fully vested in the employer-matching contribution after two years of service. During the periods ended December 31, 2003 and 2004, the Company incurred $29 and $59 of expenses, respectively, related to the 401(k) matching component of this plan.

11.	Contingent Liabilities
From time to time, the Company is subject to claims and administrative proceedings, including product liability matters, resulting from the conduct of its business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the financial position or results of operations of the Company. In addition, the Company maintains product liability insurance that is evaluated annually and considered adequate. There were no significant contingencies as of December 31, 2004.

12.	Income Taxes	The income tax provision for the periods ended December 31 is as follows:

	2003	2004

Current provision:
Federal	$–	$–
State	–	–
Deferred benefit	(373)	(2,479)

(Benefit) expense for income taxes	(373)	(2,479)
Less increase in valuation allowance	373	2,479

Income tax provision	$–	$–

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

The income tax benefit at the federal statutory tax rate is reconciled to the actual expense for income taxes as follows for the periods ended December 31:

	2003	2004

Federal income tax benefit at federal statutory rate	$(327)	$(2,159)
Effect of state income taxes	(46)	(320)
Increase in valuation allowance	373	2,479

Total	$–	$–

Components of deferred income tax assets and liabilities are as follows:

December 31,	2003	2004

Deferred income tax assets
Net operating loss carryforward	$318	$2,782
Related party accruals	–	27
Inventory	510	279
Allowance for doubtful account	7	3
Fixed assets	52	36

Gross deferred income tax assets	887	3,127

Deferred income tax liabilities
Fixed assets	(310)	(188)
Prepaid expenses	(204)	(87)

Gross deferred income tax liabilities	(514)	(275)

Net deferred income tax assets	373	2,852

Less valuation allowance	(373)	(2,852)

Net deferred income tax asset	$–	$–

The Company has provided a valuation allowance against its deferred income tax assets as it is more likely than not that the deferred income tax assets will not be realized.

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

The Company has an estimated net operating loss carryforward as of December 31, 2004 of $7,300 that expires in 2024.

13.	Leases
The Company leases office space and certain equipment under operating leases. The length of the lease terms is three years. Total rent expense from operating leases was approximately $486 and $568 in 2003 and 2004, respectively.

The following is a schedule, by year, of future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 2004:

2004

2005	$549
2006	369
2007	42

Total	$960

14.	Phantom Stock Appreciation Plan
The Company had a Phantom Stock Appreciation Plan in which certain employees had been issued phantom shares which were subject to certain vesting provisions. The plan was implemented on July 1, 2003 and issued phantom shares were scheduled to vest over four years. As of December 31, 2004, there were approximately 65 participants and 59,850 phantom shares had vested. A rollforward of the phantom shares issued follows:

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

Shares issued and outstanding at March 7, 2003	–

New shares issued during 2003	271,400

Shares issued and outstanding at December 31, 2003	271,400

New shares issued during 2004	54,400

Shares canceled	(17,500)

Shares issued and outstanding at December 31, 2004	308,300

The Company recorded no compensation expense in 2003. Compensation expense of $200, was recorded during the year ended December 31, 2004 in accordance with the plan agreement and based on an independent third party valuation.

The Plan was terminated in July 2005. See Note 17.

15.	Stock Warrant
The Company entered into a warrant agreement with CMGI pursuant to the terms of the asset purchase agreement dated April 2, 2003. The warrant agreement provides CMGI with the right to purchase shares of nonvoting common stock equal to up to 5% of the total fully converted common shares then outstanding, representing 188 shares as of the acquisition date, at an exercise price of $.01 per share. The warrant is immediately exercisable and has a term of five years. The warrant was assigned an estimated fair value of $75 in connection with the asset purchase agreement and was determined by the board of directors based upon the value of the preferred stock issued by the Company in connection with its initial capitalization. No portion of the warrant was exercised as of December 31, 2004.

16.	Series A Convertible Preferred Stock
As of December 31, 2003 and 2004, the Company had 2,500 shares of voting Series A Convertible Preferred Stock outstanding. These shares are convertible at the option of the holder into one share of voting common stock at a conversion price of $400 per share which approximated fair value at the date of issuance. The voting Series A Preferred Stock automatically converts to voting

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

common stock in the event of a public offering. Dividends on the voting Series A Convertible Preferred Stock accrue yearly at an annual rate of 6% and are payable in full before any dividends are paid on any other class of stock.

17.	Subsequent Events
Effective April 2005, the Company entered into a 90 day debt agreement with Lancelot Inventors Fund, L.P., which was extended for one year on July 26, 2005. This agreement provides for borrowings of $5,000. The note bears an annual rate of interest of 14% due monthly. The note is due in full on or before July 25, 2006 and is guaranteed by Petters Company, Inc. and Thomas J. Petters, a shareholder in Petters Group Worldwide, LLC. The outstanding balance was retired with a portion of the proceeds from the merger described below.

Effective July 2005, the Company terminated the Phantom Stock Appreciation Plan. The total expense incurred/recorded in conjunction with the plan termination was $463 in accordance with the plan agreement based on an independent third-party valuation. Payouts required under the plan were made with a portion of the proceeds from the merger described below.

On December 29, 2005 the Company merged into a subsidiary of a public shell company and thereby became a wholly-owned subsidiary of that company. Commensurate with the merger, the combined company closed on the first part of an equity offering in which it raised approximately $45,000 in a combination of cash and the cancellation of the Company’s related party debt. On February 3, 2006, the combined company closed on the second part of the equity offering raising additional capital, which was used primarily to redeem shares obtained by the Company’s shareholders as part of the merger and first part of the private offering. The merger will be treated as a recapitalization of the Company for financial accounting purposes.

Report of Independent Registered Public Accounting Firm

uBid, Inc.
Chicago, Illinois

We have audited the accompanying balance sheets of uBid, Inc. (a wholly owned subsidiary of CMGI, Inc.) as of July 31, 2002 and March 31, 2003 and the related statements of operations and retained deficit and cash flows for the year ended July 31, 2002 and eight months ended March 31, 2003 (the predecessor periods). These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of uBid, Inc. (a wholly owned subsidiary of CMGI, Inc.) as of July 31, 2002 and March 31, 2003, and the results of its operations and its cash flows for the year ended July 31, 2002 and eight months ended March 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

Chicago, Illinois
September 29, 2005

uBid, Inc.
(A wholly owned Subsidiary of CMGI, Inc.)

Balance Sheets
(Dollars in Thousands)

	July 31, 2002	March 31, 2003

Assets

Current Assets
Cash and cash equivalents	$2,234	$1,108
Restricted investments	13,425	10,457
Accounts receivable, less allowance for doubtful accounts of $542 and $92, respectively	4,671	305
Merchandise inventories	12,173	4,140
Prepaid expenses and other current assets	2,256	1,339

Total Current Assets	34,759	17,349

Goodwill, net	89,368	–

Property and Equipment, net	10,191	4,698

Total Assets	$134,318	$22,047

Liabilities and Parent’s Deficit

Current Liabilities
Flooring facility	$5,602	$5,247
Accounts payable	9,265	2,252
Accrued expenses
Advertising	1,972	401
Other	2,834	1,332
Advances from parent	126,034	159,650
Current maturities of long-term debt	803	803

Total Current Liabilities	146,510	169,685

Long-Term Debt, less current maturities	1,004	602

Total Liabilities	147,514	170,287

Parent’s Deficit
Contributed capital	390,832	390,832
Retained deficit	(404,028)	(539,072)

Total Parent’s Deficit	(13,196)	(148,240)

Total Liabilities and Parent’s Deficit	$134,318	$22,047

See accompanying notes to financial statements.

uBid, Inc.
(A wholly owned Subsidiary of CMGI, Inc.)

Statements of Operations and Retained Deficit
(Dollars in Thousands)

	Year Ended July 31, 2002	Eight Months Ended March 31, 2003

Net Revenues	$385,995	$103,484

Cost of Revenues	368,405	100,252

Gross profit	17,590	3,232

Operating Expenses
General and administrative	56,337	30,268
Sales and marketing	20,012	5,743
Amortization and depreciation	125,373	2,974
Impairment of property and equipment	–	3,917
Impairment of goodwill	–	89,368

Total operating expenses	201,722	132,270

Loss From Operations	(184,132)	(129,038)

Other Income (Expense)
Interest expense - parent	(6,468)	(5,711)
Interest expense - other	(2,509)	(542)
Interest income	698	247

Total other expense	(8,279)	(6,006)

Net Loss	(192,411)	(135,044)

Retained Deficit, beginning of period	(211,617)	(404,028)

Retained Deficit, end of period	$(404,028)	$(539,072)

See accompanying notes to financial statements.

uBid, Inc.
(A wholly owned Subsidiary of CMGI, Inc.)

Statements of Cash Flows
(Dollars in Thousands)

	Year Ended July 31, 2002	Eight Months Ended March 31, 2003

Cash Flows From Operating Activities
Net loss	$(192,411)	$(135,044)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization and depreciation	3,336	2,974
Goodwill amortization	122,037	–
Impairment of long-lived assets	–	93,285
Changes in assets and liabilities
Accounts receivable	7	4,366
Merchandise inventories	5,718	8,033
Prepaid expenses and other current assets	(46)	917
Accounts payable	(16,808)	(7,013)
Accrued expenses	(2,237)	(3,073)
Fees and interest charged by parent	18,966	8,148

Net cash used in operating activities	(61,438)	(27,407)

Cash Flows From Investing Activities
Capital expenditures	(5,029)	(1,398)
Change in restricted investments	(1,655)	2,968

Net cash provided by (used in) investing activities	(6,684)	1,570

Cash Flows From Financing Activities
Change in flooring facility obligation	5,602	(355)
Cash advances from parent	62,899	25,468
Payments on long-term debt	(1,493)	(402)

Net cash provided by financing activities	67,008	24,711

Net Decrease in Cash and Cash Equivalents	(1,114)	(1,126)

Cash and Cash Equivalents, beginning of period	3,348	2,234

Cash and Cash Equivalents, end of period	$2,234	$1,108

Supplemental Cash Flow Disclosure
Cash paid for interest	$2,509	$542
Software acquired under a licensing agreement	$3,300	$–

See accompanying notes to financial statements.

uBid, Inc.
(A wholly owned Subsidiary of CMGI, Inc.)

Notes to Financial Statements
(Dollars in Thousands)

1.	Organization and Operations
uBid, Inc. (the “Company”), a wholly owned subsidiary of CMGI, Inc., operates a leading on-line marketplace that enables itself, certified merchants, manufacturers, retailers, distributors and small businesses to offer high quality excess, new, overstock, close-out, refurbished and limited supply brand name merchandise to consumer and business customers primarily located in the United States. Through the Company’s website, located at www.ubid.com, the Company offers merchandise across a wide range of product categories including but not limited to computer products, consumer electronics, apparel, housewares, watches, jewelry, travel, sporting goods, home improvement products and collectibles. The Company’s marketplace employs a combination of auction style and fixed price formats.

As a wholly owned subsidiary of CMGI, Inc. the Company did not have common stock outstanding, therefore no loss per share data is presented.

2.	Summary of Significant Accounting Policies

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates.

	Year-End	The Company’s fiscal year ends on July 31.

Cash and CashEquivalents
The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. Cash and cash equivalents include financial instruments that potentially subject the Company to a concentration of credit risk. The Company maintains its cash balances in three institutions and has concentration of credit risk to the extent deposits exceeded the federally insured limits.

uBid, Inc.
(A wholly owned Subsidiary of CMGI, Inc.)

Notes to Financial Statements
(Dollars in Thousands)

Restricted Investments
The Company maintains restricted collateral invested in certificates of deposit which mature within one year and are used as security for irrevocable letters of credit (“iLOC’s) the Company issued for the benefit of suppliers of merchandise inventory ($4,425 at July 31, 2002 and $3,457 at March 31, 2003) and as security for the IBM flooring facility as described in Note 7. The certificates of deposit earn interest at rates ranging from 1% to 2%. The classification is determined based on the expected term of the collateral requirement and not necessarily the maturity date of the underlying securities. Restricted investment balances at July 31, 2002 and March 31, 2003 were $13,425 and $10,457, respectively.

Accounts Receivable
Accounts receivable consist of amounts due from customers, businesses, and credit cards billed for which payment has not yet been received at period-end. An allowance for doubtful accounts is maintained at a level management believes is sufficient to cover potential losses based on historical trends and known current factors.

Activity relating to the allowance for doubtful accounts is summarized as follows:

	July 31, 2002	March 31, 2003

Balance, beginning of period	$1,093	$542
Write offs	(551)	(450)
Balance, end of period	$542	$92

Merchandise Inventories
Merchandise inventories consist of merchandise purchased for resale and are valued at the lower of specifically identified cost or market. The Company establishes allowances for damages, excess and obsolete inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

uBid, Inc.
(A wholly owned Subsidiary of CMGI, Inc.)

Notes to Financial Statements
(Dollars in Thousands)

Property and Equipment	Property and equipment are stated at cost and depreciated/amortized on a straight-line basis over the estimated useful lives of the related assets as follows:

	Furniture and fixtures	7 years
	Computer software and hardware	3 years

In accordance with Statement of Position 98-1 “Accounting for the costs of computer software developed or obtained for internal use,” internal and external costs incurred to develop internal-use computer software are expensed during the preliminary project stage and capitalized during the application development stage and amortized over three years beginning when the software is first put in use.

Maintenance and repairs are charged to expense as incurred. Major betterments are capitalized and depreciated over the remaining useful lives of the respective assets. Gains and losses on disposal of assets are credited or charged to income.

Long-Lived Assets
On August 1, 2002, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Under SFAS No. 144, the Company is required to test certain long-lived assets or group of assets for recoverability whenever events or changes in circumstances indicate that the Company may not be able to recover the asset’s carrying amount. SFAS No. 144 defines impairment as the condition that exists when the carrying amount of a long-lived asset or group exceeds its fair value. When events or changes in circumstances dictate an impairment review of a long-lived asset or group, the Company will evaluate recoverability by determining whether the undiscounted cash flows expected to result from the use and eventual disposition of that asset or group cover the carrying value at the evaluation date. If the undiscounted cash flows are not sufficient to cover the carrying value, the Company will measure any impairment loss as the excess of the carrying amount of the long-lived asset or group over its fair value (generally determined by a discounted cash flows model or independent appraisals). For its held for sale assets, the Company will evaluate recoverability by determining whether the expected sales price less costs to sell cover the carrying value. Impairment in this case is measured by any excess in the carrying value compared to the estimated sales price less costs to sell.

On August 1, 2002, the Company adopted SFAS No. 142, “Goodwill and Other Intangible Assets”, which required the Company to stop amortizing goodwill (which was previously being amortized over a three year period) and to instead start testing for impairment at least annually and whenever events or circumstances indicated a possible decrease in value. On a pro forma basis, net loss for the year ended July 31, 2002 would have been $70.4 million had the Company not amortized goodwill during the period.

Goodwill impairment assessments are performed in two steps. In the first step, the carrying value of the Company’s total net assets are compared to the estimated fair value of the Company. If fair value is less than carrying value, the second step is performed by assuming that the fair value is paid for the Company and normal purchase accounting is performed to compute an “implied goodwill.” The impairment is then measured as the amount, if any, that the carrying value of goodwill exceeds the “implied goodwill”. Management determines fair value of the Company based on a combination of the discounted cash flow methodology, which is based upon converting expected cash flows to present value, and the market approach, which includes analysis of market price multiples of companies engaged in lines of business similar to the Company. The market price multiples are selected and applied to the Company based on the relative performance, future prospects and risk profile of the Company in comparison to the guideline companies. Management predominantly utilizes third-party valuation experts in its determination of fair value. No impairment was recognized in the Company’s transition assessment performed upon adoption of this new pronouncement.

uBid, Inc.
(A wholly owned Subsidiary of CMGI, Inc.)

Notes to Financial Statements
(Dollars in Thousands)

In January 2003, CMGI’s management decided to divest the Company’s operations either through sale of net assets or its equity interest in the Company. See Note 13 for a description of the April 2003 sale of the Company. With the decision to divest, CMGI effectively ceased funding the operations of the Company, including funding for advertising and inventory purchases, thereby significantly impacting the attractiveness of the Company’s website and, absent a sale of the Company, significantly reducing the Company’s ability to generate positive cash flows in the future. Accordingly, management reassessed its previous impairment decisions regarding all of its long-lived assets. Based on internal analysis - principally reflecting prices for similar assets, management determined that the carrying value of the Company’s property and equipment was impaired and recorded an impairment charge of $1.9 million for computer hardware and furniture and fixtures and $2.0 million for computer software. Based on the estimated sales price of the business as described in Note 13, management determined that the carrying value of goodwill was fully impaired and therefore recorded an $89.4 million impairment charge.

Activity relating to goodwill amortization and impairment charges is summarized as follows:

	July 31, 2002	March 31, 2003

Balance, beginning of period - net	$211,405	$89,368
Less amortization	122,037	–
Less impairment charges	–	89,368

Balance, end of period	$89,368	$–

Financial Instruments
The carrying amounts reported in the balance sheet for cash equivalents, restricted investments, accounts receivable, flooring facility, accounts payable, advances from parent, and accrued expenses approximate fair value because of the short-term nature of these amounts. The Company’s long-term debt consists of software acquired under a licensing agreement obligation which approximates fair value.

uBid, Inc.
(A wholly owned Subsidiary of CMGI, Inc.)

Notes to Financial Statements
(Dollars in Thousands)

Revenue Recognition	The Company sells merchandise under two types of arrangements, direct purchase sales and revenue sharing arrangements.

For direct purchase sales, the Company is responsible for conducting the auction for merchandise owned by the Company, billing the customer, shipping the merchandise to the customer, processing merchandise returns and collecting accounts receivable. The Company recognizes revenue when the following revenue recognition criteria are met: (1) persuasive evidence of an arrangement exists; (2) the product has been shipped (FOB Shipping Point) and the customer takes ownership and assumes the risk of loss; (3) the selling price is fixed or determinable; and (4) collection of the resulting receivable is reasonably assured.

For sales of merchandise under revenue-sharing agreements, the Company is responsible for conducting the auction for merchandise owned by third parties, billing the customer, arranging for a third party to complete delivery to the customer, processing merchandise returns and collecting accounts receivable. The Company bears no physical inventory loss or returns risk related to these sales. The Company records commission revenue at the time of shipment.

Commission revenues recognized under revenue sharing arrangements were $1,810 and $462 for the periods ended July 31, 2002 and March 31, 2003, respectively.

Shipping and Handling Costs
Shipping costs that are billable to the customer are included in revenue and all shipping costs that are payable to vendors are included in cost of revenue in the accompanying consolidated statements of operations and retained deficit.

Merchandise Return Policy
The Company’s return policy, for all selling arrangements, is that merchandise sold by the Company can be returned within 15 days. Returns are subject to a 15% restocking fee. However, the Company, although not obligated to do so, may accept merchandise returns outside the 15-day period if a product is defective or does not conform to the specifications of the item sold at auction, and attempts to work with its customers to resolve complaints about merchandise. The Company provides an accrual for estimated future returns at the time of shipment based on historical experience.

uBid, Inc.
(A wholly owned Subsidiary of CMGI, Inc.)

Notes to Financial Statements
(Dollars in Thousands)

Advertising Costs
The Company has marketing relationship agreements with various online companies such as portal networks, contextual sites, search engines and affiliate partners. Agreements have varying terms including 1-14 day cancellation clauses. Advertising costs are generally charged to the Company monthly per vendor agreements, which typically are based on visitors and/or registrations delivered to the site or at a set fee. Agreements do not provide for guaranteed renewal and may be terminated by the Company without cause.

Advertising costs are charged to expense as incurred. Total advertising costs for periods ended July 31, 2002 and March 31, 2003 were $18,807 and $5,203, respectively.

Income Taxes
The Company is included in the consolidated income tax returns of CMGI, Inc. However, income taxes have been calculated for the Company as if it filed its tax returns on a stand alone basis in accordance with the requirements of SFAS No. 109 “Accounting for Income Taxes.”

The Company accounts for income taxes under the liability method. Under this method, deferred income taxes are recognized by applying enacted statutory tax rates applicable to future years to differences between the income tax basis and financial reporting amounts of existing assets and liabilities. A valuation allowance is provided when it is more than likely than not that all or some portion of the deferred income tax assets will not be realized.

New Accounting Pronouncements
In January 2003, the FASB issued Interpretation No. 46 ("FIN 46"), “Consolidation of Variable Interest Entities an Interpretation of ARB 51.” The primary objectives of FIN 46 are to provide guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities" or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE (the “primary beneficiary”). This new model for consolidation applies to an entity in which either (1) the equity investors (if any) do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The effective date for FIN 46 is immediate for entities created after December 31, 2003 and by the beginning of the first annual period beginning after December 15, 2004 for all other entities. FIN 46 is not expected to have a material effect on the Company’s financial statements.

uBid, Inc.
(A wholly owned Subsidiary of CMGI, Inc.)

Notes to Financial Statements
(Dollars in Thousands)

3.	Merchandise Inventories	Merchandise inventories consist of the following:

	July 31, 2002	March 31, 2003

Merchandise inventories	$13,594	$5,750
Less reserves	1,421	1,610
Total	$12,173	$4,140

Activity relating to inventory reserves is summarized as follows:

	July 31, 2002	March 31, 2003

Balance, beginning of period	$2,529	$1,421
Charged to costs and expenses	5,816	1,411
Write-offs	(6,924)	(1,222)

Balance, end of period	$1,421	$1,610

4.	Major Suppliers
During the period ended July 31, 2002, Sony Electronics, Inc. (“Sony”) and Hewlett-Packard Company (“HP”) accounted for 15% and 10%, respectively, of the Company’s inventory purchases. Amounts due at July 31, 2002 included in accounts payable and the flooring facility were approximately $2,269 and $1,573, due these vendors, respectively.

Two vendors, Sony and HP, accounted for 28.0% and 10.0%, respectively, of the Company’s inventory purchases during the period ended March 31, 2003. At March 31, 2003 approximately $2,760 and $579, were included in the accounts payable and the flooring facility to these vendors, respectively.

uBid, Inc.
(A wholly owned Subsidiary of CMGI, Inc.)

Notes to Financial Statements
(Dollars in Thousands)

5.	Property and Equipment	Property and equipment consist of the following:

	July 31, 2002	March 31, 2003

Computer hardware	$2,434	$2,122
Computer software	10,502	9,773
Furniture and fixtures	2,833	1,355

	15,769	13,250
Less accumulated depreciation	(5,578)	(8,552)
Total	$10,191	$4,698

Amortization and depreciation expense was $3,336 and $2,974 for the periods ended July 31, 2002 and March 31, 2003, respectively.

6.	Related Party Transactions
The statements of operations and retained deficit include fees charged for certain corporate functions historically provided to us by CMGI, Inc. including administrative services (accounting, human resources, tax services, legal, and treasury), inventory management and order fulfillment, information systems operation and administration, and advertising services. These fees were allocated on a specifically identifiable basis or using the relative percentages, as compared to CMGI, Inc.’s other businesses, of net revenues, payroll, net cost of goods sold, square footage, headcount, or other. Management believes that the basis of the allocation is reasonable and amounts allocated are not materially different than what would have been incurred as an unaffiliated entity.

uBid, Inc.
(A wholly owned Subsidiary of CMGI, Inc.)

Notes to Financial Statements
(Dollars in Thousands)

The Company also receives advances from CMGI, Inc. which are due on demand. Interest is charged at rates ranging from 7% to 9%.

Activity relating to advances, fees, and interest is summarized as follows:

	July 31, 2002	March 31, 2003
Balance, beginning of period	$44,169	$126,034
Cash advances	62,899	25,468
Fees allocated	12,498	2,437
Interest charged	6,468	5,711
Balance, end of period	$126,034	$159,650

7.	Flooring Facility
During 2002 and 2003, the Company maintained a short-term $15,000 and $7,000 secured flooring facility with IBM (the “Flooring Facility”), respectively, whereby IBM made payments on behalf of the Company to its vendors. Under the terms of the agreement, the Flooring Facility does not bear interest if outstanding balances are paid within the terms specific to each vendor; otherwise, interest is accrued on outstanding balances at the prime rate plus 6.5%. The Company accounts for the Flooring Facility as a financing arrangement whereby amounts owed to IBM are recorded at the net present value of the indebtedness and the difference between the debt recorded and the amount paid is accreted through interest expense using the effective yield method at a rate of 1% per month. Interest expense for the periods ended July 31, 2002 and March 31, 2003 relating to the Flooring Facility was $1,142 and $404, respectively.

As of July 31, 2002 and March 31, 2003, amounts outstanding under the Flooring Facility consist of the following:

	2002	2003

Face value	$5,658	$5,299
Less discount	56	52
Present value	$5,602	$5,247

uBid, Inc.
(A wholly owned Subsidiary of CMGI, Inc.)

Notes to Financial Statements
(Dollars in Thousands)

During 2002, the Flooring Facility was secured by a security interest in all of the assets of the Company, a security deposit of $9,000 and a $6,000 CMGI Inc. parent guarantee. During 2003, the Flooring Facility was secured only by a security deposit of $7,000. The security deposits are included as restricted investments in the Company’s balance sheets.

For 2003, the Flooring Facility contained certain restrictions on additional borrowings, guarantees, disposals of assets, transactions with affiliates, mergers and acquisitions, and dividends. In addition, the Company was required to maintain a specified net worth, leverage ratio and fixed charge coverage ratio. The Company was in compliance with all covenants as of March 31, 2003.

8.	Long-Term Debt
In December 2001, the Company entered into a Microsoft Enterprise Agreement with Microsoft, Inc. (the “Microsoft Agreement”) under which the Company purchased specialized software. The Company capitalized $3,300 of computer software, which is being amortized over its estimated useful life. The Microsoft Agreement enables the Company to license one or more of Microsoft’s license products across the Company’s platform to ensure that the entire Company’s enterprise will be licensed. Under the terms of the agreement, amounts are payable in quarterly installments of $493 and $201 for the periods ended of July 31, 2002 and March 31, 2003, respectively.

As of March 31, 2003, the total amount due to Microsoft was $1,405, for which $803 is due in the following twelve months and the remaining $602 is due by December 2004. Total accumulated amortization balances related to the original $3,300 of capitalized software was $548 and $1,278 as of July 31, 2002 and March 31, 2003, respectively.

uBid, Inc.
(A wholly owned Subsidiary of CMGI, Inc.)

Notes to Financial Statements
(Dollars in Thousands)

9.	Employee Benefit Plans
The Company participates in a multiemployer 401(k) savings plan sponsored by CMGI, Inc. The plan is open to all full-time eligible employees who have attained age 21. Participants may make tax-deferred contributions of up to 15% of annual compensation (subject to other limitations specified by the Internal Revenue Code). Employee contributions of up to 6% are currently matched by the Company at a rate of 33.3%. Employees are 100% vested in their pretax contributions at all times and become fully vested in the employer-matching contribution after three years of service. During the periods ended July 31, 2002 and March 31, 2003, the Company incurred $114 and $71 of expenses, respectively, related to the 401(k) matching component of this plan.

10.	Contingent Liabilities
From time to time, the Company is subject to claims and administrative proceedings, including product liability matters, resulting from the conduct of its business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the financial position or results of operations of the Company. In addition, the Company maintains product liability insurance that is evaluated annually and considered adequate. There were no significant contingencies as of March 31, 2003.

11.	Income Taxes	The income tax provision for the periods ended July 31, 2002 and March 31, 2003 is as follows:

	2002	2003

Current provision:
Federal	$–	$–
State	–	–
Deferred benefit	(74,523)	(51,226)

Benefit for income taxes	(74,523)	(51,226)
Less increase in valuation allowance	74,523	51,226

Income tax provision	$–	$–

uBid, Inc.
(A wholly owned Subsidiary of CMGI, Inc.)

Notes to Financial Statements
(Dollars in Thousands)

The income tax benefit at the federal statutory tax rate is reconciled to the actual expense for income taxes as follows for the periods ended:

	2002	2003

Federal income tax benefit at federal statutory rate	$(65,420)	$(45,915)
Effect of state income taxes	(9,103)	(5,311)
Increase in valuation allowance	74,523	51,226

Total	$–	$–

Components of deferred income tax assets and liabilities are as follows:

	July 31, 2002	March 31, 2003

Deferred income tax assets
Net operating loss carryforward	$73,981	$96,237
Goodwill	74,318	102,821
Inventory	554	628
Allowance for doubtful account	210	36
Fixed assets	833	1,018

Gross deferred income tax assets	149,896	200,740

Deferred income tax liabilities
Prepaid expenses	685	303

Gross deferred income tax liabilities	685	303

Net deferred income tax assets	149,211	200,437

Less valuation allowance	(149,211)	(200,437)

Net deferred income tax asset	$–	$–

uBid, Inc.
(A wholly owned Subsidiary of CMGI, Inc.)

Notes to Financial Statements
(Dollars in Thousands)

The Company has provided a valuation allowance against its deferred income tax assets as it is more likely than not that the deferred income tax assets will not be realized.

The Company has an estimated net operating loss carryforward as of March 31, 2003 of $248,000 which expires between 2020 and 2023.

12.	Leases
The Company leases office space and certain equipment under operating leases expiring during November, 2004. Total rent expense from operating leases was approximately $3,641 and $1,584 for the periods ended July 31, 2002 and March 31, 2003, respectively. The Company’s future obligation under these leases was $1,440 through November 2004.

13.	Subsequent Events
On April 2, 2003, Takumi Interactive, Inc. (“Takumi”), an investment vehicle of Petters Group Worldwide, LLC of Minnetonka, MN. and management bought the majority of the assets and liabilities (primarily excluding the advances from CMGI, Inc.) of the Company from CMGI, Inc. for $3,688 in cash, notes and warrants. On April 13, 2003, Takumi changed its legal name in the state of Delaware to uBid, Inc.

uBid, Inc.

Balance Sheets
(Dollars in Thousands)
(UNAUDITED)

	December 31,	September 30,
	2004	2005

Assets

Current Assets
Cash and cash equivalents	$1,734	$479
Restricted investments	1,659	1,659
Accounts receivable, net	646	386
Merchandise inventories	7,206	6,526
Prepaid expenses and other current assets	572	689

Total Current Assets	11,817	9,739

Property and Equipment, net	329	318

Total Assets	$12,146	$10,057

Liabilities and Shareholders' (Deficit) Equity

Current Liabilities
Flooring facility	$89	$364
Accounts payable	4,469	3,803
Accrued expenses
Advertising	1,006	593
Other	1,466	1,961
Current maturities of long-term debt	1,910	15,910

Total Current Liabilities	8,940	22,631

Long-term Debt, less current maturities	9,410	102

Total Liabilities	18,350	22,733

Shareholders' Deficit
Preferred stock	1,120	1,165
Common stock	—	—
Stock warrant	75	75
Retained deficit	(7,399)	(13,916)

Total Shareholders' (Deficit) Equity	(6,204)	(12,676)

Total Liabilities and Shareholders' (Deficit) Equity	$12,146	$10,057

See accompany notes to financial statements.

uBid, Inc.

Statements of Operations
(Dollars in Thousands, except for per share data)
(UNAUDITED)

	Three Months Ended	Three Months Ended	Nine Months Ended	Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2004	2005	2004	2005

Net Revenues	$20,078	$18,594	$66,964	$65,297

Cost of Revenues	17,013	15,497	57,725	56,756

Gross Profit	3,065	3,097	9,239	8,541

Operating Expenses
General and administrative	2,812	3,111	8,460	9,860
Sales and marketing	1,033	1,247	2,734	3,656

Total operating expenses	3,845	4,358	11,194	13,516

Loss From Operations	(780)	(1,261)	(1,955)	(4,975)

Other Income (Expense)
Interest expense	(333)	(606)	(953)	(1,581)
Interest income	17	34	59	84

Total other income (expense)	(316)	(572)	(894)	(1,497)

Net Loss	(1,096)	(1,833)	(2,849)	(6,472)

Preferred Stock Dividend	(15)	(15)	(45)	(45)

Net Loss Available to Common Shareholders	$(1,111)	$(1,848)	$(2,894)	$(6,517)

Net Loss per share - Basic and Diluted	$(1,036)	$(1,724)	$(2,700)	$(6,079)

Weighted Average Shares - Basic and Diluted	1,072	1,072	1,072	1,072

See accompany notes to financial statements.

uBid, Inc.

Statements of Cash Flows
(Dollars in Thousands)
(UNAUDITED)

	Nine Months Ended	Nine Months Ended
	September 30	September 30
	2004	2005

Cash Flows From Operating Activities
Net loss	$(2,849)	$(6,472)
Adjustments to reconcile net loss to net cash used in
Operating activities
Depreciation	137	127
Non-cash compensation expense	—	463
Changes in assets and liabilities
Accounts receivable	(758)	260
Merchandise inventories	655	680
Prepaid expenses and other current assets	(115)	(117)
Accounts payables	1,091	(666)
Accrued expenses	(164)	(383)

Net cash used in operating activities	(2,003)	(6,108)

Cash Flows From Investing Activities
Capital expenditures	(31)	(116)
Change in restricted investments	2,000	—

Net cash provided by investing activities	1,969	(116)

Cash Flows From financing Activities
Change in flooring facility	(3,015)	275
Payments on notes payable	—	(1,500)
Proceeds from issuance of related-party debt	3,363	6,500
Payments on long-term debt	—	(306)

Net cash provided by financing activities	348	4,969

Net Increase in Cash and Cash Equivalents	314	(1,255)

Cash and Cash Equivalents, beginning of period	828	1,734

Cash and Cash Equivalents, end of period	$1,142	$479

Supplemented Cash Flow Disclosure
Cash paid for interest	$830	$1,414

See accompany notes to financial statements.

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

1.	Organization and Operations
uBid, Inc. (the “Company”), operates a leading on-line marketplace that enables itself, certified merchants, manufacturers, retailers, distributors and small businesses to offer high quality excess, new, overstock, close-out, refurbished and limited supply brand name merchandise to consumer and business customers primarily located in the United States. Through the Company’s website, located at www.ubid.com, the Company offers merchandise across a wide range of product categories including but not limited to computer products, consumer electronics, apparel, housewares, watches, jewelry, travel, sporting goods, home improvement products and collectibles. The Company’s marketplace employs a combination of auction style and fixed price formats.

Our unaudited financial statements reflect normal recurring adjustments that are necessary to present fairly the Company's financial position and results of operations on a basis consistent with that of our prior audited financial statements. As permitted by rules and regulations of the Securities and Exchange Commission applicable to quarterly reports, we have condensed or omitted certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). Results for interim periods are not necessarily indicative of the results that may be expected for a full year. These interim financial statements should be read along with our audited financial statements.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the respective reporting periods. Actual results could differ from those estimates.

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

2.	Related Party Transactions	The majority shareholder of the Company is Petters Group Worldwide, LLC ("Petters Group"). The following represents significant transactions between the Company and Petters Group during 2004 and 2005.

Service Assistance
The Company has entered into an advisory agreement with Petters Group, whereby Petters Group provides financial and management consulting services to the Company for a fee of approximately $264 for the year ended December 31, 2004 and approximately $360 for the year ended December 31, 2005. General and administrative expenses include approximately $198 and $270 for management fees payable to the Petters Group for services rendered during the nine month periods ended September 30, 2004 and 2005, respectively.

Product Purchases
The Company purchases products from Petters Group for direct purchase sales. Purchases from Petters Group were $698 and $760 for the nine months ended September 30, 2004 and the nine months ended September 30, 2005, respectively. At December 31, 2004 and September 30, 2005, amounts due to Petters Group included in accounts payable were $442 and $2, respectively.

Promissory Notes
The Company had a convertible promissory note of $500 due to the Petters Group. This note beared an annual interest rate of 8%. In the event of default, this note was convertible into 1,250 share of Series A preferred stock. This note and related unpaid, earned interest was due and paid in full April 1, 2005.

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

On April 2, 2003, the Company entered into a secured revolving credit agreement with the Petters Group for up to $5,000. On November 22, 2004, the Company entered into a second secured revolving credit agreement for up to $4,000. In the first quarter of 2005, the Company amended the second agreement with the Petters Group and increased the revolving line to $5,500. The Company borrowed an additional $1,500 in April 2005. Both agreements are secured by a subordinated security interest in all of the assets of the Company. Both agreements were renewed on March 21, 2005 and will expire on March 31, 2006. Borrowings bear an annual interest rate of 14%. At December 31, 2004 and September 30, 2005, outstanding borrowings under both agreements totaled $9,000 and $10,500. There are no financial covenants provided for in the agreements.

On April 27, 2005, the Company entered into a 90 day debt agreement with Lancelot Investors Fund, L.P., which was extended for one year on July 26, 2005 through July 26, 2006. This agreement provides for borrowings of $5,000. The note beared an annual interest rate of 14% due monthly. The note is guaranteed by Petters Company, Inc. and Thomas J. Petters, a shareholder. There are no financial covenants provided for in the agreements.

A summary of the interest expense on related-party debt is as follows:
Interest Expense

For the nine months ended September 30,	2004	2005

$500 note payable	$31	$10
$5,000 note payable Lancelot Capital, LLC	—	102
$5,000 revolver	449	524
$4,000 revolver increased to $5,500 in April 2005	—	521

Total	$480	$1,157

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

3.	Long-Term Debt	Long-term debt consists of :

For the nine months ended September 30,	2004	2005

Notes payable to related party	$9,500	$10,500
Note payable to Lancelot Capital, LLC	—	5,000
Note payable to CMGI	1,000	—
Other - Microsoft agreement	820	512

	11,320	16,012
Less current maturities	1,910	15,910

Long-term debt, less current portion	$9,410	$102

On April 2, 2003, the Company signed a secured promissory note totaling $2,000 payable to CMGI, Inc. the prior owner of this Company, in conjunction with the purchase of assets and assumption of liabilities from CMGI, Inc. by the Company. The note beared an annual rate of interest equal to 1.5% above the rate of interest reported by The Wall Street Journal as its United States prime rate (effectively 6.5% at December 31, 2004) due monthly. Each change in the prime rate became effective on the day the corresponding change took place. The interest rate shall not exceed the maximum rate permitted by applicable law. The first principal payment was paid on April 2, 2004 in the amount of $1,000. The second principal payment was paid on April 2, 2005 in the amount of $1,000 plus all the interest accrued since April 2, 2003. The note was secured by a subordinated security interest in all of the assets of the Company.

On April 27, 2005, we entered into a 90 day debt agreement with Lancelot Investors Fund, L. P., which was extended for one year on July 26, 2005. This agreement provides for borrowing of $5.0 million. The note bears an annual interest rate of 14% due monthly. The note is due in full on or before July 25, 2006 and is guaranteed by Petters Company, Inc. and Thomas J. Petters, a stockholder. There are no financial covenants provided for in the agreements.

On November 10, 2003, the Company entered into an amended Microsoft Enterprise Agreement with Microsoft, Inc. (the "Microsoft Agreement"). This Microsoft agreement enables the Company to license one or more of Microsoft 's license products across the Company's platform to ensure that the entire Company's enterprise will be licensed. Under the terms of the agreement, amounts are payable in quarterly installments of approximately $102 through December 31, 2006.

uBid, Inc.

Notes to Financial Statements
(Dollars in Thousands)

4.	Phantom Stock Appreciation Plan
The Company had a Phantom Stock Appreciation Plan in which certain employees had been issued phantom shares which were subject to certain vesting provisions. The plan was implemented on July 1, 2003 and issued phantom shares were scheduled to vest over four years. As of December 31, 2004, there were approximately 65 participants and 59,850 phantom shares had vested.

The Company recorded compensation expense of $200 during the year ended December 31, 2004 in accordance with the plan agreement and based on an independent third party valuation.

Effective July 2005, the Company terminated the Phantom Stock Appreciation Plan. The total expense incurred / recorded in conjunction with the termination was $463 in accordance with the plan agreement based on an independent third-party valuation. Payouts will be made immediately upon consummation of the merger agreement described in Note 5 or at a date to be determined in the future.

5.	Subsequent Events
On October 3, 2005 the Company issued unsecured 12% promissory notes in the aggregate amount of $5.0 million to two institutional investors, note holders. The notes are due and payable at the earlier of the closing of the transaction described below or March 31, 2006. In connection with the issuance of the notes and the merger described below, the Company agreed to issue to the note holders warrants to purchase 333,333 shares of common stock for a period of three years at the purchase price of $4.50. On the closing date of the merger described below, the notes were exchanged for shares sold in the merger.

On December 29, 2005 the Company merged into a subsidiary of a public shell company and thereby became a wholly-owned subsidiary of that company. Commensurate with the merger, the combined company closed on the first part of an equity offering in which it raised approximately $45,000 in a combination of cash and the cancellation of the Company’s related party debt. On February 3, 2006, the combined company closed on the second part of the equity offering raising additional capital, which was used primarily to redeem shares obtained by the Company’s shareholders as part of the merger and first part of the private offering. The merger will be treated as a recapitalization of the Company for financial accounting purposes.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited financial information has been developed by application of pro forma adjustments to the historical financial statements of uBid appearing elsewhere in this Registration Statement.  The unaudited pro forma information gives effect to the December 29, 2005 merger, the issuance of the bridge notes, the private offerings and the specific application of the net proceeds from the private offerings and the issuance of various warrants as a result of the private offerings.  Such transactions have been assumed to have occurred on September 30, 2005 for purposes of the pro forma balance sheet and as of January 1, 2004 for purposes of the statements of operations for the year ended December 31, 2004 and the nine months ended September 30, 2005.

The unaudited pro forma adjustments are based upon available information and certain assumptions, as described in the accompanying notes, that we believe are reasonable under the circumstances.  The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the results of operations or financial position of uBid would have been had the transactions described above actually occurred on the dates indicated, nor do they purport to project the financial condition of uBid for any future period or as of any future date.  The unaudited pro forma financial information should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included elsewhere in this Registration Statement.

As used in the unaudited pro forma financial information, “merger” shall mean the merger on December 29, 2005, between uBid Acquisition Co., Inc. and uBid, Inc., with uBid, Inc. remaining as the surviving corporation and a wholly-owned subsidiary of uBid.com Holdings, Inc. The term “bridge notes” shall mean the $5 million unsecured 12% promissory notes held by two institutional investors. The notes are due and payable at the earlier of the closing of the merger or March 31, 2006.

uBid, Inc.

Unaudited Pro Forma Balance Sheet
As of September 30, 2005
(in thousands, except share and per share data)

	uBid Actual (1)	Cape Coastal Trading Corporation Actual (1)	Merger Adjustments (2)	Post- Merger Subtotal	Issue Bridge Notes	First Closing (3)	Pro forma First Closing	Second Closing (4)	Pro forma Second Closing
Assets
Current Assets
Cash and cash equivalents	$479	$–	$–	$479	$5,000	$15,350	$20,829	$–	$20,829
Restricted investments	1,659			1,659		$5,000	6,659		6,659
Accounts receivable, net	386			386			386		386
Merchandise inventories	6,526			6,526			6,526		6,526
Prepaid expenses and other current assets	689			689			689		689
Total Current Assets	9,739	–	–	9,739	5,000	20,350	35,089	–	35,089

Property and Equipment, net	318			318			318		318
Total Assets	$10,057	$–	$–	$10,057	$5,000	$20,350	$35,407	$–	$35,407

Liabilities and Shareholders' (Deficit) Equity
Current Liabilities
Accounts payable	$3,803	$3	$–	$3,806	$–	$–	$3,806	$–	$3,806
Flooring Facility	364			364			364		364
Accrued expenses and other current liabilities	2,554			2,554			2,554		2,554
Current Portion of Long Term Debt	410			410			410		410
Note Payable Related Parties	15,500	58		15,558		(15,500)	58		58
Bridge Notes					5,000	(5,000)	–		–
Total Current Liabilities	22,631	61	–	22,692	5,000	(20,500)	7,192	–	7,192

Long-term debt, less current maturities	102	–	–	102	–	–	102	–	102
Redeemable common stock	–	–	2,000	2,000	–	10,000	12,000	(12,000)	–
Shareholders' (Deficit) Equity
Preferred stock (5)	1,165		(1,165)	–					–
Common stock, par value (6)		2	7	9		8	17	6	23
Paid-in capital		14	(844)	(830)		27,176	26,346	22,858	49,204
Stock warrants	75		(75)			4,103	4,103	1,136	5,239
Treasury stock, at cost								(12,000)	(12,000)
Retained deficit	(13,916)	(77)	77	(13,916)		(437)	(14,353)		(14,353)
Total Shareholders' (Deficit) Equity	(12,676)	(61)	(2,000)	(14,737)	–	30,850	16,113	12,000	28,113
Total Liabilities and Shareholders' Equity	$10,057	$–	$–	$10,057	$5,000	$20,350	$35,407	$–	$35,407

Notes to Pro forma Adjustments:

1)	Actual historical balances as of September 30, 2005.
2)
Reflects the reclassification within equity to present the exchange of shares in the merger with a resulting 9,399,331 shares outstanding (uBid stockholders (8,800,000 shares) and Cape Coastal Trading Corporation stockholders (599,331 shares with 444,444 of such uBid stockholder shares being redeemable for up to $2,000).

3)
Reflects gross proceeds of approximately $29,500 from issuing 10,000,003 units (including warrants to purchase 2,500,003 shares of common stock valued at $1.31 per share), the exchange of the $5,000 of bridge notes and $10,500 of related party debt from Petters Group and affiliates into units (2,222,224 shares from such units being eligible for redemption for up to $10,000) and the use of a portion of those proceeds to retire $5,000 of existing related party debt from Lancelot and payment transaction fees of $4,150. Also, reflects the issuance of warrants to purchase 230,000 shares of common stock to the placement agents at a value of $1.70 per share and the issuance of warrants to the bridge note holders to purchase 333,333 shares of common stock at a value of $1.31 per share - the latter warrant issuance is being reflected as interest expense due to the simultaneous conversion of those bridge notes. The increase in restricted investments is for the $5,000 provided to Banco Popular to release Lancelot and Petters Group from their obligations under the letter of credit guaranty.

4)
Reflects additional gross proceeds of $13,500 from issuing an additional 3,000,000 units (including warrants to purchase 750,002 shares of common stock at a value of $1.31 per share) and the use of those proceeds to pay additional transaction fees of $1,500 and the redemption of 2,666,668 shares of common stock from the uBid stockholders for $12,000. Also reflects the issuance of additional warrants to purchase 90,000 shares of common stock to the placement agents at a value of $1.70 per share and the issuance of 600,667 shares of common stock to Calico Capital Group for services rendered in the private offerings.

5)
After its reincorporation from a New York corporation to a Delaware corporation, Cape Coastal Trading Corporation had 25,000,000 shares of blank-check preferred stock authorized. No shares of preferred stock were issued in the merger or the private offerings.

6)
After the reverse stock split and reincorporation, Cape Coastal Trading Corporation had 200,000,000 shares of authorized common stock at a $0.001 par value with 19,399,334 shares outstanding after the first private offering on December 29, 2005 (the "First Closing") and 20,333,333 shares outstanding after the closing on February 3, 2006 (the "Second Closing"). This excludes shares issuable upon the exercise of issued warrants of 3,903,338 shares. Also excludes 2,500,000 shares of common stock reserved for issuance under the 2005 Equity Plan, options for which 1,721,700 shares were granted upon the First Closing.

uBid, Inc.

Unaudited Pro Forma Statements of Operations
(in thousands, except share and per share data)

	Year Ended December 31, 2004			Nine Months Ended September 30, 2005
	As Reported (1)	Adjustments (2)	Pro Forma	As Reported (1)	Adjustments (2)	Pro Forma

Net Revenues	$87,002		$87,002	$65,297		$65,297
Cost of Revenues	75,837		75,837	56,756		56,756
Gross Profit	11,165		11,165	8,541		8,541

Operating Expenses
General and Administrative	12,112		12,112	9,860		9,860
Sales and Marketing	4,260		4,260	3,656		3,657
Total operating expenses	16,372		16,372	13,516		13,517

Loss From Operations	(5,207)		(5,207)	(4,975)		(4,976)

Interest Expense, Net	1,102	(679)	423	(1,497)	(1,466)	31

Loss Before Income Taxes	(6,309)	679	(5,630)	(6,472)	1,466	(5,007)

Income Tax Expense

Net Loss	(6,309)	679	(5,630)	(6,472)	1,466	(5,007)

Preferred Stock Dividend	60	(60)		45	(45)
Net Loss Available to Common Shareholders	$(6,369)	$739	$(5,630)	$(6,517)	$1,511	$(5,007)

Net Loss Per Share
Basic and Diluted	$(5,941)		$(0.28)	$(6,079)		$(0.25)
Weighted Average Shares – Basic and Diluted	1,072	20,332,261	20,333,333	1,072	20,332,261	20,333,333

(1)	Actual historical balances for the periods indicated.
(2)
Reduction of related party interest expense due to the assumed conversion or retirement of related debt in conjunction with the private offerings and issuance of common shares in the merger and private offerings.

PART II

Information Not Required in Prospectus

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses payable by the registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.

Amount
SEC registration fee	$16,706.40
Printing and engraving expenses*
Legal fees and expenses*
Accounting fees and expenses*
Miscellaneous fees and expenses*
Total*

*To be completed by amendment.

Item 14. Indemnification of Directors and Officers

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than one by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that such conduct was unlawful.

In the case of a derivative action, Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any such person against expense, including attorneys’ fees actually and necessarily incurred by such person in connection with the defense or settlement of such action or suit if such director or officer if such director or officer acted, in good faith, for a purpose which such person reasonably believed to be, in or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect on any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expense.

Section 145 of the DCGL further provides that to the extent that a director or officer of a Delaware corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) or (b) of Section 145, or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith; that indemnification provided for under Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such director or officer, or incurred by such director or officer in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

Delaware Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting a director’s liability to a corporation or its stockholders for monetary damages for breaches of fiduciary duty. Delaware Law provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner.

Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors to the fullest extent permitted by Delaware law and may, if and to the extent authorized by the board of directors, indemnify our officers and any other person whom we have the power to indemnify against any liability, reasonable expense or other matter whatsoever. Our Certificate of Incorporation further provides that no director shall be liable to us or our stockholders for monetary damages for breaches of fiduciary duty, except for breaches of the director’s duty of loyalty, the director’s acts or omissions not in good faith or involving intentional misconduct or knowing violation of the law, and the director’s unlawful purchase or redemption of stock or payment of unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits.

Any amendment, modification or repeal of the foregoing provisions shall be prospective only, and shall not affect any rights or protections of any of our directors existing as of the time of such amendment, modification or repeal.

We may also, at the discretion of the board of directors, purchase and maintain insurance to the fullest extent permitted by Delaware law on behalf of any of our directors, officers, employees or agents against any liability asserted against such person and incurred by such person in any such capacity.

On December 29, 2005, we entered into indemnification agreements with all of our officers and directors providing for the indemnification of each of them for actions brought against any of them by reason of the fact that they are or were our agents. The indemnification agreements provide for indemnification of certain expenses, judgments, fines, and settlement amounts incurred by the indemnitee in any action or proceeding, including any action by or in the right of uBid arising out of such person’s services to us, to any of our subsidiaries, or to any other company or enterprise to which such indemnitee provides services at our request. The indemnity agreements provide for the advancement of expenses, make indemnification contingent on the indemnitee’s good faith in acting or failing to act, and except the obligation to indemnify for expenses or liabilities paid directly to the indemnitee by directors’ and officers’ insurance. A form of indemnity agreement was filed as an Exhibit to our Current Report on Form 8-K, filed with the SEC on January 5, 2006.

Item 15. Recent Sales of Unregistered Securities

Set forth below is certain information regarding securities issued by us and by our subsidiary uBid, Inc. in chronological order, since January 2003 in transactions that were not registered under the Securities Act of 1933, as amended, including the consideration received by us and uBid for each of such transactions.

From January 2003 to March 2003, Cape Coastal completed an offering of 66,500 shares of common stock at a price of $0.10 per share to a total of 18 purchasers (the “2003 Offering”). The last subscription for shares in the 2003 Offering was completed on March 31, 2003. The total amount of proceeds received from the 2003 Offering was $6,650.00. The 2003 Offering and sales were deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act, because the shares were sold to less than 35 purchasers, as calculated pursuant to Rule 501 of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons and we made an independent determinations that all of such persons were sophisticated investors, and that they were capable of analyzing the merits and risks of their investment.

In connection with the incorporation of Takumi (now known as uBid) in March 2003, 1,072 shares of voting common stock were issued to Messrs. Tomlinson and Takesue, as founders, for de minimus consideration. In April 2003, 2,500 shares of voting convertible preferred stock were issued to Petters Group for its $1.0 million capital contribution.

In connection with the April 2003 acquisition of uBid from CMGI, and as part of the consideration paid in that acquisition, CMGI was issued warrants to acquire 188 shares of uBid’s non-voting common stock. The offering and sales were deemed to be exempt under Rule 506 of Regulation D and Section 4(2) of the Securities Act, because the shares were sold to less than 35 purchasers, as calculated pursuant to Rule 501 of the Securities Act. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons and uBid made independent determinations that all of such persons were sophisticated investors, and that they were capable of analyzing the merits and risks of their investment.

In October 2005, uBid sold 33 shares of its common non-voting stock to three of its executive officers: Anthony Priore, Miguel A. Martinez, Jr. and Manoharan Sivashanmugam. The total amount of consideration paid for these shares was $443,712. These sales of shares of uBid’s common stock were exempt from securities registration under Rule 506 of Regulation D as promulgated by the SEC under the Securities Act, because the shares were sold to less than 35 purchasers, as calculated pursuant to Rule 501 of the Securities Act.

Upon the December 29, 2005 closing of the merger of uBid Acquisition Co., Inc. with and into uBid, following which uBid became our wholly-owned subsidiary, the stockholders of uBid before the merger surrendered all of the issued and outstanding shares of uBid and received 8,800,000 shares of our common stock. On February 6, 2006, 444,444 of such shares of our common stock were redeemed, at a price of $4.50 per share. The Cape Coastal stockholders before the merger retained 599,331 shares of common stock.

Immediately following the closing of the merger, we granted options to purchase 1,721,700 shares of common stock under our 2005 Equity Incentive Plan to our Named Executive Officers and other employees. Except as otherwise described herein, the options are issuable pursuant to the 2005 Equity Incentive Plan at an exercise price of $4.50 per share and will vest in equal annual increments over the four year period following the date of grant.

On December 29, 2005, we issued 10,000,003 shares of our common stock to accredited investors (including Petters Group and Petters Company, Inc.) for a total price of approximately $45 million, which consideration included cancellation of $15.5 million of our debt (the “First Closing”). In connection with the First Closing, we issued warrants to the investors to acquire 2,500,003 shares of common stock for five years at an exercise price of $5.85 per share, including warrants to purchase 277,778 shares issued to Petters Group and warrants to purchase 305,556 shares issued to Petters Company, Inc. We further issued warrants to acquire 230,000 shares of our common stock to the placement agents involved in the First Closing. The warrants issued to the placement agents may be exercised within five years at an exercise price of $4.50 per share of common stock.

In connection with the First Closing, on December 29, 2005, we issued warrants to the holders of our bridge notes to purchase 333,333 shares of common stock for a period of three years at an exercise price of $4.50. These warrants were issued as a deferred fee for providing bridge loans to uBid on October 3, 2005.

On February 3, 2006, we closed another round of financing with accredited investors (the “Second Closing”). We issued 3,000,000 shares of our common stock and warrants to purchase 750,002 shares of common stock to various accredited investors for a purchase price of $13.5 million. We also redeemed 1,000,001 shares from Petters Group for a total of $4.5 million and 1,222,223 shares from the Petters Company, Inc. for $5.5 million. On February 6, 2006, in connection with the Second Closing, we redeemed a total of 444,444 shares of our common stock from Robert Tomlinson and Timothy Takesue for a total of $2 million. Additionally, we issued 600,667 shares of our common stock to Calico Capital Group, LLC, our financial advisors. Our placement agents were issued warrants to acquire an additional 90,000 shares of our common stock for five years at an exercise price $4.50 per share, also in connection with the Second Closing.

The private offerings and related transactions discussed above are exempt from registration under Section 4(2) of the Securities Act or Rule 506 of Regulation D, promulgated by the SEC. With respect to the issuance of securities in connection with the First Closing and the Second Closing, no general solicitation was made by us or any person acting on our behalf; the securities were sold subject to transfer restrictions, and the certificates for the shares and warrants contained an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or an exemption therefrom.

No underwriters were involved in connection with any of the sales of securities by Cape Coastal Trading Corporation or by uBid described in this Item 15.

Item 16. Exhibits and Financial Statement Schedules.

(a)  Exhibits

Exhibit No.	Description	Reference
2.1	Agreement and Plan of Merger dated as of December 15, 2005, by and between Cape Coastal Trading Corporation, a New York corporation and Cape Coastal Trading Corporation, a Delaware corporation.	Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2005 (File No. 000-50995).
2.2	Merger Agreement and Plan of Reorganization dated as of December 29, 2005, by and among Cape Coastal Trading Corporation, uBid Acquisition Co., Inc. and uBid, Inc.	Incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
3.1	Certificate of Incorporation.	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2005 (File No. 000-50995).

Exhibit No.	Description	Reference
3.2	Bylaws.	Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2005 (File No. 000-50995).
4.1	Form of Warrant to be issued to the Investors.	Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
4.2	Form of Warrant to be issued to the Placement Agents.	Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
4.3	Form of Warrant to be issued to the Note Holders.	Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
4.4	Form of Lockup Agreement.	Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
5.1	Opinion of McGuireWoods LLP.*
10.1	Asset Purchase Agreement dated as of January 13, 2005, by and between Cape Coastal Trading Corporation, a New York corporation and Kwajo Sarfoh.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 14, 2005 (File No. 000-50995).
10.2	Form of Securities Purchase Agreement by and among Cape Coastal Trading Corporation, uBid, Inc. and the Investors named therein.	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).

Exhibit No.	Description	Reference
10.3	Employment Agreement dated as of December 29, 2005 by and between Cape Coastal Trading Corporation and Robert H. Tomlinson, Jr.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
10.4	Employment Agreement dated as of December 29, 2005 by and between Cape Coastal Trading Corporation and Timothy E. Takesue.	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
10.5	Employment Agreement dated as of December 29, 2005 by and between Cape Coastal Trading Corporation and Anthony Priore.	Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
10.6	2005 Equity Incentive Plan, effective as of December 15, 2005.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2005 (File No. 000-50995).
10.7	Form of Incentive Stock Option Agreement.	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2005 (File No. 000-50995).
10.8	Form of Non-Qualified Stock Option Agreement.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2005 (File No. 000-50995).
10.9	Form of Indemnity Agreement.	Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
16.1	Letter re Change in Certifying Accountant.	Incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).

Exhibit No.	Description	Reference
16.2	Letter re change in Certifying Accountant.*
21.1	List of Subsidiaries.*
23.1	Consent of McGuireWoods LLP (included in Exhibit 5.1)*
23.2	Consent of BDO Seidman, LLP*
*Filed herewith.

(b)  Financial Statement Schedules.

All financial statement schedules are omitted because (i) they are inapplicable, (ii) they are not required or (iii) the information is indicated elsewhere in our financial statements or the notes thereto.

Item 17. Undertakings.

A.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on February 10, 2006.

uBid.com Holdings, Inc.

By:	/s/ Robert H. Tomlinson, Jr.
Name: Robert H. Tomlinson, Jr. Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert H. Tomlinson, Jr.	President, Chief Executive Officer	February 10, 2006
Robert H. Tomlinson, Jr.	and Director (Principal Executive Officer)

/s/ Miguel A. Martinez, Jr.	Vice President, Finance (Principal Financial	February 10, 2006
Miguel A. Martinez, Jr.	Officer and Principal Accounting Officer)

/s/ Stuart R. Romenesko	Director	February 10, 2006
Stuart R. Romenesko

EXHIBIT INDEX

Exhibit No.	Description	Reference
2.1	Agreement and Plan of Merger dated as of December 15, 2005, by and between Cape Coastal Trading Corporation, a New York corporation and Cape Coastal Trading Corporation, a Delaware corporation.	Incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2005 (File No. 000-50995).
2.2	Merger Agreement and Plan of Reorganization dated as of December 29, 2005, by and among Cape Coastal Trading Corporation, uBid Acquisition Co., Inc. and uBid, Inc.	Incorporated by reference to Exhibit 2.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
3.1	Certificate of Incorporation.	Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2005 (File No. 000-50995).
3.2	Bylaws.	Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 21, 2005 (File No. 000-50995).
4.1	Form of Warrant to be issued to the Investors.	Incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
4.2	Form of Warrant to be issued to the Placement Agents.	Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
4.3	Form of Warrant to be issued to the Note Holders.	Incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).

Exhibit No.	Description	Reference
4.4	Form of Lockup Agreement.	Incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
5.1	Opinion of McGuireWoods LLP.*
10.1	Asset Purchase Agreement dated as of January 13, 2005, by and between Cape Coastal Trading Corporation, a New York corporation and Kwajo Sarfoh.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 14, 2005 (File No. 000-50995).
10.2	Form of Securities Purchase Agreement by and among Cape Coastal Trading Corporation, uBid, Inc. and the Investors named therein.	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
10.3	Employment Agreement dated as of December 29, 2005 by and between Cape Coastal Trading Corporation and Robert H. Tomlinson, Jr.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
10.4	Employment Agreement dated as of December 29, 2005 by and between Cape Coastal Trading Corporation and Timothy E. Takesue.	Incorporated by reference to Exhibit 10.4 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
10.5	Employment Agreement dated as of December 29, 2005 by and between Cape Coastal Trading Corporation and Anthony Priore.	Incorporated by reference to Exhibit 10.5 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
10.6	2005 Equity Incentive Plan, effective as of December 15, 2005.	Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2005 (File No. 000-50995).
10.7	Form of Incentive Stock Option Agreement.	Incorporated by reference to Exhibit 10.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2005 (File No. 000-50995).

Exhibit No.	Description	Reference
10.8	Form of Non-Qualified Stock Option Agreement.	Incorporated by reference to Exhibit 10.3 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 2005 (File No. 000-50995).
10.9	Form of Indemnity Agreement.	Incorporated by reference to Exhibit 10.9 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
16.1	Letter re Change in Certifying Accountant.	Incorporated by reference to Exhibit 16.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on January 5, 2006 (File No. 000-50995).
16.2	Letter re change in Certifying Accountant.*
21.1	List of Subsidiaries.*
23.1	Consent of McGuireWoods LLP (included in Exhibit 5.1)*
23.2	Consent of BDO Seidman, LLP*
*Filed herewith.